As filed with the Securities and Exchange Commission on September 23, 2013

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM F-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Adecoagro S.A.

(Exact name of registrant as specified in its charter)

Grand Duchy of Luxembourg	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Adecoagro S.A.

Société anonyme

13-15 Avenue de la Liberté

L-1931 Luxembourg

R.C.S. Luxembourg B 153 681

+352 2689-8213

(Address and telephone number of registrant’s principal executive offices)

Corporation Service Company

1180 Avenue of the Americas, Suite 210

New York, NY 10036

(800) 927-9801

(Name, address and telephone number of agent for service)

Copies to:

Frank Vivero, Esq.

Haynes and Boone, LLP

30 Rockefeller Plaza

26th Floor

New York, NY 10112

(212) 659-4970

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Securities and Exchange Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(l)	Proposed maximum aggregate offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common shares, par value $1.50 per share	55,821,281	$7.26	$405,262,500	$55,278

(1)	The registration statement also includes an indeterminate number of the Registrant’s common shares that may become offered, issuable or sold to prevent dilution resulting from stock splits, stock dividends and similar transactions, which shall be deemed to be included pursuant to Rule 416 under the Securities Act of 1933, as amended.
(2)	Estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, on the basis of the average of the high and the low prices ($7.13 and $7.38, respectively) of the Registrant’s common shares as quoted on the New York Stock Exchange on September 16, 2013.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS (subject to completion)

Issued September 23, 2013

Adecoagro S.A.

55,821,281 COMMON SHARES

Offered by Selling Shareholders

This prospectus relates to up to 55,821,281 common shares that the selling shareholders to be named in a prospectus supplement may offer from time to time.

The selling shareholders may sell all or a portion of our common shares beneficially owned by them in one or more offerings from time to time underwritten and/or managed by an investment banking firm or broker-dealer in open market transactions, privately negotiated transactions, ordinary brokerage transactions or any other method permitted by applicable law, at market prices prevailing at the time of sale, prices related to prevailing market prices or privately negotiated prices.

In the prospectus supplement relating to any sales by the selling shareholders, we will, among other things, set forth the number of shares that such shareholders will be selling.

We will not receive any of the proceeds from the sale by the selling shareholders of the common shares offered by this prospectus.

Our common shares are listed on the New York Stock Exchange under the symbol “AGRO.” On September 20, 2013, the closing price of our common stock on the New York Stock Exchange was $7.44.

Investing in our common shares involves risks. See “Risk Factors” beginning on page 9.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                     , 2013

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission, or the Commission, using a “shelf” registration process. Under this shelf registration process, the selling shareholders may, from time to time, offer and sell up to 55,821,281 common shares. This prospectus provides you with a general description of the securities the selling shareholders may offer. Each time the selling shareholders offer the securities described in this prospectus, we will provide a prospectus supplement, or information that is incorporated by reference into this prospectus, identifying the selling shareholders and containing more specific information about the terms of the offering. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to these offerings. We may also add, update or change in the prospectus supplement any of the information contained in this prospectus or in the documents that we have incorporated by reference into this prospectus, including without limitation, a discussion of any risk factors or other special considerations that apply to these offerings or securities or the specific plan of distribution. If there is any inconsistency between the information in this prospectus and a prospectus supplement or information incorporated by reference having a later date, you should rely on the information in that prospectus supplement or incorporated information having a later date. We urge you to read carefully this prospectus, any applicable prospectus supplement and any related free writing prospectus, together with the information incorporated herein by reference as described under the heading “Where You Can Find More Information; Incorporation of Certain Information by Reference,” before buying any of the securities being offered.

We have not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus or any prospectus supplement or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not making an offer in any state or jurisdiction or under any circumstances where the offer is not permitted. You should assume that the information in this prospectus or any prospectus supplement or amendment prepared by us is accurate only as of the date on their cover pages and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference.

In this prospectus, unless otherwise specified or if the context so requires:

•

References to the terms “Adecoagro S.A.,” “Adecoagro,” “we,” “us,” “our,” “our company” and “the company” refer to the registrant, Adecoagro S.A., a corporation organized under the form of a société anonyme under the laws of the Grand Duchy of Luxembourg, and its subsidiaries.

•	References to “IFH” and “IFH LP” mean International Farmland Holdings, LP, a limited partnership organized under the laws of Delaware, and its subsidiaries.

•	References to “Adecoagro LP” mean Adecoagro, LP, a limited partnership organized under the laws of Delaware, and its subsidiaries.

•	References to “$,” “$,” “U.S. dollars,” “dollars” and “USD” are to U.S. dollars.

•	References to “Argentine Pesos,” “Pesos,” “Ps.” or “ARS” are to Argentine Pesos, the official currency of Argentina.

•	References to “Brazilian Real,” “Real,” “Reais” or “R$” are to the Brazilian Real, the official currency of Brazil.

•	Unless stated otherwise, references to “sales” are to the combined sales of manufactured products and services rendered plus sales of agricultural produce and biological assets.

WHERE YOU CAN FIND MORE INFORMATION;

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We file annual and special reports and other information with the Commission (File Number 001-35052). These filings contain important information which does not appear in this prospectus. For further information about us, you may read and copy these filings at the Commission’s public reference room at 100 F Street, N.E, Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The Commission also maintains an internet site that contains reports, information statements, and other information regarding issuers that file electronically with the Commission, which you may access at http://www.sec.gov.

The Commission allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to other documents which we have filed or will file with the Commission. We are incorporating by reference in this prospectus the documents listed below and all amendments or supplements we may file to such documents, as well as any future filings we may make with the Commission on Form 20-F under the Exchange Act after the date of the initial registration statement and prior to the effectiveness of the registration statement, and after the date of this prospectus and prior to the time that all of the securities offered by this prospectus have been sold or de-registered.

•	Our Annual Report on Form 20-F for the fiscal year ended December 31, 2012, filed with the Commission on April 29, 2013 (“Annual Report on Form 20-F”);

•

The report on Form 6-K containing our unaudited condensed consolidated interim financial statements as of June 30, 2013 and for the six-months ended June 30, 2013 and 2012 furnished to the Commission on August 14, 2013 (the “Unaudited Interim Consolidated Financial Statements”);

•

The report on Form 6-K containing our audited consolidated financial statements as of December 31, 2012 and 2011 and for the years ended December 31, 2012, 2011 and 2010 (the “Audited Annual Consolidated Financial Statements”) filed with the Commission on September 6, 2013; and

•

The description of our common shares contained in our Registration Statement on Form 8-A (File No. 001-35052) filed with the Commission pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended, on January 24, 2011.

In addition, we may incorporate by reference into this prospectus our reports on Form 6-K filed after the date of this prospectus (and before the time that all of the securities offered by this prospectus have been sold or de-registered) if we specifically identify in the report that it is being incorporated by reference in this prospectus.

Certain statements in and portions of this prospectus update and replace information in the above listed documents incorporated by reference. Likewise, statements in or portions of a future document incorporated by reference in this prospectus may update and replace statements in and portions of this prospectus or the above listed documents.

We will provide you without charge, upon your written or oral request, a copy of any of the documents incorporated by reference in this prospectus, other than exhibits to such documents that are not specifically incorporated by reference into such documents. Please direct your written or telephone requests to 13-15 Avenue de la Liberté, L-1931, Luxembourg, Grand Duchy of Luxembourg, Attn: General Counsel; telephone number (+352) 2689-8213. You may also obtain information about us by visiting our website at www.adecoagro.com. The reference to our website is intended to be an inactive textual reference and the contents of our website are not intended to be incorporated into this prospectus.

We are a société anonyme under the laws of the Grand Duchy of Luxembourg and are a “foreign private issuer” as defined in Rule 3b-4 under the Securities Exchange Act of 1934, or Exchange Act. As a result, our proxy solicitations are not subject to the disclosure and procedural requirements of Regulation 14A under the Exchange Act, transactions in our equity securities by our officers, directors and principal shareholders are exempt from Section 16 of the Exchange Act; and we are not required under the Exchange Act to file periodic reports and financial statements as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

NOTICE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated in it by reference, including our Annual Report on Form 20-F, contain forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties. These statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements.

In some cases, you can identify forward-looking statements by terms such as “may,” “might,” “should,” “could,” “would,” “expect,” “plan,” “believe,” “intend,” “anticipate,” “estimate,” “predict,” “potential,” “project,” “outlook,” “target,” “estimate,” “assume,” as well as variations of these terms, and similar expressions intended to identify forward-looking statements. These statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. The forward-looking statements included in this prospectus and the documents incorporated in it by reference relate to, among others:

•	our business prospects and future results of operations;

•	weather and other natural phenomena;

•

developments in, or changes to the laws, regulations and governmental policies governing our business, including limitations on ownership of farmland by foreign entities in certain jurisdiction in which we operate, environmental laws and regulations;

•	the implementation of our business strategy, including our development of the Ivinhema mill and other current projects;

•	our plans relating to acquisitions, joint ventures, strategic alliances or divestitures;

•	the implementation of our financing strategy and capital expenditure plan;

•	the maintenance of our relationships with customers;

•	the competitive nature of the industries in which we operate;

•	the cost and availability of financing;

•	future demand for the commodities we produce;

•	international prices for commodities;

•	the condition of our land holdings;

•	the development of the logistics and infrastructure for transportation of our products in the countries where we operate;

•	the performance of the South American and world economies;

•	the relative value of the Brazilian Real, the Argentine Peso, and the Uruguayan Peso compared to other currencies; and

•	the factors discussed under the “Risk Factors” in this prospectus and the documents incorporated by reference.

Given these uncertainties, you should be cautioned that these statements may, and often do, vary from actual results. Therefore, you should not place undue reliance on these forward-looking statements. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from those expressed or implied by the forward-looking statements. In particular, you should consider the risks listed under the caption “Risk Factors” of this prospectus and in Item 3 of our Annual Report on Form 20-F, which is incorporated herein by reference.

Although we believe that our expectations expressed in these forward-looking statements are reasonable, our expectations may turn out to be incorrect. Our actual results could be materially different from our expectations. In light of the risks and uncertainties described above, the estimates and forward-looking statements discussed in this prospectus and the documents incorporated in it by reference might not occur, and our future results and our performance may differ materially from those expressed in these forward-looking statements due to, inclusive, but not limited to, the factors mentioned above. Because of these uncertainties, you should not make any investment decision based on these estimates and forward-looking statements. We undertake no obligation to update any of the forward-looking statements after the date of the prospectus to conform those statements to reflect the occurrence of unanticipated events, except as required by applicable law.

PROSPECTUS SUMMARY

You should read the following summary together with the more detailed information about us, the common shares that may be sold from time to time, and our financial statements and the notes to them, all of which appear elsewhere in this prospectus or in the documents incorporated by reference in this prospectus.

About Adecoagro S.A.

We are a leading agricultural company in South America, with operations in Argentina, Brazil and Uruguay. We are currently involved in a broad range of businesses, including farming crops and other agricultural products, cattle and dairy operations, sugar, ethanol and energy production and land transformation. Our sustainable business model is focused on (i) a low-cost production model that leverages growing or producing each of our agricultural products in regions where we believe we have competitive advantages, (ii) reducing the volatility of our returns through product and geographic diversification and use of advanced technology, (iii) benefiting from vertical integration in key segments of the agro-industrial chain, (iv) acquiring and transforming land to improve its productivity and realizing land appreciation through strategic dispositions, and (v) promoting sustainable agricultural production and development.

As of June 30, 2013, we owned a total of 278,336 hectares, comprised of 23 farms in Argentina, 11 farms in Brazil and one farm in Uruguay. In addition we own and operate several agro-industrial production facilities including three sugar and ethanol mills in Brazil with a sugarcane crushing capacity of 7.2 million tons, four rice processing facilities in Argentina, a dairy operation with approximately 7,500 milking cows in Argentina, and 12 grain and rice conditioning and storage plants in Argentina.

We believe that we are:

• one of the largest owners of productive farmland in South America, with more than 225,427 owned hectares as of June 30, 2013 used in productive activities (excluding 52,907 hectares of legal land reserves pursuant to local regulations and other land reserves) located in Argentina, Brazil and Uruguay, producing a wide range of agricultural products. Our productive farmland is composed of 136,181 hectares suitable to grow crops and rice, 9,145 hectares suitable to grow sugarcane, 67,794 hectares suitable for raising beef cattle which are mostly leased to a third party beef processor and 12,308 hectares of potentially croppable land which is being evaluated for transformation.

• a leading producer of agricultural commodities in South America. During the 2011/2012 harvest year, we harvested 199,418 hectares (including 55,754 leased hectares and 48,286 second crop hectares) and produced 564,800 tons of grains, including soybeans, corn, wheat, sunflower and cotton. During the 2012/2013 harvest year we planted 181,629 hectares, out of which 166,523 had been harvested as of June 30, 2013, producing a total of 426,833 tons of grains.

• one of the largest producers of rough (unprocessed) rice in the world. During the 2012/2013 harvest year we harvested 35,249 hectares and produced 200,367 tons of rice, which accounted for 15% of the total Argentine production according to the Asociacion Correntina de Plantadores de Arroz (Corrientes Rice Planters Association). We are also a large processor and exporter of white rice in Argentina, accounting for 18% of total white rice production capacity in Argentina and 21% of total Argentine white rice exports during 2012, according to the Camara de Industriales Arroceros de Entre Rios (Entre Rios Rice Industrial Chamber) and the Federacion de Entidades Arroceras (Entities Rice Federation), respectively.

• a leading dairy producer in South America in terms of our cutting-edge technology, productivity per cow and grain conversion efficiencies, producing over 55.0 million liters of raw milk during 2012.

• a growing producer of sugar, ethanol and energy in Brazil, where we are in the process of building what we believe will be one of the most cost-efficient sugarcane crushing clusters in Brazil. We currently own three mills with a total nominal sugarcane crushing capacity of 7.2 million tons per year, including: (i) Usina Monte Alegre, located in Minas Gerais, with a total crushing capacity of 1.2 million tons per year, (ii) Angelica, located in Mato Grosso do Sul, with a total crushing capacity of 4.0 million, and (iii) Ivinhema, located in Mato Grosso do Sul, with a current crushing capacity of 2.0 million tons. Our operation is highly integrated, meaning that over 96% of the sugarcane crushed at our mills is supplied from our own plantations. As of June 30, 2013, our sugarcane plantation consisted of 94,214 hectares.

• we are currently in the process of expanding the capacity of the Ivinhema mill. The mill is expected to reach 4.0 million tons of sugarcane crushing capacity by 2015 and 6.0 million tons by 2017. Once the construction of Ivinhema is completed, when combined with the Angelica mill, will form a cluster of 10.0 million tons of crushing capacity, which we believe will allow us to become one of the lowest-cost producers of sugar, ethanol and energy from sugarcane in Brazil. By 2017, our aggregate sugarcane crushing capacity is expected to reach 11.2 million tons per year;

• each of our mills is equipped with state-of-the-art technology, including full cogeneration capacity (the generation of electricity from sugarcane bagasse, the fiber that remains after the sugarcane is crushed), high flexibility to adjust production between sugar and ethanol, ability to transform by-products and effluents into bio-fertilizers which are applied to our sugarcane plantation, and mechanized agricultural operations, among others;

• one of the leading companies in South America involved in the acquisition and transformation of undermanaged land to more productive uses, generating higher cash yields. During the last seven fiscal years, we have consistently sold a portion of our fully mature farms every year. As of June 30, 2013, we have sold 13 farms generating capital gains of over $138 million.

Corporate Information

Adecoagro S.A. is a Luxembourg société anonyme (a public company limited by shares). The Company’s legal name is “Adecoagro S.A.” Adecoagro S.A. was incorporated on June 11, 2010.

Adecoagro S.A. is registered with the Luxembourg Registry of Trade and Companies under number B153681. Adecoagro S.A. has its registered office at 13-15 Avenue de la Liberté, L-1931, Luxembourg, Grand Duchy of Luxembourg. Our telephone number is (+352) 2689-8213

Recent Developments

Sale of Santa Regina

On December 27, 2012, we completed the sale and lease back of 51% of the “Santa Regina” farm, located in General Villegas, province of Buenos Aires, Argentina. Under the terms of the agreement, Adecoagro sold 51% of the outstanding shares of Santa Regina S.A., a company whose main asset is the Santa Regina farm, for a total consideration of $13.0 million (equivalent to $7,058 per hectare and 11% above Cushman & Wakefield’s independent appraisal dated September 2012), and granted an option to the buyer to acquire on or before June 2014 the remaining 49% interest for $13.1 million). On June 14, 2013, the buyer exercised its option to acquire the remaining 49% interest and we received $13.1 million in total consideration in the transaction (equivalent to $7,370 per hectare, 16% above Cushman & Wakefield’s independent appraisal dated September 2012).

Santa Regina is a 3,618 hectare farm that was purchased by Adecoagro in 2002 for a total of $2.3 million, or $625 per hectare. The farm has 3,200 hectares of croppable land that have been transformed and are currently used to produce corn, soybean and wheat. During the last ten years, we have operated Santa Regina under a sustainable production model focused on no-till farming, crop rotation, balanced fertilization and other best practices, which have enhanced productivity and soil quality. Considering the purchase price, transformation capital expenditures, operating cash flows and exit price, this investment generated an internal rate of return of 34.2%. The book value of Santa Regina in our balance sheet was $3.1 million. In connection with the sale of Santa Regina (i) we recorded a $9.3 million gain in the fourth quarter of 2012 corresponding to the sale of 51% stake of Santa Regina S.A., and (ii) we recorded a $1.2 million gain in the second quarter of 2013.

Sale of Mimoso and Lagoa de Oeste farms and Coffee assets

During May 2013, Adecoagro entered into an agreement to sell the Mimoso farm and Lagoa do Oeste farm located in Luis Eduardo Magalhaes, Bahia, Brazil. The farms have a total area of 3,834 hectares of which 904 hectares are planted with coffee trees. In addition, we entered into an agreement whereby the buyer will operate and make use of 728 hectares of existing coffee trees in our Rio de Janeiro farm during an 8-year period. The total consideration of this operation was $24 million, of which $4.0 million were collected as of June 30, 2013 and the balance in three annual installments. Pursuant to the terms of the agreement, we will retain property to these coffee trees, which will still have an estimate useful life of 10 years upon the expiration of the agreement.

Sale of La Lacteo

On June 6, 2013, we acquired the remaining 50% interest in our dairy joint venture La Lacteo S.A. (“La Lacteo”) for a nominal consideration, and collected $5.1 million associated with the acquisition and the termination of the joint venture. On July 31, 2013, we sold our 100% interest in La Lacteo for nominal consideration. In addition, the Milk Supply Offer Agreement between La Lacteo and Adeco Agropecuaria S.A. was terminated without penalties and amounts payable by La Lacteo to Adeco Agropecuraria S.A. under the Milk Supply Offer Agreement were refinanced under a separate agreement.

We have accounted for the disposition of our interest in La Lacteo S.A. as discontinued operations. The net effects of the above-described transactions resulted in a gain of $ 2.9 million, recorded in the statement of income within “Profit of the period from discontinued operations.”(See note 28) to our Unaudited Interim Financial Statements).

Sale of San Martin Farm

On September 13, 2013, we entered into a sale agreement, pursuant to which we agreed to sell the San Martin farm for a total price of $8.0 million, equivalent to $2,294 per hectare, representing a 15% premium over the Cushman & Wakefield independent appraisal dated September 30, 2012. San Martin is a 3,502 hectare farm located in the province of Corrientes, Argentina. The farm is used for cattle grazing activities and is a subdivision of the Ita Caabo farm acquired by Adecoagro in 2007. This transaction will generate approximately $6.5 million of operating profit in the third quarter of 2013.

Share Repurchase Program

On September 12, 2013, our Board of Directors authorized a share repurchase program for up to 5% of our outstanding shares. We expect the repurchase program to commence on or about September 24, 2013 and will be reviewed by the Board of Directors after a 12-month period.

Repurchases of shares under the program will be made from time to time in open market transactions in compliance with the trading conditions of Rule l0b-18 under the U.S. Securities Exchange Act of 1934, as amended, and applicable rules and regulations. The share repurchase program does not require Adecoagro to acquire any specific number or amount of shares and may be modified, suspended, reinstated or terminated at any time in the Company’s discretion and without prior notice. The size and the timing of repurchases will depend upon market conditions, applicable legal requirements and other factors.

The Offering

Common shares offered by the selling shareholders:	55,821,281 common shares.

New York Stock Exchange Symbol:	“AGRO”

Use of proceeds:	We will not receive any proceeds from the sale of the common shares offered by the selling shareholders.

Common shares outstanding before and after the offering:	122,381,390 common shares.

Risk factors:	Before deciding to invest in our common shares, you should carefully consider the risks related to our business, the offering and our common shares. See “Risk Factors” beginning on page 9 of this prospectus.

The number of outstanding common shares is based on the common shares outstanding as of June 30, 2013, and excludes:

• 4,078,996 common shares issuable upon the exercise of outstanding share options under our existing Stock Option plans exercisable at a weighted average exercise price of $9.78 per share; and

• 686,599 common shares issuable pursuant to the Restricted Unit Plan subject to vesting restrictions.

RISK FACTORS

Investing in our common shares involves a high degree of risk. Before making an investment decision, you should carefully consider the information contained in this prospectus or in any applicable prospectus supplement and incorporated by reference herein as well as the risks described below, as well as in our consolidated financial statements and accompanying notes. Our business activities, cash flow, financial condition and results of operations could be materially and adversely affected by any of these risks. The market price of our common shares may decrease due to any of these risks or other factors, and you may lose all or part of your investment. The risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations.

Risks Related to Our Business

Unpredictable weather conditions, pest infestations and diseases may have an adverse impact on agricultural production and may reduce the volume and sucrose content of sugarcane that we can cultivate and purchase in a given harvest.

The occurrence of severe adverse weather conditions, especially droughts, hail, floods or frost or diseases are unpredictable and may have a potentially devastating impact on agricultural production and may otherwise adversely affect the supply and price of the agricultural commodities that we sell and use in our business. Adverse weather conditions may be exacerbated by the effects of climate change. The effects of severe adverse weather conditions may reduce yields of our agricultural activities. Additionally, higher than average temperatures and rainfall can contribute to an increased presence of insects. Commencing during the middle of 2008 and lasting until the middle of 2009, the areas in which we operate suffered one of the worst droughts of the last 50 to 70 years, which resulted in a reduction of approximately 15% to 40% of our agricultural production per hectare, depending on the affected commodity, compared with our historical averages.

We experienced drought conditions during the last months of 2011 affecting some of our farms in Argentina and Uruguay. As a result, for the year 2012, actual yields were lower than originally expected and generated a negative impact of $ 27.3 million in our Profit from Operations Before Financing and Taxation for 2012.

The occurrence and effects of disease and plagues can be unpredictable and devastating to agricultural products, potentially rendering all or a substantial portion of the affected harvests unsuitable for sale. Our agricultural products are also susceptible to fungus and bacteria that are associated with excessively moist conditions. Even when only a portion of the production is damaged, our results of operations could be adversely affected because all or a substantial portion of the production costs have been incurred. Although some diseases are treatable, the cost of treatment is high, and we cannot assure you that such events in the future will not adversely affect our operating results and financial condition. Furthermore, if we fail to control a given plague or disease and our production is threatened, we may be unable to supply our main customers, which could affect our results of operations and financial condition.

Our sugar production depends on the volume and sucrose content of the sugarcane that we cultivate or that is supplied to us by growers located in the vicinity of our mills. Both sugarcane yields and sucrose content depend primarily on weather conditions such as rainfall and temperature, which vary. Weather conditions have historically caused volatility in the ethanol and sugar industries. Future weather patterns may reduce the amount of sugarcane that we can harvest or purchase, or the sucrose content in such sugarcane, and, consequently, the amount of sugar we can recover in any given harvest. Any reduction in the volume of sugar recovered could have a material adverse effect on our operating results and financial condition.

As a result, we cannot assure you that future severe adverse weather conditions or pest infestations will not adversely affect our operating results and financial condition.

Fluctuation in market prices for our products could adversely affect our financial condition and results of operations.

Prices for agricultural products and by-products, including, among others, sugar, ethanol, and grains, like those of other commodities, have historically been cyclical and sensitive to domestic and international changes in supply and demand and can be expected to fluctuate significantly. In addition, the agricultural products and by-

products we produce are traded on commodities and futures exchanges and thus are subject to speculative trading, which may adversely affect us. The prices that we are able to obtain for our agricultural products and by-products depend on many factors beyond our control including:

•	prevailing world commodity prices, which historically have been subject to significant fluctuations over relatively short periods of time, depending on worldwide demand and supply;

•

changes in the agricultural subsidy levels of certain important producers (mainly the U.S. and the European Union (“E.U.”) and the adoption of other government policies affecting industry market conditions and prices;

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changes to trade barriers of certain important consumer markets (including China, India, the U.S. and the E.U.) and the adoption of other governmental policies affecting industry market conditions and prices;

•	changes in government policies for biofuels;

•	world inventory levels, i.e., the supply of commodities carried over from year to year;

•	climatic conditions and natural disasters in areas where agricultural products are cultivated;

•	the production capacity of our competitors; and

•	demand for and supply of competing commodities and substitutes.

For example, we reported a loss of $23 million for 2012 compared to a gain of $31.9 million for 2011 for our sugarcane business segment in the line item “Initial recognition and Changes in Fair Value of Biological Assets and Agricultural produce.” This loss was generated mainly by a decrease in price estimates used in the discounted cash flow (“DCF”) model to determine the fair value of our sugarcane plantations. In the DCF model, the price of future harvested sugarcane is calculated based on estimates of sugar price derived from the No. 11 futures contract (“NY11”) quoted on the ICE-NY. Sugar price estimates decreased due to lower sugar market prices. See “Item 5. Operating and Financial Review and Prospects—A. Operating Results—Year ended December 31, 2012 as compared to year ended December 31, 2011” in our Annual Report on Form 20-F.

Further, because we intentionally do not hedge 100% of the price risk on our agricultural products, we are unable to have minimum price guarantees for all of our production and are, therefore, exposed to risks associated with the prices of agricultural products and their volatility. We are subject to fluctuations in prices of agricultural products that could result in our receiving lower prices for our agricultural products than our production costs.

In addition, there is a strong relationship between the value of our land holdings and market prices of the commodities we produce, which are affected by global economic conditions. A decline in the prices of grains, sugar, ethanol, or related by-products below their current levels for a sustained period of time could significantly reduce the value of our land holdings and materially and adversely affect our financial condition and results of operations.

Ethanol prices are correlated to the price of sugar and are becoming closely correlated to the price of oil, so that a decline in the price of sugar will adversely affect both our ethanol and sugar businesses, and a decline in the price of oil may adversely affect our ethanol business.

A vast majority of ethanol in Brazil is produced at sugarcane mills that produce both ethanol and sugar. Because sugarcane millers are able to alter their product mix in response to the relative prices of ethanol and sugar, this results in the prices of both products being directly correlated, and the correlation between ethanol and sugar may increase over time. In addition, sugar prices in Brazil are determined by prices in the world market, so that there is a strong correlation between Brazilian ethanol prices and world sugar prices.

Because flex-fuel vehicles, which have become popular in Brazil, allow consumers to choose between gasoline and ethanol at the pump rather than in the showroom, ethanol prices are now becoming increasingly correlated to gasoline prices and, consequently, oil prices. We believe that the correlation among the three products will increase over time. Accordingly, a decline in sugar prices would have an adverse effect on the financial performance of our ethanol and sugar businesses, and a decline in oil prices might have an adverse effect on that of our ethanol business.

The expansion of our business through acquisitions poses risks that may reduce the benefits we anticipate from these transactions.

As part of our business strategy, we have grown through acquisitions. We plan to continue growing by acquiring other farms and production facilities throughout South America. We believe that the agricultural industry and agricultural activity in the region are highly fragmented and that our future consolidation opportunities will continue to be significant to our growth. However, our management is unable to predict whether or when any prospective acquisitions or strategic alliances will occur, or the likelihood of a certain transaction being completed on favorable terms and conditions. In addition, we are unable to predict the effect that changes in Argentine or Brazilian legislation regarding foreign ownership of rural properties could have in our business. See “—Risks Related to Argentina— Argentine law concerning foreign ownership of rural properties may adversely affect our results of operations and future investments in rural properties in Argentina” and “—Risks Related to Brazil— Recent changes in Brazilian rules concerning foreign investment in rural properties may adversely affect our investments.” Our ability to continue to expand our business successfully through acquisitions depends on many factors, including our ability to identify acquisitions or access capital markets at an acceptable cost and negotiate favorable transaction terms. Even if we are able to identify acquisition targets and obtain the necessary financing to make these acquisitions, we could financially overextend ourselves, especially if an acquisition is followed by a period of lower than projected prices for our products.

Acquisitions also expose us to the risk of successor liability relating to actions involving an acquired company, its management or contingent liabilities incurred before the acquisition. The due diligence we conduct in connection with an acquisition, and any contractual guarantees or indemnities that we receive from the sellers of acquired companies, may not be sufficient to protect us from, or compensate us for, actual liabilities. Any material liability associated with an acquisition could adversely affect our reputation and results of operations and reduce the benefits of the acquisition.

To support the acquisitions we hope to make, we may need to implement new or upgraded strategies, systems, procedures and controls for our operations and will face risks, including diversion of management time and focus and challenges associated with integrating new managers and employees. Our failure to integrate new businesses successfully could adversely affect our business and financial performance.

Adverse conditions may create delays in or the suspension of the construction of our Ivinhema mill and/or significantly increase the amount of our expected investments.

As part of our strategy to increase our production and increase our competitiveness through economies of scale, we are in the process of constructing the second phase of the Ivinhema mill, adding a nominal crushing capacity of 2.0 million tons per year, which is expected to commence commercial operations during the second quarter of 2015 See “Item 4. Information on the Company—B. Business Overview.” As of June 30, 2013 we have incurred $342 million for the acquisition and assembly of industrial equipment manufacturing costs, agricultural equipment and sugarcane planting expenses. We estimate that we will need to invest an additional $362 million to complete the construction of the Ivinhema mill, which is expected to be financed with proceeds from a loan from the BNDES (“Banco Nacional de Desenvolvimento”) dated December 27, 2012, and the cash flow generated from the Angelica and UMA mill operations. See “Item 4. Information on the Company—B. Business Overview” in our Annual Report on Form 20-F. The completion of the Ivinhema project involves various risks, including engineering, construction and regulatory risks, such as obtaining necessary permits and licenses as well as other significant challenges that can suspend the construction of the Ivinhema mill, hinder or delay the project’s scheduled completion date and successful operation or that can result in significant cost increases as well as foreign exchange risks associated with incurring costs in Brazilian Reais. In addition, the Ivinhema mill may not operate at projected capacity or may incur higher operating costs than estimated, and we may not be able to sell the ethanol and sugar produced by the Ivinhema mill at competitive prices. If (i) construction is delayed or suspended, (ii) we are required to invest more than the budgeted amount to complete the project, (iii) we fail to operate the mill or operate it at a lower capacity than we anticipate or (iv) we are unable to sell all of the ethanol and sugar produced by the mill, our results of operations and financial condition will be materially adversely affected.

A significant increase in the price of raw materials we use in our operations, or the shortage of such raw materials, could adversely affect our results of operations.

Our production process requires various raw materials, including primarily fertilizer, pesticides and seeds, which we acquire from local and international suppliers. We do not have long-term supply contracts for most of these raw materials. A significant increase in the cost of these raw materials, especially fertilizer and agrochemicals, a shortage of raw materials or the unavailability of these raw materials entirely could reduce our profit margin, reduce our production and/or interrupt the production of some of our products, in all cases adversely affecting the results of our operations and our financial condition.

For example, we rely on fertilizers and agrochemicals, many of which are petro-chemical based. For the year ended December 31, 2012, in our farming business, fertilizers and agrochemicals constituted approximately 21.6% of our cost of production for the 2011/2012harvest year. In our Sugar, Ethanol and Energy business, fertilizers and agrochemicals constituted 13.5% of our cost of production for 2012. On a consolidated basis, fertilizers and agrochemicals constituted 17.0% of our cost of production for 2012. Worldwide production of agricultural products has increased significantly in recent years, increasing the demand for agrochemicals and fertilizers. This has resulted, among other things, in increased prices for agrochemicals and fertilizers.

Increased energy prices and frequent interruptions of energy supply could adversely affect our business.

We require substantial amounts of fuel oil and other resources for our harvest activities and transport of our agricultural products. For the year ended December 31, 2012, fuel constituted 10.3% of the cost of production of our farming business during the 2011/2012 harvest year. In our Sugar, Ethanol and Energy business, fuel constituted 9.3% of our cost of production for 2012. On a consolidated basis, fuel constituted 9.7% of our cost of production for 2012 . We rely upon third parties for our supply of energy resources used in our operations. The prices for and availability of energy resources may be subject to change or curtailment, respectively, due to, among other things, new laws or regulations, imposition of new taxes or tariffs, interruptions in production by suppliers, imposition of restrictions on energy supply by government, worldwide price levels and market conditions. Over the last few years, the Argentine government has taken certain measures in order to reduce the use of energy during peak months of the year by frequently cutting energy supply to industrial facilities and large consumers to ensure adequate supply for residential buildings. For example, certain of our industrial facilities have been subject to a quota system whereby electricity cuts occur on a work shift basis, resulting in our facilities being shut down during certain work shifts. While some of our facilities utilize different sources of energy, such as firewood and liquefied natural gas, and have attempted to stock their required supplies ahead of higher demand periods, we cannot assure you that we will be able to procure the required energy inputs at acceptable prices. If energy supply is cut for an extended period of time and we are unable to find replacement sources at comparable prices, or at all, our business and results of operations could be adversely affected.

We depend on international trade and economic and other conditions in key export markets for our products.

Our operating results depend largely on economic conditions and regulatory policies for our products in major export markets. The ability of our products to compete effectively in these export markets may be adversely affected by a number of factors that are beyond our control, including the deterioration of macroeconomic conditions, volatility of exchange rates, the imposition of greater tariffs or other trade barriers or other factors in those markets, such as regulations relating to chemical content of products and safety requirements. Due to the growing participation in the worldwide agricultural commodities markets by commodities produced in South America, South American growers, including us, are increasingly affected by the measures taken by importing countries in order to protect their local producers. Measures such as the limitation on imports adopted in a particular country or region may affect the sector’s export volume significantly and, consequently, our operating results.

The European Union limits the import of genetically modified organisms, or “GMOs”. See “Some of the agricultural commodities and food products that we produce contain genetically modified organisms. If the sale of our products into a particular importing country is adversely affected by trade barriers or by any of the factors mentioned above, the relocation of our products to other consumers on terms equally favorable could be impaired, and our business, financial condition and operating results may be adversely affected.

A worldwide economic downturn could weaken demand for our products or lower prices.

The demand for the products we sell may be affected by international, national and local economic conditions. Adverse changes in the perceived or actual economic climate, such as higher fuel prices, higher interest rates, stock and real estate market declines and/or volatility, more restrictive credit markets, higher taxes, and changes in governmental policies could reduce the level of demand or prices of the products we produce. We cannot predict the duration or magnitude of this downturn or the timing or strength of economic recovery. If the downturn continues for an extended period of time or worsens, we could experience a prolonged period of decreased demand and price. In addition, the economic downturn has and may continue to adversely impact our suppliers, which can result in disruptions in service and financial losses.

Our business is seasonal, and our results may fluctuate significantly depending on the growing cycle of our crops.

As with any agricultural business enterprise, our business operations are predominantly seasonal in nature. The harvest of corn, soybean and rice generally occurs from January to May. Wheat is harvested from December to January. Cotton is harvested from June to August, but requires processing which takes approximately two to three months. Our operations and sales are affected by the growing cycle of the crops we process and the timing of our harvest sales. In addition, our sugar and ethanol business is subject to seasonal trends based on the sugarcane growing cycle in the center-south region of Brazil. The annual sugarcane harvesting period in the center-south region of Brazil begins in April and ends in November/December. This creates fluctuations in our inventory, usually peaking in December to cover sales between crop harvests (i.e., January through April), and a degree of seasonality in our gross profit. Seasonality could have a material adverse effect on our business and financial performance. In addition, our quarterly results may vary as a result of the effects of fluctuations in commodities prices, production yields and costs. Therefore, our results of operations have varied significantly from period to period and are likely to continue to vary, due to seasonal factors.

Our dairy and beef cattle are vulnerable to diseases.

Diseases among our cattle herds, such as mastitis, tuberculosis, brucellosis and foot-and-mouth disease, can have an adverse effect on the productivity of our dairy cows. Outbreaks of cattle diseases may also result in the closure of certain important markets to our cattle-derived products. Although we abide by national veterinary health guidelines, including laboratory analyses and vaccination, to control diseases among our herds, especially foot-and-mouth disease, we cannot assure you that future outbreaks of cattle diseases will not occur. A future outbreak of diseases among our cattle herds could adversely affect our milk sales and operating results and financial condition.

Our current insurance coverage may not be sufficient to cover our potential losses.

Our production is, in general, subject to different risks and hazards, including adverse weather conditions, fires, diseases and pest infestations, other natural phenomena, industrial accidents, labor disputes, changes in the legal and regulatory framework applicable to us, environmental contingencies and other natural phenomena. Our insurance currently covers only part of the losses we may incur and does not cover losses on crops due to hail storms, fires or similar risks. Furthermore, although we maintain insurance at levels that are customary in our industry, certain types of risks may not be covered by the policies we have for our industrial facilities. Additionally, we cannot guarantee that the indemnification paid by the insurer due to the occurrence of a casualty covered by our policies will be sufficient to entirely compensate us for the damages suffered. Moreover, we may not be able to maintain or obtain insurance of the type and amount desired at reasonable costs. If we were to incur significant liability for which we were not fully insured, it could have a materially adverse effect on our business, financial condition and results of operations.

A reduction in market demand for ethanol or a change in governmental policies reducing the amount of ethanol required to be added to gasoline may adversely affect our business.

Government authorities of several countries, including Brazil and certain states of the United States, currently require the use of ethanol as an additive to gasoline. Since 1997, the Sugar and Alcohol Interministerial Council of Brazil (Conselho Interministerial do Açúcar e Álcool) has set the required blend of anhydrous ethanol to gasoline (currently, which by law may vary between 18% and 25%). Since October 1, 2011, the required blend has been set at 20%, pursuant to Ministry of Agriculture Ordinance Rule No. 678/2011 (Portaria MAPA no. 67812011).

Approximately 45% of all fuel ethanol in Brazil is consumed in the form of anhydrous ethanol blended with gasoline; the remaining 68.6% of fuel ethanol is consumed in the form of hydrous ethanol, which is mostly used to power flex-fuel vehicles. Flex-fuel vehicles have the flexibility to run either on gasoline (blended with anhydrous ethanol) or hydrous ethanol. In the United States, almost all gasoline sold contains 10% ethanol. The European Union aims for 10% of the energy used in the transport sector to derive from renewable energy sources by 2020, without specific targets for certain renewable energy sources and without intermediate targets, to be determined by each Member State. As an example, in Sweden the ethanol blending ratio is 5%, which is the same mandate for other non-European countries, such as Argentina, Canada and the India. Other countries in the world such as Colombia, South Africa, Thailand and China have a 10% biofuel blending mandate. In addition, flex-fuel vehicles in Brazil have a tax benefit in the form of a lower tax rate on manufactured products (Imposto sobre Produtos Industrializados) and therefore are currently taxed at lower levels than gasoline-only vehicles, which has contributed to the increase in production and sale of flex-fuel vehicles. For example, from May 2012 to June 2013 (subject to further extension) flex-fuel vehicles are being taxed at a reduced industrial products tax rate. Many of these policies and incentives stem from, and are mostly driven by, climate change concerns and the positive perceptions regarding the use of ethanol as a solution to the climate change problem. If such concerns or perception were to change, the legal framework and incentive structure promoting the use of ethanol may be revised, leading to a reduction in the demand for ethanol. In addition, any reduction in the percentage of ethanol required in fuel blended with gasoline or increase in the levels at which flex-fuel vehicles are taxed in Brazil, or any growth in the demand for natural gas and other fuels as an alternative to ethanol, lower gasoline prices or an increase in gasoline consumption (versus ethanol), may cause demand for ethanol to decline and affect our business.

Growth in the sale and distribution of ethanol depends in part on infrastructure improvements, which may not occur on a timely basis, if at all.

In contrast to the well-established logistical operations and infrastructure supporting sugar exports, ethanol exports inherently demand much more complex preparation and means of distribution, including outlets from our facilities to ports and shipping to other countries. Substantial infrastructure development by persons and entities outside our control is required for our operations, and the ethanol industry generally, to grow. Areas requiring expansion include, but are not limited to, additional rail capacity, additional storage facilities for ethanol, increases in truck fleets capable of transporting ethanol within localized markets, expansion of refining and blending facilities to handle ethanol, growth in service stations equipped to handle ethanol fuels, and growth in the fleet of flex-fuel vehicles. Specifically, with respect to ethanol exports, improvements in consumer markets abroad are needed in the number and capacity of ethanol blending industrial plants, the distribution channels of gasoline-ethanol blends and the chains of distribution stations capable of handling fuel ethanol as an additive to gasoline. Substantial investments required for these infrastructure changes and expansions may not be made or they may not be made on a timely basis. Any delay or failure in making the changes in or expansion of infrastructure may hurt the demand for or prices of our products, prevent our products’ delivery, impose additional costs on us or otherwise have a serious adverse effect on our business, operating results or financial status. Our business relies on the continuing availability of infrastructure, and any infrastructure disruptions may have a material adverse effect on our business, financial condition and operating results.

We may be harmed by competition from alternative fuels, products and production methods.

Ethanol competes in the biofuel market with other, established fuels such as biodiesel, as well as fuels that are still in the development phase, including methanol and butanol from biomass. Alternative fuels could become more successful than ethanol in the biofuels market over the medium or long term due, for example, to lower production costs, greater environmental benefits or other more favorable product characteristics. In addition, alternative fuels may also benefit from tax incentives or other favorable governmental treatment, from which they may benefit at the expense of ethanol. Furthermore, our success depends on early identification of new developments relating to products and production methods and continuous expansion and preservation of our existing expertise in order to ensure that our product range keeps pace with technological change. Competitors may gain an advantage over us by, for example, developing or using new products and production methods, introducing new products to the market sooner than we do, or securing exclusive rights to new technologies, thereby significantly harming our competitive position.

A substantial portion of our assets is farmland that is highly illiquid.

We have been successful in partially rotating and monetizing a portion of our investments in farmland. During the last eleven years, we have executed transactions for the purchase and disposition of land for over $542 million. Ownership of a significant portion of the land we operate is a key part of our business model. However, agricultural real estate is generally an illiquid asset. Moreover, the adoption of laws and regulations that impose limitations on ownership of rural land by foreigners in the jurisdictions in which we operate may also limit the liquidity of our farmland holdings. See “—Risks Related to Argentina—Argentine law concerning foreign ownership of rural properties may adversely affect our results of operations and future investments in rural properties in Argentina” and “—Risks Related to Brazil— Recent changes in Brazilian rules concerning foreign investment in rural properties may adversely affect our investments.” As a result, it is unlikely that we will be able to adjust our owned agricultural real estate portfolio promptly in response to changes in economic, business or regulatory conditions. Illiquidity in local market conditions may adversely affect our ability to complete dispositions, to receive proceeds generated from any such sales or to repatriate any such proceeds.

We have agriculture partnerships relating to a significant portion of our sugarcane plantations.

As of December 31, 2012, approximately 89% of our sugarcane plantations were leased through agriculture partnership agreements, for periods of an average of six to twelve years. We cannot guarantee that these agriculture partnerships will be renewed after their respective terms. Even if we are able to renew these agreements, we cannot guarantee that such renewals will be on terms and conditions satisfactory to us. Any failure to renew the agriculture partnerships or obtain land suitable for sugarcane planting in sufficient quantity and at reasonable prices to develop our activities could adversely affect our results of operations, increase our costs or force us to seek alternative properties, which may not be available or be available only at higher prices.

We may be subject to labor disputes from time to time that may adversely affect us.

Our employees are represented by unions or equivalent bodies and are covered by collective bargaining or similar agreements which are subject to periodic renegotiation. We may not successfully conclude our labor negotiations on satisfactory terms, which may result in a significant increase in the cost of labor or may result in work stoppages or labor disturbances that disrupt our operations. Cost increases, work stoppages or disturbances that result in substantial amounts of raw product not being processed could have a material and adverse effect on our business, results of operations and financial condition.

We may not possess all of the permits and licenses required to operate our business, or we may fail to maintain the licenses and permits we currently hold. This could subject us to fines and other penalties, which could materially adversely affect our results of operations.

We are required to hold a variety of permits and licenses to conduct our farming and industrial operations, including but not limited to permits and licenses concerning land development, agricultural and harvesting activities, seed production, labor standards, occupational health and safety, land use, water use and other matters. We may not possess all of the permits and licenses required for each of our business segments. In addition, the approvals, permits or licenses required by governmental agencies may change without substantial advance notice, and we could fail to obtain the approvals, permits or licenses required to expand our business. If we fail to obtain or to maintain such permits or licenses, or if renewals are granted with onerous conditions, we could be subject to fines and other penalties and be limited in the number or the quality of the products that we could offer. As a result, our business, results of operations and financial condition could be adversely affected

We are subject to extensive environmental regulation, and concerns regarding climate change may subject us to even stricter environmental regulations.

Our activities are subject to a broad set of laws and regulations relating to the protection of the environment. Such laws include compulsory maintenance of certain preserved areas within our properties, management of pesticides and associated hazardous waste and the acquisition of permits for water use and effluents disposal. In addition, the storage and processing of our products may create hazardous conditions. We could be exposed to criminal and administrative penalties in addition to the obligation to remedy the adverse affects of our operations on the environment and to indemnify third parties for damages. Environmental laws and their enforcement are becoming more stringent in Argentina and Brazil increasing the risk of and penalties associated with violations, which could impair or suspend our operations or projects (e.g., Ivinhema in respect ofalleged environmental damage on the lvinhema river), and our operations expose us to potentially adverse environmental legislation and regulation. Failure to comply with past, present or future laws could result in the imposition of fines, third party claims, and investigation by environmental authorities and the relevant public attorney office. For example, the perceived effects of climate change may result in additional legal and regulatory requirements to reduce or mitigate the effects of our industrial facilities’ emissions. Such requirements, if enacted, could increase our capital expenditures and expenses for environmental compliance in the future, which may have a material and adverse effect on our business, results of operations and financial condition. Moreover, the denial of any permit that we have requested, or the revocation of any of the permits that we have already obtained, may have an adverse effect on our results of operations.

Some of the agricultural commodities and food products that we produce contain genetically modified organisms.

Our soybean, corn and cotton products contain GMOs in varying proportions depending on the year and the country of production. The use of GMOs in food has been met with varying degrees of acceptance in the markets in which we operate. The United States, Argentina and Brazil, for example, have approved the use of GMOs in food products, and GMO and non-GMO grain in those countries is produced and frequently commingled during the grain origination process. Elsewhere, adverse publicity about genetically modified food has led to governmental regulation limiting sales of GMO products in some of the markets in which our customers sell our products, including the European Union. It is possible that new restrictions on GMO products will be imposed in major markets for some of our products or that our customers will decide to purchase fewer GMO products or not buy GMO products at all, which could have a material adverse effect on our business, results of operations, financial condition or prospects.

If our products become contaminated, we may be subject to product liability claims, product recalls and restrictions on exports that would adversely affect our business.

The sale of food products for human consumption involves the risk of injury to consumers. These injuries may result from tampering by third parties, bioterrorism, product contamination or spoilage, including the presence of bacteria, pathogens, foreign objects, substances, chemicals, other agents, or residues introduced during the growing, storage, handling or transportation phases.

We cannot be sure that consumption of our products will not cause a health-related illness in the future or that we will not be subject to claims or lawsuits relating to such matters. Even if a product liability claim is unsuccessful or is not fully pursued, the negative publicity surrounding any assertion that our products caused illness or injury could adversely affect our reputation with existing and potential customers and our corporate and brand image, and we could also incur significant legal expenses. Moreover, claims or liabilities of this nature might not be covered by any rights of indemnity or contribution that we may have against others, which could have a material adverse effect on our business, results of operations or financial condition.

Our principal shareholders have the ability to direct our business and affairs, and their interests could conflict with yours

As of the date of this prospectus, our principal shareholders were the beneficial owners of approximately 45.5% of our common shares. As a result of this significant influence over us, our principal shareholders may be able to elect a majority of the members of our board of directors, direct our management and determine the result of substantially all resolutions that require shareholders’ approval, including fundamental corporate transactions and the payment of dividends by us. The interests of our principal shareholders may differ from, and could conflict with, those of our other shareholders.

IFRS accounting standards related to biological assets require us to make numerous estimates in the preparation of our financial statements and therefore limit the comparability of our financial statements to similar issuers using U.S. GAAP

IAS 41 “Biological Assets” requires that we measure our biological assets and agriculture produce at the point of harvest at fair value. Therefore, we are required to make assumptions and estimates relating to, among other things, future agricultural commodity yields, prices, and production costs extrapolated through a discounted cash flow method. For example, the value of our biological assets with a production cycle lasting more than one year (i.e., sugarcane, coffee, dairy and cattle) generated initial recognition and changes in fair value of biological assets amounting to 25.3 million loss in 2012, $38.7 million gain in 2011and $78.8 million loss in 2010. The assumptions and estimates used to determine the fair value of biological assets, and any changes to such prior estimates, directly affect our reported results of operations. If actual market conditions differ from our estimates and assumptions, there could be material adjustments to our results of operations. In addition, the use of such discounted cash flow method utilizing these future estimated metrics differs from generally accepted accounting principles in the United States (“U.S. GAAP”). As a result, our financial statements and reported earnings are not directly comparable to those of similar companies in the United States.

Certain of our subsidiaries have substantial indebtedness which could impair their financial condition and decrease the amount of dividends we receive.

Certain of our subsidiaries in Argentina and Brazil have a substantial amount of debt, which requires significant principal and interest payments. As of June 30, 2013, we had 605.8 million of debt outstanding on a consolidated basis, all of which was incurred by our subsidiaries and not guaranteed by Adecoagro. Such indebtedness could affect our subsidiaries’ future operations, for example, by requiring a substantial portion of their cash flows from operations to be dedicated to the payment of principal and interest on indebtedness instead of funding working capital and other business purposes, making it more difficult for them to satisfy all of their debt obligations, increasing their cost of borrowing to satisfy business needs and limiting their ability to obtain additional financing.

The substantial level of indebtedness borne by certain of our subsidiaries also affects the amount of cash available to them to pay as dividends, increasing our vulnerability to economic downturns or other adverse developments relative to competitors with less leverage; and limiting our ability to obtain additional financing on their behalf for working capital, capital expenditures, acquisitions or other corporate purposes in the future. Moreover, by reducing the level of dividends we may receive, such indebtedness places limits on our ability to make acquisitions or needed capital expenditures or to pay dividends to our shareholders. See “Item 5. – Operating and Financial Review and Prospects – Liquidity and Capital Resources—Indebtedness and Financial Instruments” in our Annual Report on Form 20-F.

The terms of the indebtedness of, and past breaches of financial ratio covenants by, certain of our subsidiaries impose significant restrictions on their operating and financial flexibility.

The debt instruments of certain of our subsidiaries contain customary covenants including limitations on their ability to, among other things, incur or guarantee additional indebtedness; make restricted payments, including dividends and prepaying indebtedness; create or permit certain liens; enter into business combinations and asset sale transactions; make investments, including capital expenditures; and enter into new businesses. Certain of these debt instruments are also secured by various collateral including mortgages on certain farms, pledges of subsidiary stock and liens on certain facilities, equipment and accounts. Certain of these debt instruments also contain cross-default provisions, where a default on one loan by one subsidiary could result in lenders of otherwise performing loans declaring a default on the otherwise performing loans. For more information regarding the covenants, collateral, and cross-default provisions of our subsidiaries’ indebtedness, see “Item 5. Operating and Financial Review and Prospects—B. Liquidity and Capital Resources—Indebtedness and Financial Instruments” in our Annual Report on Form 20-F. These restrictions could limit our subsidiaries’ ability to obtain future financing, withstand a future downturn in business or the economy in general, conduct operations or otherwise take advantage of business opportunities that may arise. Moreover, by reducing the level of dividends we may receive, such indebtedness places limits on our ability to make acquisitions or needed capital expenditures or to pay dividends to our shareholders.

The terms of certain of our subsidiaries’ debt instruments contain financial ratio covenants, limitations on their levels of debt and capital expenditures and requirements on maintaining various levels of EBITDA. During 2009 and 2010, certain of our operating subsidiaries in Argentina and Brazil breached certain financial ratio covenants under their debt instruments, and subsequently entered with the lenders into amendments to redefine the terms of such financial ratio covenants. The financial ratio covenants we are currently required to meet, some of which are measured on a combined basis aggregating results of the borrowing subsidiaries and others which are measured on an individual debtor basis, include, among others, debt service coverage, minimum liquidity and leverage ratios. For detailed information regarding the financial ratio covenants, limitations on levels of debt and capital expenditures and requirements on EBITDA, see “Item 5. Operating and Financial Review and Prospects—B. Liquidity and Capital Resources—Indebtedness and Financial Instruments” in our Annual Report on Form 20-F.

The failure by our subsidiaries to maintain applicable financial ratios, in certain circumstances, would prevent them from borrowing additional amounts and could result in a default under such indebtedness. If we or our subsidiaries are unable to repay those amounts, the affected lenders could initiate bankruptcy-related proceedings or enforce their rights to the collateral securing such indebtedness, which would have a material and adverse effect on our business, results of operations and financial condition. For detailed information regarding the terms of our subsidiaries’ indebtedness, see “Item 5. Operating and Financial Review and Prospects—B. Liquidity and Capital Resources—Indebtedness and Financial Instruments” in our Annual Report on Form 20-F.

Fluctuations in interest rates could have a significant impact on our results of operations, indebtedness and cash flow.

As of June 30, 2013, approximately 51.6% of our total debt was subject to fixed interest rates and 48.4% was subject to variable interest rates. As of June 30, 2013, the variable-rate interest bearing indebtedness of our Argentine subsidiaries had a rate of LIBOR plus 4.45%, and the variable-rate interest bearing indebtedness of our Brazilian subsidiaries had a rate of LIBOR or other country-specific rates such as the Taxa de Juros de Longo Prazo (TJLP) or Certificado de Depósito Interbancario (CDI) plus spreads ranging between 3.20% and 7.0% per annum. Significant interest rate increases can have an adverse effect on our profitability, liquidity and financial position. Currently, our variable interest rate exposure is mainly linked to the LIBOR rate plus specified spreads. If interest rates increase, whether because of an increase in market interest rates or an increase in our own cost of borrowing, our debt service obligations for our variable rate indebtedness would increase even though the amount of borrowings remained the same, and our net income could be adversely affected. See also “Item 11. Quantitative and Qualitative Disclosures About Market Risk” in our Annual Report on Form 20-F.

We occasionally use interest rate swaps and forward interest rate contracts to reduce interest rate volatility and funding costs associated with certain debt issues and to achieve a desired proportion of variable-versus fixed-rate debt, based on current and projected market conditions. We have not applied hedge accounting to these transactions and may not do so in the future. Therefore, changes in the fair value of these derivative instruments can result in a non-cash charge or gain being recognized in our financial results for a period preceding the period or periods in which settlement occurs under the derivative instruments and interest payments are made. Changes or shifts in interest rates can significantly impact the valuation of our derivatives and therefore could expose us to substantial mark-to-market losses or gains if interest rates fluctuate materially from the time when the derivatives were entered into. Accordingly, fluctuations in interest rates may impact our financial position, results of operations, and cash flows. See “Item 11. Quantitative and Qualitative Disclosures About Market Risk” in our Annual Report on Form 20-F.

We may not be able to renew our credit lines when they mature, depriving us of needed liquidity.

Certain of our subsidiaries rely substantially on existing uncommitted credit lines to support their operations and business needs through the agricultural harvest cycle. If we are unable to renew these credit lines, or if we cannot replace such credit lines with other borrowing facilities, our financial condition and results of operations may be adversely affected.

There is a risk that we could be treated as a U.S. domestic corporation for U.S. federal income tax purposes, which could materially increase our U.S. federal income tax liability and subject any dividends we pay to U.S. federal withholding tax.

We acquired approximately 98% of IFH, a holding company, which is a partnership for U.S. federal income tax purposes organized under the laws of Delaware, immediately prior to our IPO, in exchange for our stock. Under U.S. Internal Revenue Code section 7874(b), we would be treated as a U.S. domestic corporation if we were deemed to have acquired substantially all of the assets constituting the trade or business of a U.S. domestic partnership and former members of IFH were deemed to own at least 80% of our stock by reason of the transfer of those trade or business assets (ignoring stock issued in our IPO for purposes of the 80% threshold). Although we and our subsidiaries conduct no direct business activity in the United States and we believe that our acquisition of IFH should not be subject to the rules above, those rules are unclear in certain respects and there is limited guidance on the application of the rules to partnership acquisitions. Accordingly, we cannot assure you that the U.S. Internal Revenue Service (“IRS”) will not seek to assert that we are a U.S. domestic corporation, which assertion if successful could materially increase our U.S. federal income tax liability and require us to withhold tax from any dividends we pay. See “Item 10. Additional Information—E. Taxation” in our Annual Report on Form 20-F.

Risks Associated with the Countries in Which We Operate

We operate our business in emerging markets. Our results of operations and financial condition are dependent upon economic conditions in those countries in which we operate, and any decline in economic conditions could harm our results of operations or financial condition.

All of our operations and/or development activities are in South America. As of June 30, 2013, based on the net book value of our consolidated investment property and property, plant and equipment, approximately 32.2% of our assets were located in Argentina, 66.6% in Brazil and 1.2% in Uruguay. During the year ended 2012, 52.3% of our consolidated sales of manufactured products and services rendered and sales of agricultural produce and biological assets were attributable to our Brazilian operations, 45.4% were attributable to our Argentine operations and 2.3% were attributable to our Uruguayan operations. In the future we expect to have additional operations in the South American countries in which we now operate or in other countries with similar political, economic and social conditions. Many of these countries have a history of economic instability or crises (such as inflation or recession), government deadlock, political instability, civil strife, changes in laws and regulations, expropriation or nationalization of property, and exchange controls which could adversely affect our business, financial condition and results of operations.

In particular, fluctuations in the economies of Argentina and Brazil and actions adopted by the governments of those countries have had and may continue to have a significant impact on companies operating in those countries, including us. Specifically, we have been affected and may continue to be affected by inflation, increased interest rates, fluctuations in the value of the Argentine Peso and Brazilian Real against foreign currencies, price and foreign exchange controls, regulatory policies, business and tax regulations and in general by the political, social and economic scenarios in Argentina and Brazil and in other countries that may affect Argentina and Brazil.

The economies of the countries in which we operate may be adversely affected by the deterioration of other global markets.

Financial and securities markets in the countries in which we operate are influenced, to different degrees, by the economic and market conditions in other countries, including other South American and emerging market countries and other global markets. Although economic conditions in these countries may differ significantly from economic conditions in the countries in which we operate, investors’ reactions to developments in these other countries, such as the recent developments in the global financial markets, may substantially affect the capital flows into, and the market value of securities of issuers with operations in, the countries in which we operate. A crisis in other emerging market countries could dampen investor enthusiasm for securities of issuers with South American operations, including our common shares. This could adversely affect the market price for our common shares, as well as make it difficult for us to access capital markets and obtain financing for our operations in the future, on acceptable terms or under any conditions.

A significant deterioration in the economic growth of any of the main trading partners of Brazil or Argentina could have a material impact on the trade balance of those countries and could adversely affect their economic growth.

Governments have a high degree of influence in the economies in which we operate, which could adversely affect our results of operations or financial condition.

Governments in many of the markets in which we currently, or may in the future operate frequently intervene in their respective economies and occasionally make significant changes in monetary, credit, industry and other policies and regulations. Government actions to control inflation and other policies and regulations have often involved, among other measures, price controls, currency devaluations, capital controls and limits on imports. We have no control over, and cannot predict what measures or policies governments may take in the future. The results of operations and financial condition of our businesses may be adversely affected by changes in governmental policy or regulations in the jurisdictions in which they operate that impact factors such as:

•	labor laws;

•	economic growth;

•	currency fluctuations;

•	inflation;

•	exchange and capital control policies;

•	interest rates;

•	liquidity of domestic capital and lending markets;

•	monetary policy;

•	liquidity and solvency of the financial system;

•	limitations on ownership of rural land by foreigners;

•	developments in trade negotiations through the World Trade Organization or other international organizations;

•	environmental regulations;

•	tax laws, including royalties and the effect of tax laws on distributions from our subsidiaries;

•	restrictions on repatriation of investments and on the transfer of funds abroad;

•	expropriation or nationalization;

•	import/export restrictions or other laws and policies affecting foreign trade and investment;

•	price fixing regulations;

•	restrictions on land acquisition or use or agricultural commodity production; and

•	other political, social and economic developments, including political, social or economic instability, in or affecting the country where each business is based.

Uncertainty over whether governments will implement changes in policy or regulation affecting these or other factors in the future may contribute to economic uncertainty and heightened volatility in the securities markets, which may have a material and adverse effect on our business, results of operations and financial condition.

Currency exchange rate fluctuations relative to the U.S. dollar in the countries in which we operate our businesses may adversely impact our results of operations and financial condition.

We operate exclusively outside the United States, and our businesses may be impacted by significant fluctuations in foreign currency exchange rates. Our exposure to currency exchange rate fluctuations results from the translation exposure associated with the preparation of our consolidated financial statements, the transaction exposure associated with generating revenues and incurring expenses in different currencies and the devaluation of local currency revenues impairing the value of investments in U.S. dollars. While the consolidated financial statements presented herein are, and our future consolidated financial statements will be, presented in U.S. dollars, the financial statements of our subsidiaries are prepared using the local currency as the functional currency and translated into U.S. dollars by applying: (i) a year-end exchange rate for assets and liabilities; and (ii) an average exchange rate for the year for income and expenses. Resulting exchange differences arising from the translation to our presentation currency are recognized as a separate component of equity. Currencies in Argentina and Brazil have fluctuated significantly against the U.S. dollar in the past. Accordingly, fluctuations in exchange rates relative to the U.S. dollar could impair the comparability of our results from period to period and have a material adverse effect on our results of operations and financial condition.

The Argentine Peso depreciated 2.27% against the U.S. dollar in 2007, 9.49% in 2008, 10.40% in 2009, 4.72% in 2010, 5.89% 2011, 14.27% in 2012 and 9.5% between January 1st and June 30, 2013. However, due to the restrictions on the purchase of foreign currency imposed by the Argentine government (see “ - Risks Related to Argentina-Exchange controls could restrict the inflow and outflow of funds in Argentina.”) there exists an unofficial market where the U.S. dollar is trading at a different market value than reflected in the official Argentine Peso – U.S. dollar exchange rate. The gap between the official rate and the unofficial rate is approximately 60% and may increase or decrease in the future. We cannot predict future fluctuations in the exchange rate of the Argentine Peso or whether the Argentine government will change its currency policy.

The Brazilian currency has historically suffered frequent fluctuations. As a consequence of inflationary pressures, in the past, the Brazilian government has implemented various economic plans and adopted a number of exchange rate policies, including sudden devaluations, periodic mini-devaluations during which the frequency of adjustments has ranged from daily to monthly, floating exchange rate systems, exchange controls and dual exchange rate markets. Formally the value of the Real against foreign currencies is determined under a free-floating exchange rate regime, but in fact the Brazilian government is actually intervening on the Market every time the currency exchange rate is above or below the levels that the Brazilian government considers appropriate, taking into account, inflation, growth, the performance of the Real against the U.S dollar and other economic factors. Periodically, there are significant fluctuations in the value of the Real against the U.S. dollar. The Real appreciated 17.2% against the U.S. dollar in 2007, depreciated 31.9% in 2008, appreciated 25.5% in 2009, appreciated 4.3% in 2010, depreciated 12.6% in 2011 and depreciated 8.94% in 2012. Against the euro, the Real appreciated 7.5% in 2007, depreciated 24.1% in 2008, appreciated 22.6% in 2009, appreciated 11.14% in 2010, depreciated 9.3% in 2011 and depreciated 10.7% in 2012. On December 31, 2012, the Real/U.S. dollar exchange rate was R$2.0435 per U.S. dollar, and the Real/Euro exchange rate was R$2.6954 per Euro, as reported by the Central Bank of Brazil. On June 30, 2013, the Real/U.S. dollar exchange rate was R$2.0138, an appreciation of 1.5% in comparison with December 31, 2012, and on June 28, 2013, the Real/U.S. dollar exchange rate was R$2.2156, a depreciation of 8.5% compared to December 31, 2012.

Future fluctuations in the value of the local currencies relative to the U.S. dollar in the countries in which we operate may occur, and if such fluctuations were to occur in one or a combination of the countries in which we operate, our results of operations or financial condition could be adversely affected.

Inflation in some of the countries in which we operate, along with governmental measures to combat inflation, may have a significant negative effect on the economies of those countries and, as a result, on our financial condition and results of operations.

In the past, high levels of inflation have adversely affected the economies and financial markets of some of the countries in which we operate, particularly Argentina and Brazil, and the ability of their governments to create conditions that stimulate or maintain economic growth. Moreover, governmental measures to curb inflation and speculation about possible future governmental measures have contributed to the negative economic impact of inflation and have created general economic uncertainty. A portion of our operating costs in Argentina are denominated in Argentine Pesos and most of our operating costs in Brazil are denominated in Brazilian Reais. Inflation in Argentina or Brazil, without a corresponding Peso or Real devaluation could result in an increase in our operating costs without a commensurate increase in our revenues, which could adversely affect our financial condition and our ability to pay our foreign denominated obligations.

After several years of price stability in Argentina, the devaluation of the Peso in January 2002 imposed pressures on the domestic price system that generated high inflation throughout 2002. In 2003, inflation decreased significantly and stabilized. However, since 2004, encouraged by the pace of economic growth, according to the Instituto Nacional de Estadísticas y Censos, or “INDEC” (Argentine Statistics and Census Agency), the consumer price index increased by 6.1% in 2004, 12.3% in 2005, 9.8% in 2006, 8.5% in 2007, 7.2% in 2008, 7.7% in 2009, 10.9% in 2010, 9.5% in 2011,10.8% in 2012 and 4.7% between January 1st and June 30, 2013; while the wholesale price index increased 7.9% in 2004, 10.6% in 2005, 7.2% in 2006, 14.6% in 2007, 8.8% in 2008, 10.3% in 2009, 14.6% in 2010, 12.7% in 2011,13.1% in 2012 and 6.7% between January 1st and June 30, 2013. The accuracy of the measurements of the INDEC has been questioned in the past, and the actual consumer price index and wholesale price index could be substantially higher than those indicated by the INDEC. For example, according to a research center of the University of Buenos Aires, School of Economics, the consumer price index increased by 10.7% (rather than 9.8%) in 2006, 25.7% (rather than 8.5%) in 2007, 23.0% (rather than 7.2%) in 2008 and 15.0% (rather than 7.7%) in 2009 (last published information). Moreover, according to InflacionVerdadera.com, an initiative that is part of the Billion Prices Project at the Massachusetts Institute of Technology, the consumer price index increased by 25.77% (rather than 10.9%) in 2010, by 30.18% (rather than 9.5%) in 2011,25.9% (rather than 10.8%) in 2012 and by 7.8% (rather than 4.6%) between January 1st and June 30, 2013.

During 2011 the Argentine Secretary of Commerce imposed fines on some private consulting firms for releasing inflation measurements. Since then, private inflation measurements have been released mainly by the Commission of Freedom of Expression of the Argentine Congress (the “Expression Commission”). According to the last information released by the Expression Commission and published in local newspapers, in 2011 the consumer price index increased by 22.8% (rather than 9.5%) and by 25.6% (rather than 10.8%) in 2012. See “—Risks Related to Argentina—There are concerns about the accuracy of the INDEC’s measurements.” In May 2013, four Chambers of the Court of Appeals in Administrative Matters (Cámara Nacional de Apelaciones en lo Contencioso Administrativo Federal) revoked the fines imposed by the Argentine Secretary of Commerce on the private consulting firms for releasing inflation measurements.

Brazil has historically experienced high rates of inflation. Inflation, as well as government efforts to curb inflation, had significant negative effects on the Brazilian economy, particularly prior to 1995. Inflation rates were 7.7% in 2007 and 9.8% in 2008, compared to deflation of 1.7% in 2009, inflation of 11.3% in 2010, inflation of 5.1% in 2011, inflation of 7.8% in 2012 and inflation of 6.3% in the last twelve months ended June, as measured by the General Market Price Index (Indice Geral de Preços — Mercado), compiled by the Getúlio Vargas Foundation (Fundação Getúlio Vargas). A significant proportion of our cash costs and our operating expenses are denominated in Brazilian Reais and tend to increase with Brazilian inflation. The Brazilian government’s measures to control inflation have in the past included maintaining a tight monetary policy with high interest rates, thereby restricting the availability of credit and reducing economic growth. This policy has changed in the last two years, when the Brazilian government decreased the interest rate by 525 basis points. Subsequently, the high inflation, arising from the lower interest rate, and the intention to maintain this rate at low levels, led, the Brazilian government to adopt other measures to control inflation, such as tax relief for several sectors of the economy and tax cuts for the products included in the basic food basket. These measures were not sufficient to control the inflation, which led the Brazilian government to reinstate a tighter monetary policy. As a result, interest rates have fluctuated significantly. The Special System for Settlement and Custody (Sistema Especial de Liquidação e Custódia, or “SELIC”) interest rate in Brazil at year-end was 13.25% in 2006, 11.25% in 2007, 13.75% in 2008, 8.75% in 2009,10.75% in 2010, 11.0% in 2011 and 7,25% in 2012 and 8% in June 2013, as determined by the Comitê de Política Monetária, or COPOM.

Argentina and/or Brazil may experience high levels of inflation in the future, which may impact domestic demand for our products. Inflationary pressures may also weaken investor confidence in Argentina and/or Brazil, curtail our ability to access foreign financial markets and lead to further government intervention in the economy, including interest rate increases, restrictions on tariff adjustments to offset inflation, intervention in foreign exchange markets and actions to adjust or fix currency values, which may trigger or exacerbate increases in inflation, and consequently have an adverse impact on us. In an inflationary environment, the value of uncollected accounts receivable, as well as of unpaid accounts payable, declines rapidly. If the countries in which we operate experience high levels of inflation in the future and price controls are imposed, we may not be able to adjust the rates we charge our customers to fully offset the impact of inflation on our cost structures, which could adversely affect our results of operations or financial condition.

Depreciations of the Peso or the Real relative to the U.S. dollar or the euro may also create additional inflationary pressures in Argentina or Brazil that may negatively affect us. Depreciations generally curtail access to foreign financial markets and may prompt government intervention, including recessionary governmental policies. Depreciations also reduce the U.S. dollar or euro value of dividends and other distributions on our shares and the U.S. dollar or euro equivalent of the market price of our shares. Any of the foregoing might adversely affect our business, operating results, and cash flow, as well as the market price of our common shares.

Conversely, in the short term, a significant increase in the value of the Peso or the Real against the U.S. dollar would adversely affect the respective Argentine and/or Brazilian government’s income from exports. This could have a negative effect on gross domestic product (“GDP”) growth and employment and could also reduce the public sector’s revenues in those countries by reducing tax collection in real terms, as a portion of public sector revenues are derived from the collection of export taxes.

Disruption of transportation and logistics services or insufficient investment in public infrastructure could adversely affect our operating results.

One of the principal disadvantages of the agricultural sector in the countries in which we operate is that key growing regions lie far from major ports. As a result, efficient access to transportation infrastructure and ports is critical to the growth of agriculture as a whole in the countries in which we operate and of our operations in particular. Improvements in transportation infrastructure are likely to be required to make more agricultural production accessible to export terminals at competitive prices. A substantial portion of agricultural production in the countries in which we operate is currently transported by truck, a means of transportation significantly more expensive than the rail transportation available to U.S. and other international producers. Our dependence on truck transportation may affect our position as a low-cost producer so that our ability to compete in the world markets may be impaired.

Even though road and rail improvement projects have been considered for some areas of Brazil, and in some cases implemented, substantial investments are required for road and rail improvement projects, which may not be completed on a timely basis, if at all. Any delay or failure in developing infrastructure systems could reduce the demand for our products, impede our products’ delivery or impose additional costs on us. We currently outsource the transportation and logistics services necessary to operate our business. Any disruption in these services could result in supply problems at our farms and processing facilities and impair our ability to deliver our products to our customers in a timely manner.

Risks Related to Argentina

Argentine economic and political conditions and perceptions of these conditions in the international market may have a direct impact on our business and our access to international capital and debt markets, and could adversely affect our results of operations and financial condition.

A significant portion of our operations, properties and customers are located in Argentina. The Argentine economy has experienced significant volatility in recent decades, characterized by periods of low or negative growth, high and variable levels of inflation and currency devaluation. Between 2001 and 2003 Argentina experienced a period of severe political, economic and social crisis. In 2002, the enactment of Law No. 25,561 (the “Public Emergency Law”) ended more than a decade of uninterrupted Peso/dollar parity, and the value of the Peso against the U.S. dollar has fluctuated significantly since then.

Although general economic conditions in Argentina have recovered significantly during the past years, there is uncertainty as to whether this growth is sustainable. This is mainly because the economic growth was initially dependent on a significant devaluation of the Argentine Peso, a high excess production capacity resulting from a long period of deep recession and high commodity prices. The global economic crisis of 2008 led to a period of economic decline, accompanied by political and social unrest, inflationary and Peso depreciation pressures and lack of consumer and investor confidence. According to the INDEC, Argentina’s GDP, in real terms, grew by 8.7% in 2007, 6.8% in 2008, 0.9% in 2009, 9.2% in 2010, 8.9% in 2011, 1.9% in 2012 and 3% in the first quarter of 2013. See “—There are concerns about the accuracy of the INDEC’s measurements” and “—Risks Associated with the Countries in which We Operate—Inflation in some of the countries in which we operate, along with governmental measures to combat inflation, may have a significant negative effect on the economies of those countries and, as a result, on our financial condition and results of operations” in this section. We cannot assure you that GDP will increase or remain stable in the future. The economic crisis in Europe, beginning with the financial crisis in Greece, Spain, Italy and Portugal, the international demand for Argentine products, the stability and competitiveness of the Peso against foreign currencies, confidence among consumers and foreign and domestic investors, a stable and relatively low rate of inflation and the future political uncertainties, among other factors, may affect the development of the Argentine economy.

In October 2011, Mrs. Cristina Fernandez de Kirchner was re-elected. During her presidential campaign Mrs. Fernandez de Kirchner did not announce any particular actions to be undertaken by her new administration. However, the prevailing economic conditions during 2011 and the beginning of 2012, including the rise of inflation, the continued demand for salary increases, the growth of the fiscal deficit (the highest since the first Kirchner administration despite the use of resources from the National Social Security System and the Central Bank), the required payments to be made on public debt in 2012 (including the Bonos del Gobierno Nacional en Dólares Estadounidenses Libor 2012), the reduction of industrial growth and the increase of the capital outflows from Argentina have forced the Argentine government to adopt different measures, including the tightening of foreign exchange controls, the elimination of subsidies to the private sector and the proposal for new taxes. See “—Changes in the Argentine tax laws may adversely affect the results of our operations”. The economic conditions worsened during the first quarter of 2013 due to a higher inflation, an increase of capital outflows despite tighter foreign exchange controls and an increase in demand for U.S. Dollars.

Moreover, the Argentine government may increase its level of intervention in certain areas of the economy. For example, on April 16, 2012, the Argentine government sent a bill to the Argentine Congress to expropriate 51% of the Class D Shares of YPF, S.A. (“YPF”), the largest Argentine oil and gas company in Argentina. The expropriation law was passed by Congress on May 3, 2012 and provided for the expropriation of 51% of the share capital of YPF, represented by an identical stake of Class D shares owned, directly or indirectly, by Repsol YPF S.A., a Spanish integrated oil and gas company. The national government and the Argentine provinces that are members of the Federal Organization of Hydrocarbon Producing Provinces now own 51% and 49%, respectively, of the YPF shares subject to the seizure. This particular measure has also sparked a strong international condemnation and could have a significant negative impact on future foreign direct investment in Argentina as well as potentially limit the country’s access to international capital and debt markets. In response to the nationalization of YPF by the Argentine government, the European Union Commission announced it may impose a partial suspension of the unilateral tariff preferences to Argentina. If sanctions by international trading blocks like the European Union are imposed on Argentina or on its agricultural exports, it may have a negative impact on our Argentine subsidiaries’ operations.

In addition, on November 28, 2012, the Argentine government, through YPF Inversora Energética S.A., YPF’s controlled company, exercised an option for the purchase of the shares of BG Inversiones Argentinas S.A. in Gas Argentino S.A. (the controlling company of Metrogas S.A., the major gas distributor in Argentina). Through this transaction, the Argentine government indirectly acquired control of Metrogas S.A.

Expropriations and other interventions by the Argentine government such as the one relating to YPF can have an adverse impact on the level of foreign investment in Argentina, the access of Argentine companies to the international capital markets and Argentina’s commercial and diplomatic relations with other countries. In the future, the level of governmental intervention in the economy may continue, which may have adverse effects on Argentina’s economy and, in turn, our business, results of operations and financial condition.

The economy of Argentina may be affected by its government’s limited access to financing from international markets.

As of December 31, 2001, Argentina’s total public debt amounted to $144.5 billion (including $6.6 billion owed to the Paris Club, an informal group of financial officials from some of the world’s biggest economies). In December 2001, Argentina defaulted on over $81.8 billion in external debt to bondholders. In addition, since 2002, Argentina suspended payments on over $15.7 billion in debt to multilateral financial institutions (e.g. International Monetary Fund and the Paris Club) and other financial institutions. In 2006, Argentina cancelled all its outstanding debt with the International Monetary Fund totaling approximately $9.5 billion, and through various exchange offers made to bondholders between 2004 and 2010, restructured over approximately $74.2 billion of the defaulted debt. As of December 31, 2012, the Argentine government was still in default with respect of over $6.8 billion of debt to bondholders. As of December 31, 2012, Argentina’s total public debt amounted to $197.4 billion (excluding the debt in default to bondholders).

In 2010, the Argentine government applied $6.4 billion of the Argentine Central Bank’s reserves to the payment of public debt. In the first quarter of 2011, the Argentine government applied $7.5 billion from the Central Bank’s reserves to repay indebtedness maturing in 2011. In March 2011, the Argentine government applied $2.1 billion of the Argentine Central Bank’s reserves to the payment of public debt, cancelling the entire debt with international financial institutions. During 2013, the Argentine government faces the payment of approximately $16 billion of public debt. In addition, the Argentine government faces several claims at the World Bank’s International Centre for Settlement of Investment Disputes for approximately $65 billion (on some of which the arbitral tribunal has already ruled against Argentina).

Pursuant to an order dated February 23, 2012, as amended by an order dated November 21, 2012, based on the equal treatment provision under the defaulted debt, the United States District Court for the Southern District of New York granted an injunction requiring Argentina to pay the holders of the defaulted debt as a precondition to making a single interest payment under the restructured debt. The injunction further required Argentina to pay into an escrow account over $1.3 billion prior to making the payment of the restructured debt on the December 15, 2012 scheduled payment. The injunctions directed that whenever Argentina pays on the bonds or other obligations that it issued in the 2005 or 2010 exchange offers, it must also make a “ratable payment” to the holders of the defaulted bonds who brought the actions under which the injunctions were granted. On August 23, 2013 the United States Court of Appeals for the Second Circuit affirmed the District Courts’ orders but stayed enforcement pending resolution of a petition to the Supreme Court for a writ of certiorari.

The Supreme Court will likely not consider the petition before late September 2013.

On August 26, 2013 President Cristina Fernández de Kirchner announced the submission of a bill to the Argentine Congress in order to reopen the exchange of the defaulted bonds for the third time, hoping to persuade the remaining 7% of holders of defaulted bonds excluded from the prior exchanges to submit their bonds for exchange. The decision will include changing the payment jurisdiction to Argentina so as to avoid injunctions on payments in New York. Other conditions such as currency and payment terms would remain unaltered from those of the originally exchanged bonds.The lack of a final solution on the outstanding defaulted debt limits the access of Argentina to foreign financing in the international markets. Due to the lack of access to the international capital markets on March 28, 2012, the Argentine government approved a reform of the Argentine Central Bank’s Charter by which, among other things: (i) limited the availability of economic information (i.e. expected rate of inflation, amount and composition of reserves and of the monetary base); (ii) significantly increased the Argentine government’s access to financing from the Argentine Central Bank; (iii) granted the Board of Directors of the Argentine Central Bank the discretion to determine the required level of reserves; (iv) determined that any reserves above the required level fixed by the Board of Directors constitutes freely available reserves; and (v) provided that in addition to the payment of obligations with international financial institutions, the freely available reserves may also be applied to the payment of official bilateral external debt (i.e. Paris Club).

The reduction of the Argentine Central Bank’s reserves may weaken Argentina’s ability to overcome economic deterioration in the future. As a result of this economic instability, the foreign debt rating of Argentina has been downgraded on multiple occasions based upon concerns regarding economic conditions and rising fears of increased inflationary pressures. This uncertainty may also adversely impact Argentina’s ability to attract capital. Without access to international private financing, Argentina may not be able to finance its obligations, and financing from multilateral financial institutions may be limited or not available. This could also inhibit the ability of the Argentine Central Bank to adopt measures to curb inflation and could adversely affect Argentina’s economic growth and public finances, which could, in turn, adversely affect our operations in Argentina, our financial condition or the results of our operations.

Argentine law concerning foreign ownership of rural properties may adversely affect our results of operations and future investments in rural properties in Argentina.

Law No. 26,737, passed by the Argentine Congress in December 2011, and its implementing regulation Decree No. 274/2012 of February 28, 2012, impose limits on the ownership or possession of rural land by foreign legal entities or foreign individuals (excluding foreign individuals who have resided in Argentina ten years or more; who have Argentine children and also have resided at least five-years in Argentina; or who have been married to Argentine citizens for at least five years prior to the transfer of the property rights over rural land and have resided in Argentina for at least five years).

Law No. 26,737 and its implementing regulation require that, “foreign ownership” of rural land may not exceed 15% of the total amount of rural land in the Argentine territory calculated also in relation to the territory of the Province, Department or Municipality where the relevant lands are located. For purposes of the law, “foreign ownership” means the ownership (whether by acquisition, transfer, assignment of rights or otherwise) over rural land by: (i) foreign individuals, regardless of whether they are Argentine residents or not; (ii) legal entities where more than 51% of the stock is directly owned by foreign individuals or entities; (iii) legal entities which are indirectly linked to or controlled by foreign entities or individuals through ownership of (a) 25% or more of their stock or (b) a number of votes sufficient to prevail in the local entity’s decision-making process; (iv) any foreign legal entity or individual operating as de facto shareholder; (v) companies that issue bonds (a) convertible in stock representing 25% or more of the company’s stock and (b) whose holders are foreign individuals or entities; (vi) trusts whose beneficiaries are foreign individuals or entities, as defined pursuant to (ii), (iii), (iv) or (v) above; (vii) joint ventures in which foreign entities or individuals hold a participating interest higher than those set forth by the law (51% under (ii) or 25% under (iii), (iv), (v) or (vi) above); (viii) foreign public law-governed legal entities; and (ix) simple associations or de facto corporations in which foreigners hold shares in the percentage set forth by the new law in relation to corporations or which are controlled by foreigners. Any modification to the capital stock of companies that own or possess rural land, by public or private instrument, may be reported to the National Registry of Rural Land (Registro Nacional de Tierras Rurales) within 30 days from the date of such modification.

In addition, foreign entities or individuals of the same nationality may not own more than 4.5% of rural land in Argentina and a single foreign entity or individual may not own more than 1,000 hectares in the “core area”, or the “equivalent surface”, as determined by the Interministerial Council of Rural Land (Consejo Interministerial de Tierras Rurales) in accordance with the provinces’ proposal, specifying districts, sub-regions or areas and taking into consideration the location of the land, the proportion of the land area in respect of the total territory of the relevant Province, Department or Municipality and, the quality of the land for use and exploitation. The “equivalent surface” regime may be modified by the Interministerial Council of Rural Lands (Consejo Interministerial de Tierras Rurales) taking into account possible changes in the quality of the land or the growth of urban populations. Pursuant to Decree No. 274/2012 the departments that comprise the “core area” are: Marcos Juarez and Union in the Province of Córdoba; Belgrano, San Martin, San Jeronimo, Iriondo, San Lorenzo, Rosario, Constitución, Caseros and General Lopez in the Province of Santa Fe; and the districts of Leandro N. Alem, General Viamonte, Bragado, General Arenales, Junin, Alberti, Rojas, Chivilcoy, Chacabuco, Colon, Salto, San Nicolas, Ramallo, San Pedro, Baradero, San Antonio de Areco, Exaltacion de La Cruz, Capitan Sarmiento and San Andres de Giles in the Province of Buenos Aires.

Foreign legal entities or individuals may not own rural land that comprise or are located beside permanent and significant bodies of water to be determined by the Interministerial Council of Rural Land (Consejo Interministerial de Tierras Rurales) and will include hydrological works and projects considered strategic and of public interest.

Law No. 26,787 created a National Registry of Rural Land (Registro Nacional de Tierras Rurales) in charge of the enforcement of the provisions of the law and registry of rural land. Foreign owners were required to report their ownership of rural land to the National Registry of Rural Land within the 180 days immediately following the issuance of the law’s implementing regulations.

Acquisition of rural land will not be deemed as an “investment” under bilateral investment treaties signed by the Argentine Republic, since rural land is deemed as “a non-renewable natural resource”.

Certain provisions of Law No. 26,787 and its implementing regulation raise questions over their precise meaning. Law No. 26,787 states that any act in violation of its provisions will be considered null and void, notwithstanding, the law expressly provides that it “does not affect any vested rights”. Hence, it should not have an adverse effect on the current rural land owned by our Argentine subsidiaries. However, our Argentine subsidiaries may be prevented from acquiring additional rural land in Argentina, which may adversely affect our financial condition and results of our operations.

The lack of financing for Argentine companies may have an adverse effect on the results of our operations in Argentina and on the market price of our common shares.

The prospects for Argentine companies accessing financial markets are limited in terms of the amount of the financing available and the conditions and costs of such financing. The default on the Argentine sovereign debt and the global economic crisis have significantly limited the ability of Argentine companies to access international financial markets.

In addition, in November 2008, the Argentine Congress passed a law eliminating the private pension fund system and transferring all retirement and pension funds held by the pension fund administrators (Administradoras de Fondos de Jubilaciones y Pensiones, or “AFJPs”) to the National Social Security Administrative Office (Administración Nacional de la Seguridad Social). Because the AFJPs had been the major institutional investors in the Argentine capital markets, the nationalization of the pension fund system has led to a reduction of the liquidity available in the local Argentine capital markets. As of December 31, 2012, our subsidiaries in Argentina have relied on local Argentine financing for 50% of our total indebtedness. Lack of access to international or domestic financial markets could affect the projected capital expenditures for our operations in Argentina and, therefore, may have an adverse effect on the results of our operations in Argentina and on the market price of our common shares.

Official data regarding inflation may be unreliable.

Since 2007, the INDEC has experienced a process of institutional and methodological reforms that have given rise to controversy with respect to the reliability of the information produced by the INDEC. The intervention of the Argentine government in the INDEC and the change in the way the inflation index is measured have resulted in disagreements between the Argentine government and private consultants as to the country’s actual annual inflation rate. Members of the political opposition in the House of Representatives of the Argentine Congress periodically disseminate inflation data produced by certain private analysts and non-governmental sources which differ significantly from, and which present higher estimates of inflation than) those published by the INDEC. According to the INDEC inflation was approximately 8.5% for 2007, 7.2% for 2008, 7.7% for 2009, 10.9% for 2010, 9.5% for 2011, 10.8% for 2012 and 4.7% between January 1 and June 30,, 2013. Uncertainty surrounding future inflation rates has slowed the rebound in the long-term credit market. Private estimates, on average, refer to annual rates of inflation substantially in excess of those published by the INDEC. In the past, inflation has materially undermined the Argentine economy and the government’s ability to create conditions that would permit stable growth. High inflation may also undermine Argentina’s foreign competitiveness in international markets and adversely affect economic activity and employment, as well as our business and results of operation. In June 2008, the INDEC published a new consumer price index, which has been criticized by economists and investors after its initial report found prices rising below expectations. These events have affected the credibility of the consumer price index published by the INDEC, as well as other indices published by the INDEC that use the consumer price index in their calculation, including the poverty index, the unemployment index and real GDP. Beginning November 23, 2010, the Argentine government consulted with the IMF for technical assistance in order to prepare a new national consumer price index with the aim of modernizing the current statistical system. During the first quarter of 2011, a team from the IMF started working in conjunction with the INDEC to create such new national consumer price index. Notwithstanding the foregoing, reports published by the IMF state that their staff also uses alternative measures of inflation for macroeconomic surveillance, including data produced by private sources, which have shown inflation rates considerably higher than those issued by the INDEC since 2007, and the IMF has called on Argentina to adopt remedial measures to address the quality of official data. In its meeting held on February 1, 2013, the Executive Board of the IMF found that Argentina’s progress in implementing remedial measures since September 2012 has not been sufficient, and as a result, the IMF issued a declaration of censure against Argentina in connection with its breach of its related obligations to the IMF under the Articles of Agreement, and called on Argentina to adopt remedial measures to address the inaccuracy of inflation and GDP data without further delay. Any required correction or restatement of the INDEC indices could result in a further decrease in confidence in Argentina’s economy, which could, in turn, have an adverse effect on our ability to access the international credit markets at market rates to finance our operations and growth.

Government intervention in Argentina may have a direct impact on our prices and sales.

The Argentine government has in the past set certain industry market conditions and prices. In March 2002, the Argentine government fixed the price for milk after a conflict among producers and the government. In 2005, the Argentine government adopted measures in order to increase the domestic availability of beef and reduce domestic prices. The export tax rate was increased and a minimum weight requirement for animals to be slaughtered was established. In March 2006, sales of beef products to foreign markets were temporarily suspended until prices decreased. Furthermore, in 2007 the Argentine government significantly increased export tax rates on exports of crops. A number of restrictions are also imposed on the grain and oilseed markets that essentially limit the access of traders to exports, resulting in a disparity between domestic and world prices. In March 2012, the Undersecretary of Transport created an “indicative price” for the transportation of grains by road which will be fixed on a quarterly basis. The actual price paid for the road transportation of grains should not be lower than 5% or higher than 15% of the “indicative price” fixed for the applicable period. In some cases, the imposition of this “indicative price” would produce increases in our transportation costs. In addition, on April 9, 2013, the Secretary of Commerce issued a resolution that established a fixed price for selling liquid hydrocarbons for a six months period. The fixed price would be the highest selling price on the date of issuance of the resolution, in certain regions of the country. Notwithstanding the April 9th resolution, YPF (the Argentine government-controlled oil and gas company) implemented gas price increases that were matched by other oil companies. Due to the increase in the price of the wheat, on July 4, 2013, the Secretary of Commerce issued a resolution mandating wheat producers and distributors to sell their stocks to satisfy the domestic demand, seeking to reduce the wheat price.

On December 27, 2012 the Argentine Congress passed Law N° 26,831, known as the new Capital Markets Law, which modifies the public offer regime set forth by Law No. 17,811 as amended. On August 1, 2013 Decree No. 1023/2013, which regulates the Capital Markets Law, was enacted.

The Capital Markets Law modifies the applicable regime of the Exchange Markets, including local Stock Exchange and commodities markets, and of the agents and also the powers conferred to the Argentine Securities Commission (Comisión Nacional de Valores) (“CNV”). The main amendments introduced refer to the increase in the power of intervention by the CNV over the Exchange Markets and agents entitling the CNV to appoint supervisors with the ability to veto listed companies´ board decisions, and even separate the board of directors for a period of 180 days; and suspend the activities of agents and markets, without prior notice, when the CNV determines any breach of applicable regulations. Also the new Capital Markets Law introduces new and more stringent requirements for agents to obtain authorization to operate in the markets which may result in a reduction of the current number of authorized agents operating in the grain markets.

We cannot assure you that the Argentine government will not interfere in other areas by setting prices or regulating other market conditions. Accordingly, we cannot assure you that we will be able to freely negotiate the prices of all our Argentine products in the future or that the prices or other market conditions that the Argentine government might impose will allow us to freely negotiate the prices of our products, which could have a material and adverse effect on our business, results of operations and financial condition.

The approval of judicial reforms proposed by the Argentine government could adversely affect the operation of our business

On April 8 2013, the Argentine government submitted to the Argentine Congress three bills for: (a) the creation of three courts of cassation and the amendment to the Civil and Commercial Procedure Code, which was passed by the Argentine Congress on April 2, 2013 (“Courts of Cassation Law”); (b) the amendment to the Law which regulates the Council of the Judiciary No. 24,937, which was passed by the Argentine Congress on May 8, 2013 (“Council of the Judiciary Law”); and (c) a new regulation of precautionary measures in proceedings involving the federal government or any of its decentralized entities, which was passed by the Argentine Congress on April 24, 2013 (“Precautionary Proceedings Law”).

The Court of Cassation Law created (i) a federal court of cassation on Administrative Law matters; (ii) a federal and national court of cassation on Labor and Social Security law matters; and (iii) a federal and national court of cassation on Civil and Commercial law matters, which has jurisdiction to decide the cassation, unconstitutionality and to review appeals against the decisions rendered by the Federal and National Court of Appeals on Administrative Law, Labor and Social Security and Civil and Commercial matters, respectively. The law sets forth that the judges of the Cassation Courts are required to be selected in the same manner and meet the same conditions as a Supreme Court judge. Finally, such law reduces the members of the Supreme Court of Argentina from seven to five. The Court of Cassation Law provides for additional judicial review before having access to the Federal Supreme Court. Judicial proceedings before federal and national courts may require additional time and likely result in higher legal costs.

The Council of the Judiciary Law increased the number of members of the Council of the Judiciary from thirteen to nineteen, including three judges, three lawyer’s representatives, six representatives from academia, six congressmen (four selected by the majority in the Argentine Congress and two selected by the minority) and a Federal Executive Branch representative. The law changed the method for appointing the Members of the Council. Prior to the adoption of the Council of the Judiciary Law, Members of the Council were appointed by their peers. According to the new law, they will be appointed by means of open, compulsory and simultaneous primary elections. The Council of the Judiciary is entrusted with broad powers to organize and run the system to train, appoint and remove judges; approve the draft proposal for the annual budget, establish the system of compensation of all the judicial system and provide for the administration of all the judicial personnel; sanction judges and retired judges; and amend the regime applicable to the judiciary system. The election of the members of the Council of the Judiciary would be politically based and the majorities for the removal of judges would be limited.

According to the Precautionary Proceedings Law, when granting a precautionary measure against the Argentine government and its agencies, judges will have to establish, under penalty of nullity, a period of effectiveness of such measure of no longer than six months in normal proceedings and three months in abbreviated proceedings and in the cases of “amparo.” The term can be extended for six months considering the public interest involved in the process. Special consideration will be given to the dilatory tactics or proactive measures taken by the party that was awarded the measure. In addition, under such legislation, Judges are not allowed to grant precautionary measures that will affect or detract from its purposes or in any way disrupt the property or revenues of the Federal Government, nor impose personal monetary charges to public officers. Moreover, the law establishes that the precautionary measures against the Federal Government or its decentralized entities will be effective once the requesting party places an injunction bond for the expenditures or damages that the measure may cause. The injunction bond will not be required when the precautionary measure is granted in favor of the Federal Government or any of its decentralized entities.

On June 18, 2013, the Supreme Court declared certain sections of the Council of the Judiciary Law unconstitutional, in particular those referring to the increase in the number of members and the method for appointing such members. On July 7, 2013, the Federal Court on Administrative Law suspended the implementation of the Court of Cassation Law and declared the the precautionary proceedings limitations provided for in the law to be unconstitutional. These laws may have a negative impact on our business and operations as such legislation could make a timely and impartial administrative process more difficult.

Government measures to preempt or respond to social unrest may adversely affect the Argentine economy and our business.

During the Argentine economic crisis in 2001 and 2002, Argentina experienced significant social and political turmoil, including civil unrest, riots, looting, nationwide protests, strikes and street demonstrations. Despite Argentina’s economic recovery and relative stabilization, social and political tension and high levels of poverty and unemployment continue. In 2008, Argentina faced nationwide strikes and protests from farmers due to increased export taxes on agricultural products, which disrupted economic activity and have heightened political tensions. Currently, Argentina is facing national protests from the Argentine population. On November 8, 2012, there was a massive protest against the government and on November 20, 2012 opposition trade unions led a general strike. The social unrest increased during the last months of 2012, and in December there were new riots and lootings to shops and supermarkets in various cities around the country. Social unrest continued to increase during the beginning of 2013. In addition to new spontaneous public protests against the government, the agricultural sector and some workers´ unions called for new strikes.

Future government policies to preempt, or in response to, social unrest may include expropriation, nationalization, forced renegotiation or modification of existing contracts, suspension of the enforcement of creditors’ rights, new taxation policies, including royalty and tax increases and retroactive tax claims, and changes in laws and policies affecting foreign trade and investment. Such policies could destabilize the country and adversely and materially affect the Argentine economy, and thereby our business, results of operations and financial condition.

Disputes between the Argentine government and the agricultural sector may adversely affect the Argentine economy and our business.

In 2008, the Ministry of Economy and Public Finance issued a resolution which applied variable export tariffs (retenciones móviles) to the agricultural sector, thereby increasing the tariffs applicable to such exports. The resolution caused a strong reaction by organizations and individuals related to the agricultural sector, who considered the increase a direct confiscation of their private property. This reaction was publicly evidenced by large-scale demonstrations all over the country, resulting in the largest agricultural strike in Argentina’s history, which included road blocks by strikers to prevent traffic of any freight related to agricultural production. As a consequence, markets reacted adversely, causing a recession in local demand and a disruption in the local financial markets. After a serious institutional crisis between the Argentine congress and the executive branch, the Argentine government issued decrees limiting the effectiveness of the original resolution. However, we cannot assure you that the government’s dispute with the agricultural sector will not resume or whether a similar reaction or conflict with the same sector will not arise. In fact, on December 21, 2012, through Decree No. 2552 the Argentine government revoked the sale of a facility of the Argentine Rural Society (Sociedad Rural Argentina) in the City of Buenos Aires that has been occupied by the Argentine Rural Society since 1875 and title was transferred to it pursuant to Decree

No. 2699 of the Argentine government in the 1990’s. Cattle farmers engaged in a one-day strike in protest of this decision and the Argentine Rural Society has warned that it will organize new protests against this decision and all other actions of the Argentine government against the agricultural and cattle sectors. However, in January 2013, the Federal Chamber of Appeals in Civil and Commercial Matters granted an injunction suspending the effects of Decree No. 2552. This injunction was confirmed on August 21, 2013 by the Supreme Court of Argentina.

Although, to date, the dispute has not materially affected us, we cannot assure you that a similar dispute will not arise and, if it were to arise, that it will not have a material and adverse effect on our business, results of operations and financial condition in the future.

The Argentine government may order salary increases to be paid to employees in the private sector, which would increase our operating costs.

In August 2012, the Argentine government established a 25% increase in the minimum salary and as of February 2013 the applicable minimum salary is 2.875 Argentine Pesos. Due to the high levels of inflation, employers both in the public and private sectors are experiencing significant pressure from organized labor and their employees to further increase salaries. During the beginning of 2013, organized labor has agreed with employers’ associations on salary increases between 22% and 25%. It is possible that the Argentine government could adopt measures establishing further minimum salary increases, and/or the provision of additional employee benefits in the future. Any such measures could have a material and adverse effect on our business, results of operations and financial condition.

An increase in export and import duties and controls may have an adverse impact on our sales.

Since 2002, the Argentine government has imposed duties on the exports of various primary and manufactured products, including some of our products. During the last ten years, such export taxes have undergone significant increases, reaching a maximum of 35% in the case of soybean. We cannot assure you that there will not be further increases in the export taxes or that other new export taxes or quotas will not be imposed. Imposition of new export taxes or quotas or a significant increase in existing export taxes or the application of export quotas could adversely affect our financial condition or results of operations.

Pursuant to a resolution of the Argentine Federal Tax Authority (“Administración Federal de Ingresos Públicos - AFIP”) since February 2012, prior to the execution of any purchase order or similar document, Argentine importers are required to file before the AFIP a “Prior Import Statement” (Declaración Jurada Anticipada de Importación) providing information on future imports. Compliance with this requirement will be verified by the Argentine Customs upon arrival of the goods into Argentina and will be condition for the authorization of the payment of the purchase price by the Argentine financial entities. Even though this is intended merely as an information regime, it may be used for purposes of restricting imports into Argentina. A similar regime was also imposed in respect of the import and export of services, and could result in additional restrictions being imposed on the payments made by Argentine residents on services provided by foreign residents. The imposition of this regime may restrict the exports of goods and services of our Argentine subsidiaries which may adversely affect our financial conditions or results of operations.

Exchange controls could restrict the inflow and outflow of funds in Argentina.

In 2001 and 2002, the Argentine government implemented a number of monetary and currency exchange control measures that included restrictions on the withdrawal of funds deposited with banks and stringent restrictions on the outflow of foreign currency from Argentina, including for purposes of paying principal and interest on debt and distributing dividends.

Although most of these restrictions were eased in the past, as a consequence of the increase of the demand in Argentina for U. S. Dollars and the capital flows out of Argentina during 2011, the Argentine government imposed additional restrictions on the purchase of foreign currency and on the transfer of funds from Argentina (e.g., to make portfolio investments) and reduced the time required to comply with the mandatory transfer of funds into Argentina (e.g., the mandatory transfer into Argentina of the proceeds of loans disbursed outside of Argentina). Since January 2012, the term for mandatory transfer was reduced from 365 days to 30 or 10 days following disbursement depending on the indebtedness. Accordingly, we may face difficulties in the payment of external debt obligations from Argentina, we may not be able to fund and/or finance our operations in Argentina, or we may not be able to distribute dividends from Argentina. Additionally, by means of resolution 142/2012 issued by the Ministry of Economy on April 24, 2012, and Communication “A” 5300 issued by the Central Bank on April 27, 2012, the term to comply with the mandatory transfer into Argentina of export proceeds was reduced to 15 days following shipment. This last term was increased to 30 days pursuant to Resolution 231/2012 issued by the Ministry of Economy on May 24, 2012. These restrictions and requirements could adversely affect our financial condition and the results of our operations, or the market price of our common shares

Changes in the Argentine tax laws may adversely affect the results of our operations.

On September 23, 2013, Law No. 26,893 amending the Income Tax Law was enacted. Under the new law, the distribution of dividends is subject to tax at a rate of 10% and the sale, exchange or disposition of shares and other securities not trading in or listed in capital markets and securities exchanges is subject to tax at a rate of 15%. These amendments may adversely affect the results of our Argentine subsidiaries operations; and adversely impact the results of the sale or disposition of our Argentine subsidiaries’ shares.

Risks Related to Brazil

Brazilian economic and political conditions and perceptions of these conditions in international markets have a direct impact on our business and our access to international capital and debt markets and could adversely affect our results of operations and financial condition.

A significant portion of our operations, properties and customers are located in Brazil. Accordingly, our financial condition and results of operations are substantially dependent on economic conditions in Brazil. The Brazilian economy has experienced significant volatility in recent decades, characterized by periods of low or negative growth, high and variable levels of inflation and currency devaluation. Brazil’s GDP, in real terms, grew by 6.1% in 2007, 5.1% in 2008, decreased 0.2% in 2009, increased by 7.5% in 2010, increased 3.0% in 2011 and increased 0.9% in 2012. We cannot assure you that GDP will increase or remain stable in the future. Future developments in the Brazilian economy may affect Brazil’s growth rates and, consequently, the consumption of sugar, ethanol, and our other products. As a result, these developments could impair our business strategies, results of operations and financial condition.

Historically, Brazil’s political situation has influenced the performance of the Brazilian economy, and political crises have affected the confidence of investors and the general public, which has resulted in economic deceleration and heightened volatility in the securities issued abroad by Brazilian companies. Future developments in policies of the Brazilian government and/or the uncertainty of whether and when such policies and regulations may be implemented,.

Changes in Brazilian tax laws may increase our tax burden and have a material adverse impact on the taxes applicable to our business

The Brazilian government frequently implements changes to the Brazilian tax regime that may affect us and our clients. These changes include changes in prevailing tax rates and, occasionally, imposition of temporary taxes, the proceeds of which are earmarked for designated government purposes. Some of these changes may result in increases in our tax payments, which could adversely affect industry profitability and increase the prices of our products, restrict our ability to do business in our existing and target markets and cause our financial results to suffer. For example, in September 2011, the Brazilian government introduced a tax on currency derivative securities transactions (“IOF/Securities”) (where the underlying asset is linked to fluctuations in foreign currency exchange rates relative to the Reais) that are executed through the Brazilian markets at the time of the acquisition, sale or maturity of IOF/Securities. The tax is calculated at the rate of 1.0% on the notional adjusted value of the financial derivative transaction. On March 1, 2012, the Brazilian government issued new regulations effective immediately relating to new export prepayment financing, limiting the tenor of these financings to 360 days and excluding financial institutions as eligible lenders. In addition, the Brazilian government implemented a 6% IOF/Exchange tax rate applicable to foreign exchange transactions related to financing from foreign financial institutions (“IOF/Exchange”) on loan transactions with an average maturity of less than five years and reduced the IOF/Exchange rate for 360 days. In December 2012, the Brazilian government modified the regulation, allowing early receipt of resources for Brazilian exporters, for prepayment export facilities by importers or any corporate entity operating abroad, including financial institutions, without any incidence of taxes in certain cases. In June 2013, the Brazilian Government revoked those measures, and reduced to 0% of the IOF tax on inflows of investment capital destined to investments in fixed income as well in derivative securities transactions. The effects of these changes and any other change that could result from the enactment of additional legislation cannot be quantified. We cannot assure you that we will be able to maintain our projected cash flow and profitability following any increases in Brazilian taxes applicable to us and our operations.

Widespread corruption and fraud relating to ownership of real estate may adversely affect our business, especially our land transformation business.

Under Brazilian Legislation, real property ownership is normally transferred by means of a transfer deed, and subsequently registered at the appropriate Real Estate Registry Office under the corresponding real property record. There are uncertainties, corruption and fraud relating to title ownership of real estate in Brazil, mostly in rural areas. In certain cases, the Real Estate Registry Office may register deeds with errors, including duplicate and/or fraudulent entries, and, therefore, deed challenges frequently occur, leading to judicial actions. Property disputes over title ownership are frequent in Brazil, and, as a result, there is a risk that errors, fraud or challenges could adversely affect us.

As an example, the Instituto Nacional de Colonização e Reforma Agrária (“INCRA”) is currently conducting an investigation to determine the falsehood of the Certificado de Cadastro do Imóvel Rural (“CCIR”) delivered to us by the former owner of Rio de Janeiro Farm (the “Farm”) back in January 2005 when we acquired the Farm. In the event that the INCRA determines the falsehood of such CCIR, the acquisition deed of the Farm may be subsequently declared null and void, and therefore the Company would either ratify the acquisition by executing a new public deed with the seller, or request before a competent court the execution of the ratification of the acquisition. Also, the INCRA is conducting another investigation related to the cadena dominial of the Farm and determine the correct chain of ownership through the successive transfers of ownership of the Farm, in order to confirm that the destaque publico occurred or that the State does not have interest in claiming the ownership of the Farm. If the INCRA determines the falsehood of the CCIR and subsequently the acquisition deed of the Farm is declared null and void, and/or the INCRA cannot confirm a regular and licit chain of ownership of the Farm, and the Company cannot obtain a favorable judicial resolution to revert such decisions, it could result in materially adverse effect on our business, financial condition and operating results.

Social movements and the possibility of expropriation may affect the normal use of, damage, or deprive us of the use of or fair value of, our properties.

Social movements, such as Movimento dos Trabalhadores Rurais Sem Terra and Comissão Pastoral da Terra, are active in Brazil and advocate land reform and mandatory property redistribution by the federal government. Land invasions and occupations of rural areas by a large number of individuals is common practice for these movements, and, in certain areas, including those in which we have invested or are likely to invest, police protection and effective eviction proceedings are not available to land owners. As a result, we cannot assure you that our properties will not be subject to invasion or occupation by these groups. A land invasion or occupation could materially impair the normal use of our lands or have a material adverse effect on our results of operations, financial condition or the value of our common shares In addition, our land may be subject to expropriation by the federal government. Under Article 184 of the Brazilian Constitution, the federal government may expropriate land that is not in compliance with mandated local “social functions”. A “Social function” is defined in Article 186 of the Brazilian Constitution as (i) rational and adequate exploitation of land,; (ii) adequate use of natural resources available and preservation of the environment, (iii) compliance with labor laws, and (iv) exploitation of land to promote welfare of owners and employees. If the Brazilian government decides to expropriate any of our properties, our results of operations may be adversely affected, to the extent that potential compensation to be paid by the federal government may be less than the profit we could make from the sale or use of such land. Disputing the federal government’s government’s expropriation of land is usually time-consuming and the outcomes at of such challenges are uncertain. In addition, we may be forced to accept public debt bonds, which have limited liquidity, as compensation for expropriated land instead of cash. A land invasion or occupation also could materially impair the normal use of our lands or have a material adverse effect on our results of operations, financial condition or the value of our common shares.

Recent changes in Brazilian rules concerning foreign investment in rural properties may adversely affect our investments.

Brazilian Federal Law No. 5,709, effective October 7, 1971 (“Law 5709”) established certain restrictions on the acquisition of rural property by foreigners, including that (i) foreign investors may only acquire rural properties in which agricultural, cattle-raising, industrial or colonization projects are going to be developed as approved by the relevant authorities; (ii) the total rural area to be acquired by a foreign investor cannot exceed one quarter of the surface of the municipality where it is located, and foreigners with the same nationality may not own, cumulatively, more than 10% of the surface of the municipality in which it is located; and (iii) the acquisition or possession (or any in rem right) by a foreigner of rural property situated in an area considered important to national security must be previously approved by the General Office of the National Security Council (Secretaria-Geral do Conselho de Segurança Nacional). Pursuant to Article 23 of Law No. 8,629, of February 25, 1993 (“Law 8629”), the restrictions mentioned in items (i) and (ii) above established by Law 5709 are also applicable for rural lease agreements executed by foreigners. “Parcerias Agrícolas” (agriculture partnerships agreements) have not been subject to these restrictions. Although, a broader interpretation of the existing regulations could have also included these agreements within the limitations for foreigners, the Federal General Attorney’s Office (“AGU”) on October 8, 2012 issued a legal opinion 005/2012, pursuant to which the AGU confirmed the understanding that the “Parcerias Rurais” are not subject to the restrictions or limitations of Law 5709. In addition, pursuant to Law 8629, the acquisition or lease by a foreigner of a rural property exceeding 100 módulos de exploração indefinida - “MEI,” a measurement unit defined by the Regional Superintendence of the National Institute of Colonization and Land Reform (Superintendencia Regional do Instituto Nacional de Colonizaçao e Reforma Agrária – “INCRA”) in hectares for each region of the country - must be previously approved by the Brazilian National Congress. Law 5709 also establishes that the same restrictions apply to Brazilian companies that are directly or indirectly controlled by foreign investors. Any acquisition or lease of rural property by foreigners in violation of the terms of Law 5709 would be considered null and void under Brazilian law.

However, the Brazilian Constitution enacted in 1988 and its amendments, in particular Constitutional Amendment No. 6, of August 15, 1995, provides that (i) no restrictions on the acquisition of rural land in Brazil should apply to Brazilian companies; and (ii) any company incorporated and headquartered in Brazil and controlled by foreign investors must receive the same treatment as any other company incorporated and headquartered in Brazil and controlled by Brazilian investors. Since the enactment of the Brazilian Constitution in 1988, the interpretation had been that the restrictions imposed by Federal Law 5709 on the acquisition or lease of rural property above-mentioned did not apply to Brazilian companies controlled by foreigners, pursuant to the legal opinion No. GQ-22, issued by the Federal General Attorney’s Office (the “AGU in 1994, which was ratified by legal opinion No. GQ-181, also issued by the AGU in 1998. However, the Brazilian Justice National Council issued an Official Letter on July 13, 2010 addressed to all the Brazilian local State Internal Affairs Bureaus in order for them to adopt procedures within sixty (60) days and instruct the local State Notary and Real Estate Registry Offices to observe the restrictions of the Brazilian law on the acquisitions of rural land by Brazilian companies with foreign equity holders. Thereafter, on August 19, 2010, the AGU revised its prior opinion, and published a new legal opinion which: (i) revoked the AGU’s legal opinions No. GQ-22 and GQ-181; and (ii) confirmed that Brazilian entities controlled by foreigners should be subject to the restrictions described above, and the transactions entered into by foreigners in connection with rural properties shall be subject to the analysis and approval from INCRA, the Ministry of Agrarian Development and the Brazilian National Congress, when applicable. This revised opinion was ratified by the President of Brazil and published in the Official Gazette of the Federal Executive on August 23, 2010, becoming binding as of such date. We therefore believe that the acquisitions of rural properties by Brazilian companies directly or indirectly controlled by foreigners registered in the appropriate real estate registry prior to August 23, 2010 are not be affected by the AGU’s legal opinion. As a confirmation of such understanding, pursuant to the Joint Normative Ruling N. 1 issued on September 27, 2012 by the Ministries of: (i) Agricultural Development; (ii) Agriculture, Cattle-raising and Supply; (iii) Industry Development and Foreign Commerce; and (iv) Tourism (the “Joint Normative Ruling N. 1”); and the Normative Ruling/IN INCRA No.76, issued on August 23, 2013, a Brazilian company controlled by foreign individuals or companies which acquired or leased rural properties, by means of an act or agreement entered into from June 7, 1994 and August 22, 2010, may register such property before the National System of Rural Registry (Sistema Nacional de Catastro Rural-SNCR), without any administrative sanction. However, as of said date, the acquisition and leasing of rural land in Brazil, including through corporate transactions, will be subject to the above-mentioned restrictions, and will require several additional layers of review and approvals which may be discretionary (including the approvals from INCRA,

Ministry of Agrarian Development and the Brazilian National Congress, when applicable), burdensome and time consuming. Additionally, the Joint Normative Ruling N. 1 sets forth the administrative procedures applicable to requests for authorization for the acquisition or lease of rural properties by foreign investors pursuant to Law 5709. Under the Joint Normative Ruling, in order to obtain the authorization for the acquisition or lease of rural properties, foreign investors shall present a project to the INCRA, containing the following information: (i) the rationale for the relationship between the property to be acquired or leased and the project size; (ii) physical and financial schedule of the investment and implementation of the project; (iii) use of official credit (governmental funds) for the total or partial finance of the project; (iv) logistic viability of the execution of the project and, in case of a industrial project, proof of compatibility between the local industrial sites and the geographic location of the lands; and (v) proof of compatibility with the criteria established by the Brazilian Ecological and Economical Zoning (Zoneamento Ecológico Económico do Brasil- ZEE), relating to the location of the property.

While we conduct our operations in Brazil through local subsidiaries, we would be considered a foreign controlled entity within the meaning of the restrictions articulated above. Therefore, if we are not able to comply with these restrictions and obtain the required approvals in connection with future acquisitions, our business plan, contemplated expansion in Brazil and results of operations will be adversely affected.

Furthermore, there is currently proposed legislation under analysis in the Brazilian National Congress regarding the acquisition of rural land by Brazilian companies controlled by foreign holders, which if approved may further limit and restrict the investments of companies with foreign equity capital in rural land in Brazil. Such further restrictions, if adopted, may place more strain on our ability to expand our operations in Brazil.

The Brazilian government has exercised, and continues to exercise, significant influence over the Brazilian economy.

The Brazilian government frequently intervenes in the Brazilian economy and occasionally makes significant changes in policy and regulations. The Brazilian government’s actions to control inflation and other policies and regulations have often involved, among other measures, increases in interest rates, changes in tax policies, price controls, currency devaluations, capital controls and limits on exports and imports. We may be adversely affected by changes in policy or regulations involving or affecting factors such as:

•	interest rates;

•	monetary policy;

•	limitation on ownership of rural land by foreigners;

•	exchange controls and restrictions on remittances abroad;

•	currency fluctuations;

•	inflation;

•	the liquidity of domestic capital and financial markets;

•	tax policy; and

•	other political, social and economic policies or developments in or affecting Brazil.

Uncertainty over whether the Brazilian government will implement changes in policy or regulations affecting these or other factors in the future may contribute to economic uncertainty in Brazil and to heightened volatility in the Brazilian securities markets and securities issued abroad that are supported by Brazilian issuers. As a result, these uncertainties and other future developments in the Brazilian economy may adversely affect our business, financial condition and results of operations and may adversely affect the price of our common shares.

Our business in Brazil is subject to governmental regulation.

Our Brazilian operations are subject to a variety of national, state, and local laws and regulations, including environmental, agricultural, health and safety and labor laws. We invest financial and managerial resources to comply with these laws and related permit requirements. Our failure to do so could subject us to fines or penalties, enforcement actions, claims for personal injury or property damages, or obligations to investigate and/or remediate damage or injury. Moreover, if applicable laws and regulations, or the interpretation or enforcement thereof, become more stringent in the future, our capital or operating costs could increase beyond what we currently anticipate, and the process of obtaining or renewing licenses for our activities could be hindered or even opposed by the competent authorities.

We are also subject to several laws and regulations, among others, imposed in Brazil by (i) the National Agency of Petroleum, Natural Gas and Biofuels (Agência Nacional do Petróleo, Gás Natural e Biocombustível) and by the Brazilian Electricity Regulatory Agency (Agência Nacional de Energia Elétrica) (“ANEEL”) due to our production of sugarcane and ethanol and (ii) the Ministry of Agriculture, Breeding Cattle and Supply (Ministerio da Agricultura, Pecuaria e Abastecimento), due to our agricultural, sugarcane and ethanol production activities. If an adverse final decision is issued in an administrative process, we could be exposed to penalties and sanctions derived from the violation of any of these laws and regulations, including the payment of fines, and, depending on the level of severity applied to the infraction, the closure of facilities and/or stoppage of activities and the cancellation or suspension of the registrations, authorizations and licenses, which may also result in temporary interruption or discontinuity of activities in our plants, and adversely affect our business, financial status, and operating results.

Government laws and regulations in Brazil governing the burning of sugarcane could have a material adverse impact on our business or financial performance.

In Brazil, a relevant percentage of sugarcane is currently harvested by burning the crop, which removes leaves in addition to eliminating insects and other pests. The states of São Paulo, Minas Gerais and Mato Grosso do Sul, among others, have established laws and regulations that limit and/or entirely prohibit the burning of sugarcane and there is a likelihood that increasingly stringent regulations will be imposed by those states and other governmental agencies in the near future.

Such limitations arise from a Brazilian Federal Decree that set forth the complete elimination of the harvest by burning the crop until 2018 in areas where it is possible to carry out mechanized harvest. In the state of Minas Gerais, the deadline imposed by the State Government for the elimination of the harvest by burning the crop is 2014, for areas with declivity lower than 12%, and for areas with declivity higher than 12% it shall be given an additional term as per the State Environmental Agency decision, on a case by case basis. Nevertheless, in the state of Mato Grosso do Sul it is currently applicable the deadline of 2018 for the elimination of harvest by burning the crop for areas where mechanized harvest can be carried out, as per the Brazilian Federal Decree.

We currently make significant investments to comply with these laws and regulations. Although our plans for the implementation of mechanized harvesting are underway, with 90.24% of our sugarcane harvest mechanized during the 2011-2012 harvest, the strengthening of these laws and regulations or the total prohibition of sugarcane burning would require us to increase our planned investment in harvesting equipment, which, in turn, would limit our ability to fund other investments. In addition, the state of São Paulo has imposed an obligation on growers to dedicate a certain percentage of land used for sugarcane cultivation for native or reclaimed forest area. The cost of setting aside this land is difficult to predict and may increase costs for us or our sugarcane suppliers. As a result, the costs to comply with existing or new laws or regulations are likely to increase, and, in turn, our ability to operate our plants and harvest our sugarcane crops may be adversely affected.

Any failure to comply with these laws and regulations may subject us to legal and administrative actions. These actions can result in civil or criminal penalties, including a requirement to pay penalties or fines, which may range from $5 to $50 million and can be doubled or tripled in case of recidivism, an obligation to make capital and other expenditures or an obligation to materially change or cease some operations.

Risks Relating to this Offering

Sales of substantial amounts of our shares in the public market, or the perception that these sales may occur, could cause the market price of our shares to decline.

Sales of substantial amounts of our shares in the public market, or the perception that these sales may occur, could cause the market price of our shares to decline. This could also impair our ability to raise additional capital through the sale of our equity securities. Under our articles of incorporation, we are authorized to issue up to 2,000,000,000 shares, of which 122,381,390 shares are outstanding as of June 30, 2013. See “Selling Shareholders” and “Item 7. Major Shareholders and Related Party Transactions—B. Related Party Transactions—Registration Rights Agreement” in our Annual Report on Form 20-F. We cannot predict the size of future issuances of our shares or the effect, if any, that future sales and issuances of shares would have on the market price of our shares.

As a foreign private issuer, we rely on exemptions from certain NYSE corporate governance standards applicable to U.S. issuers, including the requirement that a majority of an issuer’s directors consist of independent directors. This may afford less protection to holders of our common shares.

Section 303A of the NYSE Listing Rules requires listed companies to have, among other things, a majority of their board members be independent, and to have independent director oversight of executive compensation, nomination of directors and corporate governance matters. As a foreign private issuer, however, we are permitted to, and do follow home country practice in lieu of the above requirements. Luxembourg law, the law of our home country, does not require that a majority of our board to consist of independent directors or the implementation of a nominating and corporate governance committee, and our board may thus not include, or include fewer, independent directors than would be required if we were subject to the NYSE Listing Rules applicable to U.S. listed companies. Since a majority of our board of directors may not consist of independent directors as long as we rely on the foreign private issuer exemption to the NYSE Listing Rules, our board’s approach may, therefore, be different from that of a board with a majority of independent directors, and as a result, the management oversight of our Company may be more limited than if we were subject to the NYSE Listing Rules.

Risks Related to a Luxembourg Company

We are a Luxembourg corporation (“société anonyme”) and it may be difficult for you to obtain or enforce judgments against us or our executive officers and directors in the United States.

We are organized under the laws of the Grand Duchy of Luxembourg. Most of our assets are located outside the United States. Furthermore, most of our directors and officers and the experts named in this prospectus reside outside the United States, and most of their assets are located outside the United States. As a result, you may find it difficult to effect service of process within the United States upon these persons or to enforce outside the United States judgments obtained against us or these persons in U.S. courts, including judgments in actions predicated upon the civil liability provisions of the U.S. federal securities laws. Likewise, it may also be difficult for you to enforce in U.S. courts judgments obtained against us or these persons in courts located in jurisdictions outside the United States, including actions predicated upon the civil liability provisions of the U.S. federal securities laws. It may also be difficult for an investor to bring an action in a Luxembourg court predicated upon the civil liability provisions of the U.S. federal securities laws against us or these persons. Luxembourg law, furthermore, does not recognize a shareholder’s right to bring a derivative action on behalf of the company.

Service of process within Luxembourg upon the Company may be possible, provided that The Hague Convention on the Service Abroad of Judicial and Extrajudicial Documents in Civil or Commercial Matters of November 15, 1965 is complied with.

As there is no treaty in force on the reciprocal recognition and enforcement of judgments in civil and commercial matters between the United States and the Grand Duchy of Luxembourg, courts in Luxembourg will not automatically recognize and enforce a final judgment rendered by a U.S. court. The enforceability in Luxembourg courts of judgments entered by U.S. courts will be subject prior any enforcement in Luxembourg to the procedure and the conditions set forth in particular in the Luxembourg procedural code, which conditions may include the following (subject to court interpretation which may evolve):

•	the judgment of the U.S. court is final and duly enforceable (exécutoire) in the United States;

•

the U.S. court had jurisdiction over the subject matter leading to the judgment (that is, its jurisdiction was established in compliance both with Luxembourg private international law rules and with the applicable domestic U.S. federal or state jurisdictional rules);

•	the U.S. court has applied to the dispute the substantive law which would have been applied by Luxembourg courts;

•	the judgment was granted following proceedings where the counterparty had the opportunity to appear, and if it appeared, to present a defense;

•	the U.S. court has acted in accordance with its own procedural laws; and

•	the judgment of the U.S. court does not contravene Luxembourg international public policy.

Under our articles of incorporation, we indemnify and hold our directors harmless against all claims and suits brought against them, subject to limited exceptions. Under our articles of incorporation, to the extent allowed or required by law, the rights and obligations among or between us, any of our current or former directors, officers and company employees and any current or former shareholder will be governed exclusively by the laws of Luxembourg and subject to the jurisdiction of the Luxembourg courts, unless such rights or obligations do not relate to or arise out of their capacities as such. Although there is doubt as to whether U.S. courts would enforce such provision in an action brought in the United States under U.S. securities laws, such provision could make the enforcement of judgments obtained outside Luxembourg more difficult as to the enforcement against our assets in Luxembourg or jurisdictions that would apply Luxembourg law.

You may have more difficulty protecting your interests than you would as a shareholder of a U.S. corporation.

Our corporate affairs are governed by our articles of incorporation and by the laws governing joint stock companies organized under the laws of the Grand Duchy of Luxembourg as well as such other applicable local law, rules and regulations. The rights of our shareholders and the responsibilities of our directors and officers under Luxembourg law are different from those applicable to a corporation incorporated in the United States. There may be less publicly available information about us than is regularly published by or about U.S. issuers. Also, Luxembourg regulations governing the securities of Luxembourg companies may not be as extensive as those in effect in the United States, and Luxembourg law and regulations in respect of corporate governance matters may not be as protective of minority shareholders as state corporation laws in the United States. Therefore, you may have more difficulty protecting your interests in connection with actions taken by our directors and officers or our principal shareholders than you would as a shareholder of a corporation incorporated in the United States.

You may not be able to participate in equity offerings, and you may not receive any value for rights that we may grant.

Pursuant to Luxembourg corporate law, existing shareholders are generally entitled to preemptive subscription rights in the event of capital increases and issues of shares against cash contributions. However, under our articles of incorporation, the board of directors has been authorized to waive, limit or suppress such preemptive subscription rights until the fifth anniversary of the publication of the authorization granted to the board in respect of such waiver by the general meeting of shareholders. The current authorization is valid until April 22, 2016 and we expect to seek a renewal and/extension of such authorization thereafter.

CAPITALIZATION

The following table sets forth our capitalization as of June 30, 2013.

You should read the information in this table in conjunction with our Unaudited Condensed Consolidated Interim Financial Statements in our Current Report on Form 6-K furnished to the SEC on August 14, 2013, which are incorporated herein by reference.

As of June 30, 2013
(Unaudited) (in thousands of $)
Current borrowings
Bank borrowings	200,175
Obligations under finance leases	394
Total current borrowings	200,569
Non-current borrowings
Bank borrowings	404,716
Obligations under finance leases	485
Total non-current borrowings	405,201
Total borrowings	605,770
Equity attributable to equity holders of the parent
Share capital(1)	183,573
Share premium	943,053
Cumulative translation adjustment	(248,898)
Equity-settled compensation	16,589
Other reserves	(164)
Treasury shares	(1)
Retained earnings	43,431
Total equity attributable to equity holders of the parent	937,583
Total capitalization(2)	1,543,353

(1)	Consists of 122.381.815 common shares (of which 425 are treasury shares), $1.50 par value per share.
(2)	Total capitalization includes total borrowings plus total equity attributable to equity holders of the parent.

REASONS FOR THE OFFER AND USE OF PROCEEDS

This prospectus relates to the disposition by the selling shareholders of up to 55,821,281 of our common shares, which (i) were issued to the selling shareholders pursuant to the reorganization in 2011 (the “Reorganization”) that preceded our initial public offering in 2011 (“IPO”) and in connection with the transfer of their interest in International Farmland Holdings, LLC (IFH LLC) in exchange for common shares of Adecoagro or (ii) purchased by the selling shareholders in ordinary market transactions. The selling shareholders were among the original members of International Farmland Holdings, LLC (“IFH LLC”), our predecessor company. As part of the Reorganization, the original members of IFH LLC transferred pro rata 98% of their membership interests in IFH LLC to Adecoagro S.A. in exchange for 100% of the common shares of Adecoagro S.A. The selling shareholders transferred the remainder of their interest in IFH LLC to Adecoagro S.A. in exchange for common shares of Adecoagro in a series of transactions following our IPO (see “Selling Shareholders”).

We are registering the common shares for disposition by the selling shareholders voluntarily. The registration of the common shares does not mean that the selling shareholders will actually offer or sell any of these shares. We will incur all of the offering expenses, not including underwriting or selling commissions, if any, in connection with the registration of the common shares. If the common shares are sold through underwriters or broker-dealers, the selling shareholders will be responsible for underwriting discounts or commissions or agent’s commissions.

We will not receive any proceeds from the sale by the selling shareholders of our common shares.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS

The following management’s discussion and analysis of financial condition and results of operations should be read in conjunction with the Audited Annual Consolidated Financial Statements and the related notes and the Unaudited Condensed Consolidated Interim Financial Statements and the related notes, which appear in the documents incorporated by reference in this prospectus. The following management’s discussion and analysis of both financial condition and results of operations contains forward-looking statements; for more information regarding the risks, uncertainties and assumptions inherent in these forward-looking statements, see “Notice Regarding Forward-looking Statements” and “Risk Factors.”

Introduction

We are engaged in agricultural, manufacturing and land transformation activities. Our agricultural activities consist of harvesting certain agricultural products, including crops (soybeans, corn, wheat, etc.), rough rice and sugarcane, for sale to third parties and for internal use as inputs in our various manufacturing processes, and producing raw milk. Our manufacturing activities consist of (i) selling manufactured products, including processed rice, sugar, ethanol and energy, among others, and (ii) providing services, such as grain warehousing and conditioning and handling and drying services, among others. Our land transformation activities consist of the acquisition of farmlands or businesses with underdeveloped or underutilized agricultural land and implementing production technology and agricultural best practices to enhance yields and increase the value of the land. Please see also “Risk Factors—Risks Related to Argentina—Argentine law concerning foreign ownership of rural properties may adversely affect our results of operations and future investments in rural properties in Argentina” and “Risk Factors—Risks Related to Brazil— Recent changes in Brazilian rules concerning foreign investment in rural properties may adversely affect our investments.”

We are organized into three main lines of business: farming; land transformation; and sugar, ethanol and energy. These lines of business consist of seven reportable operating segments, which are evaluated by the chief operating decision-maker based upon their economic characteristics, the nature of the products they offer, their production processes and their type and class of customers and distribution methods. Our farming business is comprised of five reportable operating segments: Crops, Rice, Dairy, Coffee and Cattle. Each of our Sugar, Ethanol and Energy and Land Transformation lines of business is also a reportable operating segment.

There are significant economic differences between our agricultural and manufacturing activities. Some of our agricultural activities generally do not involve further manufacturing processes, including those within the crops, dairy, coffee and cattle segments. Our other agricultural activities in the rice and sugar, ethanol and energy segments generally involve further manufacturing processes, comprising our manufacturing activities. The table below sets forth our agricultural and manufacturing activities by segment.

Segment	Agricultural Product	Manufactured Product & Services Rendered
Crops	Soybean Corn Wheat Sunflower Cotton	Grain drying & conditioning

Rice	Rough rice	White rice & brown rice

Dairy	Raw milk	—

Coffee	Coffee	—

Cattle	Head or kilograms of cattle	Land leasing

Sugar, Ethanol and Energy	Sugarcane	Sugar, Ethanol and Energy

We structure the revenue and cost section of our statement of income to separate our “Gross Profit from Manufacturing Activities” from our “Gross Profit from Agricultural Activities” as further described below:

Manufacturing Activities

The gross profit of our manufacturing activities is a function of our sales of manufactured products and services rendered and the related costs of manufacturing those products or delivering those services. We recognize an amount of revenue representing the actual dollar amount collected or to be collected from our customers. Our principal costs consist of raw materials, labor and social security expenses, maintenance and repairs, depreciation, lubricants and other fuels, among others. We obtain our raw materials principally from our own agricultural activities and, to a lesser extent, from third parties.

Agricultural Activities

Our agricultural activities involve the management of the biological transformation of biological assets into agricultural produce for sale to third parties, or into agricultural products that we use in our manufacturing activities. We measure our biological assets and agricultural produce in accordance with IAS 41 “Agriculture.” IAS 41 requires biological assets to be measured on initial recognition and at each balance sheet date at their fair value less cost to sell, with changes in fair value recognized in the statement of income as they occur. As market determined prices are generally not available for biological assets while they are growing, we use the present value of expected net cash flows as a valuation technique to determine fair value, as further discussed below in “—Critical Accounting Policies and Estimates.” In addition, agricultural produce at the point of harvest is measured at fair value less cost to sell, which is generally determined by reference to the quoted market price in the relevant market. Consequently, the gains and losses arising on initial recognition and changes in fair value of our biological assets and the initial recognition of our agricultural produce at the point of harvest are accounted for in the statement of income in the line item “Initial recognition and changes in fair value of biological assets and agricultural produce.”

After agricultural produce is harvested, we may hold it in inventory at net realizable value up to the point of sale, which includes market selling price less direct selling expenses, with changes in net realizable value recognized in the statement of income when they occur. When we sell our inventory, we sell at the prevailing market price and we incur direct selling expenses.

We generally recognize the agricultural produce held in inventory at net realizable value with changes recognized in the statement of income as they occur. Therefore, changes in net realizable value represent the difference in value from the last measurement through the date of sale on an aggregated basis.

We consider gains and losses recorded in the line items of the statement of income “Initial recognition and changes in fair value of biological assets and agricultural produce” and “Changes in net realizable value of agricultural produce after harvest” to be realized only when the related produce or manufactured product is sold to third parties and, therefore, converted into cash or other financial assets. Therefore, “realized” gains or losses mean that the related produce or product has been sold and the proceeds are included in revenues for the year.

The sale of agricultural produce is revenue as defined in IAS 18. However, IAS 41 does not provide guidance on the presentation of revenues and costs arising from the selling of biological assets and agricultural produce. Due to the lack of guidance in IAS 41 and based on IAS 1, “Presentation of financial statements,” we present, as a matter of accounting policy, our sales of biological assets and agricultural produce and their respective costs of sale separately in two line items in the statement of income. The line item “Sales of agricultural produce and biological assets” represents the consideration received or receivable for the sale to third parties based generally on the applicable quoted market prices of the respective produce or biological asset in the relevant markets at the point of sale. At the point of sale, our agricultural produce is measured at net realizable value, which reflects the sale price less the direct cost to sell, and our biological assets are measured at fair value less cost to sell, in each case, using the applicable quoted market prices in the relevant markets.

The line item “Cost of agricultural produce sold and direct agricultural selling expenses” consists of two components: (i) the cost of our sold agricultural produce and/or biological assets as appropriate, plus (ii) in the case of agricultural produce, the direct costs of selling, including but not limited to, transportation costs, export taxes and other levies. The cost of our agricultural produce sold represents the recognition as an expense of our agricultural produce held in inventory valued at net realizable value. The cost of our biological assets and/or agricultural produce sold at the point of harvest represents the recognition as an expense of our biological assets and/or agricultural produce measured at fair value less costs to sell, generally representing the applicable quoted market price at the time of sale. Accordingly, the line item “Sales of agricultural produce and biological assets” is equal to the line item “Cost of agricultural produce plus direct agricultural selling expenses.”

Accordingly, we receive cash or consideration upon the sale of our inventory of agricultural produce to third parties but we do not record any additional profit related to that sale, as that gain or loss had already been recognized under the line items “Initial recognition and changes in fair value of biological assets and agricultural produce” and “Changes in net realizable value of agricultural produce after harvest,” as described above.

Land Transformation

The Land Transformation segment includes two types of operations. The first relates to the acquisition of farmlands or businesses with underdeveloped or underutilized agricultural land (land which we have identified as capable of being transformed into more productive farmland by enhancing yields and increasing its future value). When we acquire a farmland business for an acquisition price below its estimated fair value, we recognize an immediate gain (a “purchase bargain gain”). The land acquired is recognized at its fair value at the acquisition date and is subsequently carried at cost under the cost model in IAS 16.

The second type of operation undertaken within this segment relates to the realization of value through the strategic disposition of assets (i.e. farmland) that may have reached full development potential. Once we believe certain land has reached full growth potential, we may decide to realize such incremental value through the disposition of the land.

The results of these two activities (purchase bargain gains as a result of opportunistic acquisitions of businesses with underdeveloped or underutilized land below fair market value, and gains on dispositions reflecting the ultimate realization of cash value on dispositions of transformed farmlands) are included separately in the Land Transformation segment.

Land transformation activities themselves are not reflected in this segment; rather, they are reflected in all of our other agricultural activities in other segments. The results of our land transformation strategy are realized as a separate activity upon disposition of transformed farmlands and other rural properties.

Trends and Factors Affecting Our Results of Operations

Our results of operations have been influenced and will continue to be influenced by the following factors:

(i) Effects of Yield Fluctuations

The occurrence of severe adverse weather conditions, especially droughts, hail, floods or frost, are unpredictable and may have a potentially devastating impact on agricultural production and may otherwise adversely affect the supply and prices of the agricultural commodities that we sell and use in our business. The effects of severe adverse weather conditions may also reduce yields at our farms. Yields may also be affected by plague, disease or weed infection and operational problems. In the first half of 2013, the countries in which we operate suffered a severe drought, which resulted in a reduction of approximately 21% to 31% in our yields for the 2012/2013 harvest, depending on the affected commodity, compared with our historical averages. These yield reductions directly impacted the yields of our Crops segment, which is reflected in the line item “Initial recognition and changes in fair value of biological assets and agricultural produce” of the statement of income. The average expected yields for the 2012/2013 harvest for crops before the drought were 6.6 tons per hectare for corn and 2.5 tons per hectare for soybean. The actual yields following the drought were 5.3 tons per hectare for corn and 1.7 tons per hectare for soybean, which generated a decrease in initial recognition and changes in fair value of biological assets and agricultural produce in respect of corn, soybean and the remaining crops of $7.4 million, $17.9 million and $6.5 million, respectively, for the period ended June 30, 2013.

The following table sets forth our average crop, rice and sugarcane yields for the periods indicated:

			% Change
	2012/2013	2011/2012	2012/2013
	Harvest Year (2)	Harvest Year	2011/2012
	Tons per hectare
Corn (1)	5.6	5.0	11.7%
Soybean	2.2	2.5	(10.5%)
Soybean (second harvest)	1.3	1.5	(14.7%)
Cotton lint	0.9	1.0	(18.9%)
Wheat (2)	1.8	2.6	(30.2%)
Rice	5.7	5.4	4.6%
Coffee (3)	N/A	1.9	N/A
Sugarcane	75.7	76.0	(0.4%)

(1)	Includes sorghum
(2)	Includes barley
(3)	The business was disposed on May 2, 2013.
(4)	Yield as of June 30, 2013. The percent of harvest completed as of June 30, 2013 was 67.4% for corn, 100% for soybean first harvest, 99.8% for soybean second harvest, 95.2% for cotton, 100% for wheat and 100% for rice.

(ii) Effects of Fluctuations in Production Costs

During the six-month period ended June 30, 2013 we have experienced fluctuations in our production costs. The primary reason is the fluctuation in the costs of (i) fertilizers, (ii) agrochemicals, (iii) seeds, (iv) fuel and (v) farm leases. The use of advanced technology, however, allowed us to increase our efficiency, in large part mitigating the fluctuations in production costs. Some examples of how the implementation of production technology has allowed us to increase our efficiency and reduce our costs include using no-till (also known as “direct sowing”, which involves farming without the use of tillage, leaving plant residues on the soil to form a protective cover which positively impacts costs, yields and the soil), crop rotation, second harvest in one year, integrated pest management, and balanced fertilization techniques to increase the productive efficiency in our farmland. Increased mechanization of harvesting and planting operations in our sugarcane plantations and utilization of modern, high pressure boilers in our sugar and ethanol mills has also yielded higher rates of energy production per ton of sugarcane.

(iii) Effects of Fluctuations in Commodities Prices

Commodity prices have historically experienced substantial fluctuations. For example, based on Chicago Board of Trade (“CBOT”) data, from January 1, 2013 to June 30, 2013, wheat prices decreased by 16.6%, soybean prices increased 10.3% and corn prices decreased by 2.7%. Also, between January 1, 2013 and June 30, 2013, ethanol prices decreased by 5.0%, according to ESALQ data, and sugar prices decreased by 16.0%, according to Intercontinental Exchange of New York (“ICE-NY”) data. Commodity price fluctuations impact our statement of income as follows:

•	Initial recognition and changes in the fair value of biological assets and agricultural produce in respect of not harvested biological assets undergoing biological transformation;

•	Changes in net realizable value of agricultural produce for inventory carried at its net realizable value; and

•	Sales of manufactured products and sales of agricultural produce and biological assets sold to third parties.

The following graphs show the spot market price of some of our products for the periods indicated:

Soybean in U.S. cents per bushel (CBOT)	Corn in U.S. cents per bushel (CBOT)

Sugar in U.S. cents per pound (ICE-NY)	Ethanol in Reais per cubic meter (ESALQ)

(iv) Fiscal Year and Harvest Year

Our fiscal year begins on January 1 and ends on December 31 of each year. However, our production is based on the harvest year for each of our crops and rice. A harvest year varies according to the crop or rice plant and to the climate in which it is grown. Due to the geographic diversity of our farms, the planting period for a given crop or rice may start earlier on one farm than on another, causing differences for their respective harvesting periods. The presentation of production volume (tons) and production area (hectares) in this prospectus in respect of the harvest years for each of our crops and rice starts with the first day of the planting period at the first farm to start planting in that harvest year to the last day of the harvesting period of the crop, rice or coffee planting on the last farm to finish harvesting that harvest year.

Production area for cattle is presented on a harvest year basis, as land used for cattle operations is linked to our farming operations and use of farmland during a harvest year, while production volumes for dairy and cattle are presented on a fiscal year basis. On the other hand, production volume and production area in our sugar, ethanol and energy business are presented on a fiscal year basis.

The financial results in respect of all of our products are presented on a fiscal year basis.

(v) Effects of Fluctuations of the Production Area

Our results of operations also depend on the size of the production area. The size of our own and leased area devoted to crop, rice, coffee and sugarcane production fluctuates from period to period in connection with the purchase and development of new farmland, the sale of developed farmland, the lease of new farmland and the termination of existing farmland lease agreements. Lease agreements are usually settled following the harvest season, from July to June in crops and rice, and from May to April in sugarcane. The length of the lease agreements are usually one year for crops, one to five years for rice and five to six years for sugarcane. Regarding crops, the production area can be planted and harvested one or two times per year. As an example, wheat can be planted in July and harvested in December. Right after its harvest, soybean can be planted in the same area and harvested in April. As a result, planted and harvested area can exceed the production area during one year. Regarding sugarcane and coffee, the production area can exceed the harvested area in one year. Grown sugarcane can be left in the fields and then harvested the following year. Coffee trees are pruned from time to time, in which case they do not produce beans and accordingly, are not harvested the following year. The increase in rice production area for the six-month period ended June 30, 2013, was mainly driven by the transformation of undeveloped/undermanaged owned land that was put into production. The decrease in crop production area for the six-month period ended June 30, 2013, compared to the same period in 2012, was mainly driven by a decrease in leased hectares during this year. The increase in sugar, ethanol and energy production area in 2013 is explained by an increase in leased hectares during this year.

The following table sets forth the fluctuations in the production area for the periods indicated:

	Period ended June 30,
	2013	2012
	Hectares
Crops	147,538	151,132
Rice	35,249	31,497
Coffee	—	1,632
Sugar, Ethanol and Energy	94,214	76,517

(vi) Effect of Acquisitions and Dispositions

The comparability of our results of operations is also affected by the completion of significant acquisitions and dispositions. Our results of operations for earlier periods that do not include a recently completed acquisition or do include farming operations subsequently disposed of may not be comparable to the results of a more recent period that reflects the results of such acquisition or disposition.

(vii) Macroeconomic Developments in Emerging Markets

We generate nearly all of our revenue from the production of food and renewable energy in emerging markets. Therefore, our operating results and financial condition are directly impacted by macroeconomic and fiscal developments, including fluctuations in currency exchange rates, inflation and interest rate fluctuations, in those markets. In recent years, the emerging markets where we conduct our business (including Argentina, Brazil and Uruguay) have generally experienced significant macroeconomic improvements but remain subject to such fluctuations.

(viii) Effects of Export Taxes on Our Products

Following the economic and financial crisis experienced by Argentina in 2002, the Argentine government increased export taxes on agricultural products, mainly on soybean and its derivatives, wheat, rice and corn. Soybean is subject to an export tax of 35.0%; wheat is subject to an export tax of 23.0%, rough rice is subject to an export tax of 10.0%, processed rice is subject to an export tax of 5.0%, corn is subject to an export tax of 20.0% and sunflower is subject to an export tax of 32.0%.

As local prices are determined taking into consideration the export parity reference, any increase in export taxes would affect our financial results.

(ix) Effects of Foreign Currency Fluctuations

Each of our Argentine, Brazilian and Uruguayan subsidiaries uses local currency as its functional currency. A significant portion of our operating costs in Argentina are denominated in Argentine Pesos and most of our operating costs in Brazil are denominated in Brazilian Reais. For each of our subsidiaries’ statements of income, foreign currency transactions are translated into the local currency, as such subsidiaries’ functional currency, using the exchange rates prevailing as of the dates of the relevant specific transactions. Exchange differences resulting from the settlement of such transactions and from the translation at year-end exchange rates of monetary assets and liabilities denominated in foreign currencies are recognized in the statement of income under “finance income” or “finance costs,” as applicable. Our consolidated financial statements are presented in U.S. dollars, and foreign exchange differences that arise in the translation process are disclosed in the consolidated statement of comprehensive income.

As of December 31, 2012, the Peso-U.S. dollar exchange rate was Ps.4.92 per U.S. dollar as compared to Ps. 4.30 and Ps.3.97 per U.S. dollar as of December 31, 2011 and 2010, respectively. As of December 31, 2012, the Real-U.S. dollar exchange rate was R$2.05 per U.S. dollar as compared to R$1.86 and R$1.66 per U.S. dollar as of December 31, 2011 and 2010, respectively. As of June 30, 2013, the Peso-U.S. dollar exchange rate was Ps. 5.39 per U.S. dollar as compared to Ps. 4.53 as of June 30, 2012. As of June 30, 2013, the Real-U.S. dollar exchange rate was R$2.23 per U.S. dollar as compared to R$2.01 as of June 30, 2012.

The following graph shows the Real-U.S. dollar rate of exchange for the periods indicated:

During the periods ended June 30, 2013 and 2012, the Group entered into several currency forward contracts with Brazilian banks in order to hedge the fluctuation of the Brazilian Reais against US Dollar for a total notional amount of $ 145 million and $ 134.9 million, respectively. The currency forward contracts entered in 2013 had maturity dates between July 2013 and June 2014, while those entered in 2012 had maturity dates ranging between July 2012 and December 2013. The outstanding contracts resulted in the recognition of a loss amounting to $ 1.5 million in 2013 and $ 8.4 million in 2012. Gains and losses on currency forward contracts are included within “Financial results, net” in the statement of income.

(x) Seasonality

Our business activities are inherently seasonal. We generally harvest and sell corn, soybean, rice and sunflower between February and August, and wheat from December to January. Coffee and cotton are unique in that while both are typically harvested from May to August, they require a conditioning process that takes about two to three months before being ready to be sold. Sales in other business segments, such as in our Cattle and Dairy segments, tend to be more stable. However, milk sales are generally higher during the fourth quarter, when weather conditions are more favorable for production. The sugarcane harvesting period typically begins between April and May and ends between November and December. As a result of the above factors, there may be significant variations in our results of operations from one quarter to another, since planting activities may be more concentrated in one quarter whereas harvesting activities may be more concentrated in another quarter. In addition our quarterly results may vary as a result of the effects of fluctuations in commodity prices and production yields and costs related to the “Initial recognition and changes in fair value of biological assets and agricultural produce” line item. See “—Critical Accounting Policies and Estimates—Biological Assets and Agricultural Produce” described on our annual report on Form 20-F, incorporated herein by reference.

(xi) Land Transformation

Our business model includes the transformation of pasture and unproductive land into land suitable for growing various crops and the transformation of inefficient farms into farms suitable for more efficient uses through the implementation of advanced and sustainable agricultural practices, such as “no-till” technology and crop rotation. During approximately the first three to five years of the land transformation process of any given parcel, we must invest heavily in transforming the land, and, accordingly, crop yields during such period tend to be lower than crop yields once the land is completely transformed. After the transformation process has been completed, the land requires less investment, and crop yields gradually increase. As a result, there may be variations in our results from one season to the next according to the amount of land in the process of transformation.

Our business model also includes the identification, acquisition, development and selective disposition of farmlands or other rural properties that after implementing agricultural best practices and increasing crop yields we believe have the potential to appreciate in terms of their market value. As a part of this strategy, we purchase and sell farms and other rural properties from time to time. Please see also “—Risks Related to Argentina—Argentina law concerning foreign ownership of rural properties may adversely affect our results of operations and future investments in rural properties in Argentina” and “—Risks Related to Brazil— Recent changes in Brazilian rules concerning foreign investment in rural properties may adversely affect our investments.”

The results included in the Land Transformation segment are related to the acquisition and disposition of farmland businesses and not to the physical transformation of the land. The decision to acquire and/or dispose of a farmland business depends on several market factors that vary from period to period, rendering the results of these activities in one financial period when an acquisition of disposition occurs not directly comparable to the results in other financial periods when no acquisitions or dispositions occurred.

(xii) Capital Expenditures and Other Investments

Our capital expenditures during the last three years consisted mainly of expenses related to (i) acquiring land, (ii) transforming and increasing the productivity of our land, (iii) planting non-current sugarcane and coffee and (iv) expanding and upgrading our production facilities. Our capital expenditures incurred in connection with such activities were $130.6 million for the year ended December 31, 2010, $165.3 million for the year ended December 31, 2011 and $301.4 million for the year ended December 2012. Capital expenditures totaled $126.4 million for the six-month period ended June 30, 2013. See also “—Capital Expenditure Commitments.”

(xiii) Effects of Corporate Taxes on Our Income

We are subject to a variety of taxes on our results of operations. The following table shows the income tax rates in effect for 2012 in each of the countries in which we operate:

Tax Rate (%)
Argentina	35
Brazil(1)	34
Uruguay	25

(1)	Including the Social Contribution on Net Profit (CSLL)

Critical Accounting Policies and Estimates

The Group’s critical accounting policies and estimates are consistent with those of the audited annual financial statements for the year ended December 31, 2012 described in Note 4 included in this document by reference.

Operating Segments

IFRS 8, “Operating Segments,” requires an entity to report financial and descriptive information about its reportable segments, which are operating segments that meet specified criteria. Operating segments are components of an entity about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. The amount reported for each segment item is the measure reported to the chief operating decision maker for these purposes.

We are organized into three main lines of business, which are farming; land transformation; and sugar, ethanol and energy; comprising seven reportable operating segments, which are organized based upon their similar economic characteristics, the nature of the products they offer, their production processes, the type and class of their customers and their distribution methods.

Our farming business is comprised of five reportable operating segments as follows:

•

Our Crops segment includes the planting, harvesting and sale to grain traders of grains, oilseeds and fibers (including wheat, corn, soybeans, cotton and sunflowers, among others), and to a lesser extent the provision of grain warehousing and conditioning and handling and drying services to third parties. Production activities in our Crop segment reflect the most productive use of the land to maximize economic return and not the performance of any one underlying crop. Accordingly, the relative mix of underlying crops may change from harvest year to harvest year. A single manager is responsible for the management of operating activity of all crops rather than a manager for each individual crop.

•	Our Rice segment consists of planting, harvesting, processing and marketing of rice.

•

Our Dairy segment consists of the production and sale of raw milk. Up until the third of 2013, we were also engaged in the processing of raw milk into manufactured products and marketing through our subsidiary La Lácteo S.A, located in Cordoba, Argentina. During the third quarter of 2013, we disposed of our interest in “La Lacteo”, – See “Recent Development – La Lacteo”.

•

Our Coffee segment consisted of cultivating coffee and marketing our own coffee production. As of May 2, 2013 we entered into an agreement to sell the Lagoa do Oeste and Mimoso farms in Brazil. The farms have a total area of 3,834 hectares of which 904 hectares are planted with coffee trees. In addition, we entered into a lease agreement whereby the buyer will operate and manage 728 hectares of existing coffee trees in the company’s Rio de Janeiro farm during an 8-year period . Once the lease agreement terminates, the coffee trees will still have 8 years of useful lifes.

•	Our Cattle segment consists of leasing grazing land and to lesser extent purchasing and fattening beef cattle for sale to meat processors and in local livestock auction markets.

Our Sugar, Ethanol and Energy business is its own reporting operating segment and consists of cultivating sugarcane, which we process in our own sugar mills, transform into sugar, ethanol and electricity and market and sell.

Our Land Transformation business is its own reporting operating segment and includes (i) the ultimate cash realization through sales to third parties of the increase in value of land which is generated through the transformation of its productive capabilities and (ii) bargain gains arising from business combinations, which represent the excess of the fair value of the land acquired over the actual price paid, typically in connection with purchases of undeveloped or undermanaged farmland businesses. See Note 4 to our consolidated financial statements for a description of the basis used to determine fair values.

The following table presents selected historical financial and operating data solely for the periods indicated below as it is used for our discussion of results of operations.

	Six-month period ended June 30,
	2013	2012
	(Unaudited)
Sales	( In thousands of $)
Farming Business	173,311	161,063
Crops	102,937	107,713
Soybean(1)	55,788	47,880
Corn (2)	28,457	26,001
Wheat (3)	8,834	22,861
Sunflower	8,083	6,169
Cotton Lint	932	3,592
Other crops(4)	843	1,210
Rice(5)	53,410	40,521
Coffee (19)	439	827
Dairy	14,244	9,319
Cattle(6)	2,281	2,683
Sugar, Ethanol and Energy Business	125,048	100,382
Sugar	45,135	37,232
Ethanol	71,023	59,431
Energy	8,765	7,721
Other (7)	125	(4,002)
Total	298,359	261,445
Land Transformation Business(8)	6,919	7,963

	2012/2013	2011/2012
	Harvest	Harvest
Production	Year (18)	Year
Farming Business
Crops (tons)(9)	426,833	564,800
Soybean (tons)	175,619	189,014
Corn (tons) (2)	172,436	237,294
Wheat (tons) (3)	52,219	113,121
Sunflower (tons)	24,047	18,667
Cotton Lint (tons)	2,511	6,704
Rice(10) (tons)	200,367	171,137
Coffee (tons)	—	2,873

	Six-month period ended June 30,
	2013	2012
Processed rice(11) (tons)	88,333	82,709
Dairy(12) (liters)	33,075	24,891
Cattle (tons)(6)(13)	47	423
Sugar, Ethanol and Energy Business
Sugar (tons)	81,367	49,396
Ethanol (cubic meters)	77,982	41,287
Energy (MWh)	82,246	46,728
Land Transformation Business (hectares traded)	5,607	7,630

	2012/2013	2011/2012
	Harvest	Harvest
Planted Area	Year (18)	Year
	(Hectares)
Farming Business(14)
Crops(15)	186,466	204,097
Soybean	91,746	92,789
Corn (2)	45,733	47,409
Wheat (3)	28,574	43,235
Sunflower	12,478	9,596
Cotton	3,098	6,389
Forage	4,837	4,679
Rice	35,249	31,497
Coffee(16)	—	1,632
Total Planted Area	221,715	237,226
Second Harvest Area	34,091	48,286
Leased Area	54,297	60,009
Owned Croppable Area(17)	133,327	128,931

	Six-month period ended June 30,
	2013	2012
Sugar, Ethanol and Energy Business
Sugarcane plantation	94,214	76,517
Owned land	9,145	9,145
Leased land	85,069	67,372

(1)	Includes soybean, soybean oil and soybean meal.
(2)	Includes sorghum.
(3)	Includes barley and rapeseed.
(4)	Includes cotton seeds and farming services.
(5)	Sales of processed rice including rough rice purchased from third parties and processed in our own facilities, rice seeds and services.
(6)	Our cattle business primarly consists of leasing land to a third party based on the price of beef. See “Item 4. Information on the Company—B. Business Overview—Cattle Business.”
(7)	Includes sales of sugarcane and other miscellaneous items to third parties
(8)	Represents capital gains from the sale of land.
(9)	Crop production does not include 27,528 and 62,636 tons of forage produced in the 2012/2013 and in the 2011/2012 harvest years, respectively.
(10)	Expressed in tons of rough rice produced on owned and leased farms. The rough rice we produce, along with additional rough rice we purchase from third parties, is ultimately processed and constitutes the product sold in respect of the rice business.
(11)	Includes rough rice purchased from third parties and processed in our own facilities. Expressed in tons of processed rice (1 ton of processed rice is approximately equivalent to 1.6 tons of rough rice).
(12)	Raw milk produced at our dairy farms.
(13)	Measured in tons of live weight. Production is the sum of the net increases (or decreases) during a given period in live weight of each head of beef cattle we own.
(14)	Includes hectares planted in the second harvest.
(15)	Includes 4,837 hectares and 4,679 hectares used for the production of forage during the 2012/2013 and the 2011/2012 harvest years, respectively.
(16)	[Reflects the size of our coffee plantations, which are planted only once every 18 to 20 years.
(17)	Does not include potential croppable areas being evaluated for transformation.
(18)	As of the date of this prospectus, we had not yet completed the 2012/2013 harvest year crops. Harvested tons corresponds to harvest progress up to June 30, 2013.
(19)	The “Lagoa de Oeste” and “Mimoso” coffee farms were sold in the second quarter of 2013. In addition, the exploitation rights of the “Rio de Janeiro” farm were granted for an 8-year period in the second quarter of 2013. We do not expect the coffee business to generate sales in future periods (See “Recent Developments”).

Six-month period ended June 30, 2013 as compared to six-month period ended June 30, 2012

The following table sets forth certain financial information with respect to our consolidated results of operations for the periods indicated.

	Six-month period ended June 30,
	2013	2012
	(Unaudited)
	(In thousands of $)
Sales of manufactured products and services rendered	179,421	143,461
Cost of manufactured products sold and services rendered	(119,306)	(115,845)

Gross Profit from Manufacturing Activities	60,115	27,616

Sales of agricultural produce and biological assets	118,938	117,984
Cost of agricultural produce sold and direct agricultural selling expenses	(118,938)	(117,984)
Initial recognition and changes in fair value of biological assets and agricultural produce	(15,888)	18,317
Changes in net realizable value of agricultural produce after harvest	4,538	9,893

Gross Profit/(Loss) from Agricultural Activities	(11,350)	28,210

Margin on Manufacturing and Agricultural Activities Before Operating Expenses	48,765	55,826

General and administrative expenses	(26,060)	(28,171)
Selling expenses	(28,309)	(23,797)
Other operating income, net	20,054	8,361
Share of loss of joint ventures	(36)	—

Gain from Operations Before Financing and Taxation	14,414	12,219

Finance income	3,442	6,970
Finance costs	(56,309)	(38,600)

Financial results, net	(52,867)	(31,630)

Loss Before Income Tax	(38,453)	(19,411)

Income tax benefit	12,339	6,875
Loss for the Period from Continuing Operations	(26,114)	(12,536)
Gain / (loss) for the Period from discontinued operations	1,767	(1,084)

Loss for the Period	(24,347)	(13,620)

Sales of Manufactured Products and Services Rendered

Six-month period ended June 30,	Crops	Rice	Dairy	Coffee	Cattle	Sugar, Ethanol and Energy	Total
	(Unaudited) (In thousands of $)
2013	342	52,167	—	—	1,864	125,048	179,421
2012	417	40,445	—	—	2,406	100,193	143,461

Sales of manufactured products and services rendered increased 25.1%, from $143.5 million for the six-month period ended June 30, 2012 to $179.4 million for the same period in 2013, primarily as a result of:

•

a $24.9 million increase in our Sugar, Ethanol and Energy segment mainly due to a 42.7% increase in the volume of sugar and ethanol sold, measured in TRS(1) ,from 202,502 tons in 2012 to 288,879 tons in 2013. The increase in volume was due to (a) a 54.7% larger harvested area, from 15,462 hectares in the six-month period ended June, 30 2012 to 23,927 hectares in the six-month period ended June, 30 2013 and (b) a 27.6% increase in sugarcane purchased from third parties, from 22,811 tons in 2012 to 29,100 tons in 2013. The increase in volume of sugar and ethanol sold was partially offset by (i) an 11.7% decrease in the average sales price of ethanol, from $756.3 per m3 in 2012 to $667.6 per m3 in 2013; (ii) a 26.3% decrease in the volume of energy sold, from 116.6 MWh in 2012 to 86.0 MWh in 2013, primarily as a result of a decrease in the volume of energy traded (produced by third parties); and (iii) a 21.9% decrease in the average sales price of sugar, from $575.7 per ton meter in 2012 to $449.5 per ton in 2013.

•

a $11.7 million increase in our Rice segment, mainly due to: (i) a 23.7% increase in the average sales price of rice, from $402 per ton of rough rice equivalent in 2012 to $497 per ton of rough rice equivalent in 2013; and (ii) a 6.5% increase in the volume of white and brown rice sold measured in tons of rough rice, from 100,816 tons in 2012 to 107,388 tons in 2013 mainly explained by: (a) a 11.9% increase in harvested hectares, from 31,497 hectares in 2012 to 35,249 hectares in 2013; and (b) a 4.6% increase in average yields, from 5.4 tons per hectare in 2012 to 5.7 tons per hectare in 2013, due to a general improvement in the weather conditions.

(1)	On average, one metric ton of sugarcane is equivalent to 140 kilograms of TRS equivalent. While a mill can produce either sugar or ethanol, the TRS input requirements differ between these two products. On average, 1.045 kilograms of TRS equivalent are required to produce 1.0 kilogram of sugar, while the amount of TRS required to produce 1 liter of ethanol is 1.691 kilograms

The following figure sets forth the variables that determine our Sugar, Ethanol and Energy sales:

The following table sets forth the breakdown of sales of manufactured products for the periods indicated.

	Period Ended June 30,			Period Ended June 30,			Period Ended June 30,
	2013	2012	Chg %	2013	2012	Chg %	2013	2012	Chg %
	(in million of $)			(in thousand units)			(in dollars per unit)
Ethanol (M3)	71.0	59.4	19.5%	106.4	78.6	35.4%	667.6	756.3	(11.7%)
Sugar (tons)	45.1	37.2	21.2%	100.4	64.7	55.3%	449.5	575.7	(21.9%)
Energy (MWh)	8.8	7.7	13.5%	86.0	116.6	(26.3%)	102.0	66.2	54.0%
Others	0.1	(4.0)

TOTAL	125.0	100.4	24.6%

Cost of Manufactured Products Sold and Services Rendered

Six-month period ended June 30,	Crops	Rice	Dairy	Coffee	Cattle	Sugar, Ethanol and Energy	Total
	(Unaudited)
	(In thousands of $)
2013	—	(45,217)	—	—	(48)	(74,041)	(119,306)
2012	—	(35,654)	—	—	(134)	(80,057)	(115,845)

Cost of manufactured products sold and services rendered increased 3.0%, from $115.8 million for the six-month period ended June 30, 2012, to $119.3 million for the same period in 2013. This increase was primarily due to:

•

a $9.6 million increase in our Rice segment from $35.7 million in the six-month period ended June 30, 2012 to 45.2 million the six-month period ended June 30, 2013, mainly due to: (i) a 6.5% increase in the volume of white and brown rice sold, and (ii) a 19.1% increase in unitary costs, mainly due to (a) higher price of the rough rice used as raw material and (b) higher proportion of white rice in the production mix, from 71.3% in the six month period ended June 30, 2012 to 95.9% for the same period in 2013. White rice is more costly due to higher processing costs and higher raw material consumption.

partially offset by:

•

a $6.0 million decrease in our Sugar, Ethanol and Energy segment mainly from $80.1 million in the six-month period ended June 30, 2012 to 74.0 million the six-month period ended June 30, 2013, due to (i) a 39.1% decrease in the price of sugarcane transferred to the mill, from $47.4 per ton in 2012 to $28.8 per ton in 2013, mainly due to a 21.9% decrease in the price of sugar; partially offset by (ii) an 42.7% increase in the volume of sugar and ethanol sold measured in TRS.

Sales and Cost of Agricultural Produce and Biological Assets

Six-month period ended June 30,	Crops	Rice	Dairy	Coffee	Cattle	Sugar, Ethanol and Energy	Total
	(Unaudited)
	(In thousands of $)
2013	102,595	1,243	14,244	439	417	—	118,938
2012	107,296	76	9,319	827	277	189	117,984

Sales of agricultural produce and biological assets increased 0.8%, from $118.0 million for the six-month period ended June 30, 2012, to $118.9 million for the same period in 2013, primarily as a result of:

•

a $4.9 million increase in our Dairy segment from $9.3 million in the six-month period ended June 30, 2012 to $14.2 million in the six-month period ended June 30, 2013, mainly due to: (i) a 32.9% increase in liters sold, from 24.9 million liters in 2012 to 33.1 million liters in 2013, primarily as a result of (a) a 27.0% increase in the number of milking cows, from 4,659 heads in 2012 to 5,917 heads in 2013; and (b) a 4.6% increase in productivity, from 29.5 liters/milking cow/day in 2012 to 30.9 liters/milking cow/day in 2013; and (ii) a 15.0% increase in raw milk prices, from 37.4 cents per liter in 2012 to 43.1 cents per liter in 2013.

•

a $1.2 million increase in our Rice segment from $0.1 million in the six-month period ended June 30, 2012 to $1.2 million in the six-month period ended June 30, 2013, mainly due to the direct sale of 3,000 tons of rough rice in 2013 partially offset by:

•

A $4.7 million decrease in our Crops segment from $107.3 million in the six-month period ended June 30, 2012 to $102.6 million in the six-month period ended June 30, 2013, mainly driven by (i) a lower production of wheat in the 2012/2013 harvest compared to 2011/2012 harvest, resulting from (a) a 33.9% decrease in wheat planted area, from 43,235 hectares in the 2011/2012 harvest compared to 28,574 hectares in the 2012/2013 harvest; and (b) a 30.2% decrease in yields explained by the excessive level of rains in the fourth quarter of 2012, which caused diseases such as fusarium fungus and decreased yields from 2.6 tons per hectare in the 2011/2012 harvest to 1.8 tons per hectare in the 2012/2013 harvest; and (ii) a 10.5% decrease in soybean yields from 2.5 tons per hectare in the 2011/2012 harvest to 2.2 tons per hectare in the 2012/2013 harvest, mainly due to the drought experienced throughout January to April 2013, that affected the crop development during its critical periods. This decrease in wheat yields was partially offset by (i) a 9.3% increase in corn yields, from 5.2 tons per hectare in the 2011/2012 harvest to 5.6 tons per hectare in the 2012/2013 harvest, as corn yields in the 2011/2012 season were affected by a drought suffered in November 2011 through January 2012; and (ii) higher soybean, corn, wheat and sunflower selling prices.

While we receive cash or consideration upon the sale of our inventory of agricultural produce to third parties, we do not record any additional profit related to that sale, as that gain or loss had already been recognized under the line items “Initial recognition and changes in fair value of biological assets and agricultural produce” and “Changes in net realizable value of agricultural produce after harvest.” Please see “—Critical Accounting Policies and Estimates—Biological Assets and Agricultural Produce” described on our annual report on Form 20-F, incorporated herein by reference.

The following table sets forth the breakdown of sales for the periods indicated

	Six-month period ended June 30,			Six-month period ended June 30,			Six-month period ended June 30,
	2013	2012	% Chg	2013	2012	% Chg	2013	2012	% Chg
				(Unaudited)
	(In millions of $)			(In thousands of tons)			(In $ per ton)
Soybean	55.8	47.9	16.5%	151.3	138.6	9.2%	368.7	345.5	6.7%
Corn	28.5	26.0	9.4%	132.3	127.1	4.1%	215.1	204.6	5.1%
Cotton lint	0.9	3.6	(74.1%)	0.5	1.9	(71.8%)	1,781.2	1,939.5	(8.2%)
Wheat	8.8	22.9	(61.4%)	36.2	101.4	(64.3%)	243.9	225.5	8.2%
Sunflower	8.1	6.2	31.0%	19.5	15.5	25.7%	415.6	398.7	4.2%
Others	0.8	1.2	(30.4%)

Total	102.9	107.7	(4.4%)	339.8	384.4	(11.6%)

(1)	Includes sorghum.
(2)	Includes barley.

Initial Recognition and Changes in Fair Value of Biological Assets and Agricultural Produce

Six-month period ended June 30,	Crops	Rice	Dairy	Coffee	Cattle	Sugar, Ethanol and Energy	Total
	(Unaudited)
	(In thousands of $)
2013	17,754	5,473	2,730	(6,983)	46	(34,908)	(15,888)
2012	22,004	1,439	(78)	(687)	(89)	(4,272)	18,317

Initial recognition and changes in fair value of biological assets and agricultural produce moved from a gain of $18.3 million for the six-month period ended June 30, 2012, to a loss of $15.9 million for the same period in 2013, primarily due to:

•

an $30.6 million decrease in our Sugar, Ethanol and Energy segment from a $4.3 million loss in the six-month period ended June 30, 2012 to a $34.9 million loss in the six-month period ended June 30, 2013, mainly due to:

•

a $21.7 million decrease in the recognition at fair value less cost to sell of non-harvested sugarcane, from a gain of $3.9 million in 2012 to a loss of $17.8 million in 2013, as a result of a decrease in the fair value of our sugarcane plantations, explained by a decrease in sugar price estimates used in the DCF model to determine the fair value of our sugarcane plantations. In the DCF model, the price of future harvested sugarcane is calculated based on estimates of sugar price derived from the NY11 futures contract. Sugar price estimates as of June 30, 2013, which are calculated based on the average of daily prices for sugar future contracts for the period December 31, 2012 to June 30, 2013 (i.e. 6-month moving average), decreased 19.1% to $18.0 compared to sugar price estimates as of June 30, 2012, for the same period at $22.3.

•

an $8.9 million decrease in the recognition at fair value less cost to sell of sugarcane at the point of harvest, from a loss of $8.1 million in 2012 to a loss of $17.1 million in 2013, mainly due to (i) a 28% decrease in sugarcane price; partially offset by (ii) 54.7% increase in harvested area.

•

Of the $34.9 million loss of initial recognition and changes in fair value of biological assets and agricultural produce for the six-month period ended June 30, 2013, $17.8 million loss represents the unrealized portion, as compared to the $3.9 million gain unrealized portion of the $4.3 million loss of initial recognition and changes in fair value of biological assets and agricultural produce for the same period in 2012.

•	a $6.3 million decrease in our Coffee segment from a $0.7 million loss in the six-month period ended June 30, 2012 to a $7.0 million loss in the six-month period ended June 30, 2013, mainly due to:

•

a $5.2 million decrease in the recognition at fair value less cost to sell of non-harvested coffee, from a loss of $2.1 million in 2012 to a loss of $7.3 million in 2013, mainly due to a decrease in the coffee price (ICE-NY) estimates used in the DCF model to determine the fair value of our coffee plantations. As of May 2, 2013 we entered into an agreement to sell the Lagoa do Oeste and Mimoso farms in Brazil, including 904 hectares planted with coffee trees. In addition, we entered into a lease agreement whereby the buyer will operate and manage 728 hectares of existing coffee trees in the company’s Rio de Janeiro farm during an 8-year period.

•

a $1.1 million decrease in the recognition at fair value less cost to sell of coffee at the point of harvest, from a gain of $1.4 million in 2012 to a gain of $0.3 million in 2013. The lower gain in 2013 was the result of having disposed the coffee farms before collecting the revenues from the 2012/2013 harvest.

•

Of the $7.0 million loss of initial recognition and changes in fair value of biological assets and agricultural produce as of June 30, 2013, $7.3 million loss represents the unrealized portion, as compared to the $2.1 million loss unrealized portion of the $0.7 million loss of initial recognition and changes in fair value of biological assets and agricultural produce as of June 30, 2012;

•	a $4.3 million decrease in our Crops segment from a $22.0 million gain in the six-month period ended June 30, 2012 to a $17.8 million gain in the six-month period ended June 30, 2013, mainly due to:

•

a $1.2 million increase in the recognition at fair value less cost to sell for non-harvested crops as of June 30, from a loss of $0.5 million in 2012 to a gain of $0.7 million in 2013, primarily due to higher expected yields for unharvested late corn.

•

A $5.4 million decrease in the recognition at fair value less cost to sell of crops at the point of harvest, from a gain of $22.5 million in 2012 to a gain of $17.1 million in 2013, mainly due to (i) lower soybean yields as a result of the dry weather conditions between January and April 2013; partially offset by (ii) higher market prices (see “Trends and Factors Affecting Our Results of Operations—Effects of Fluctuations in Commodities Prices”).

•

Of the $17.8 million gain of initial recognition and changes in fair value of biological assets and agricultural produce for 2013, $0.7 million gain represents the unrealized portion, as compared to the $0.5 million unrealized loss of the $22.0 million gain of initial recognition and changes in fair value of biological assets and agricultural produce in 2012;

Partially offset by:

•	a $4.0 million increase in our Rice segment, from a $1.4 million gain in the six-month period ended June 30, 2012 to a $5.5 million gain in the six-month period ended June 30, 2013 as a result of:

•

a $4.0 million increase in the recognition at fair value less cost to sell of rice at the point of harvest, from a gain of $1.4 in 2012 to a gain of $5.5 million in 2013, mainly due to: (i) a 4.6% increase in average yields; (ii) a 11.9% increase in planted area; partially offset by (iii) higher harvest and tillage expenses.

•	a $2.8 million increase in our Dairy segment from a $0.1 million loss in the six-month period ended June 30, 2012 to a $2.7 million gain in the six-month period ended June 30, 2013 mainly due to:

•

a $2.1 million increase in the recognition at fair value less cost to sell of raw milk, from a gain of $0.7 million in 2012 to a gain of $2.8 million in 2013, mainly due to: (i) a 27.0% increase in the number of milking cows; (ii) a 4.6% increase in the average productivity of milking cows; and (iii) a 15.0% increase in milk sales average prices; partially offset by (iv) 1.5% increase in direct expenses per milking cow due to higher nutrition expenses (mainly as a result of higher corn prices) and labor costs.

•

a $0.7 million increase in the revaluation of the dairy herd, from a $0.8 million decrease in value in 2012 to a $0.1 million decrease in value in 2013. This results from a slight decrease in the market prices of dairy cows in 2013 compared to a significant decrease in 2012.

•

Of the $2.7 million gain of initial recognition and changes in fair value of biological assets and agricultural produce for 2013, $0.1 million loss represents the unrealized portion, as compared to the $0.8 million unrealized loss portion of the $0.1 million loss in initial recognition and changes in fair value of biological assets and agricultural produce in 2012.

Changes in Net Realizable Value of Agricultural Produce after Harvest

Six-month period ended June 30,	Crops	Rice	Dairy	Coffee	Cattle	Sugar, Ethanol and Energy	Corporate	Total
	(Unaudited)
	(In thousands of $)
2013	4,417	N/A	N/A	121	N/A	N/A	N/A	4,538
2012	9,688	N/A	N/A	205	N/A	N/A	N/A	9,893

Changes in net realizable value of agricultural produce after harvest is mainly composed by: (i) profit or loss from commodity price fluctuations during the period of time the agricultural produce is in inventory which impacts its fair value; (ii) profit or loss from the valuation of forward contracts related to agricultural produce in inventory; and (iii) profit from direct exports. Changes in net realizable value of agricultural produce after harvest decreased 54.1% from $9.9 million for the six-month period ended June 30, 2012 to $4.5 million for the same period in 2013. This decrease is primarily explained by a lower profit from direct exports of corn.

General and Administrative Expenses

Six-month period ended June 30,	Crops	Rice	Dairy	Coffee	Cattle	Sugar, Ethanol and Energy	Corporate	Total
	(Unaudited)
	(In thousands of $)
2013	(2,106)	(2,390)	(536)	(556)	—	(10,358)	(10,114)	(26,060)
2012	(2,130)	(2,113)	(434)	(484)	(24)	(10,833)	(12,153)	(28,171)

Our general and administrative expenses decreased 7.5%, from $28.2 million for the six-month period ended June 30, 2012, to $26.1 million for the same period in 2013, primarily due to a reduction in variable compensation.

Selling Expenses

Six-month period ended June 30,	Crops	Rice	Dairy	Coffee	Cattle	Sugar, Ethanol and Energy	Corporate	Total
	(Unaudited)
	(In thousands of $)
2013	(2,646)	(8,246)	(206)	(402)	(38)	(16,612)	(159)	(28,309)
2012	(2,980)	(7,766)	(119)	(139)	(19)	(12,738)	(36)	(23,797)

Selling expenses increased 19.0%, from $23.8 million for the six-month period ended June 30, 2012, to $28.3 million for the same period in 2013, mainly driven by a $3.9 million increase in our Sugar, Ethanol and Energy segment, from $12.7 million loss in 2012 to $16.6 million loss in 2013, mainly due to an increase in sales volume measured in TRS.

Selling expenses of our Crops, Rice, Dairy, Coffee, Cattle and Corporate segments remained essentially unchanged.

Other Operating Income, Net

Six-month period ended June 30,	Crops	Rice	Dairy	Coffee	Cattle	Sugar, Ethanol and Energy	Land Transformation	Corporate	Total
	(Unaudited)
	(In thousands of $)
2013	4,028	274	39	(303)	(10)	9,051	6,919	56	20,054
2012	(4,666)	467	—	2,179	(11)	2,673	7,963	(244)	8,361

Other operating income, net increased $11.7 million, from a gain of $8.4 million for the six-month period ended June 30, 2012, to a gain of $20.1 million for the same period in 2013, primarily due to:

•	a $8.7 million increase in our Crops segment due to the mark-to-market effect of outstanding hedge positions, which had a negative impact during 2012 and a positive impact in 2013;

•	a $6.4 million increase in our Sugar, Ethanol and Energy segment due to the mark-to-market effect of future sales contracts for sugar;

partially offset by:

•	a $2.5 million decrease in our Coffee segment due to the mark-to-market effect of outstanding hedge positions, which had a positive impact during 2012.

•

a $1.0 million decrease in our Land Transformation segment. In the six-month period ending June 30, 2012, we disposed the San Jose farm, generating $8.0 million in capital gains for the period. In the six-month period ending June 30, 2013, we sold: (i) our remaining 49% interest in Santa Regina S.A (51% of the interest was sold in December 2012), generating $1.2 million in capital gains for the period; and (ii) Lagoa do Oeste and Mimoso coffee farms in Brazil, generating $5.7 million in capital gains for the period.

Other operating income, net of our Rice, Dairy, Cattle and Corporate segments remained essentially unchanged.

Financial Results, Net

Our net financial results moved from a loss of $31.6 million for the six-month period ended June 30, 2012 to a loss of $52.9 million for the same period in 2013, primarily due to: (i) higher interests costs driven by a higher level of debt mainly as a result of our capital expenditures commitments related to the construction of our Ivinhema mill; (ii) a 12.8 million loss in 2013, compared to a $9.2 million loss in 2012 primarily resulting from the mark to market of our currency derivatives used to hedge the future US dollar inflows generated by our forward sugar sales; (iii) a $16.7 million non-cash loss in 2013, compared to a $13.3 million non-cash loss in 2012, caused by a higher depreciation of the Brazilian Real and the Argentine Peso, since a portion of our net liability position of our Brazilian and Argentine subsidiaries is nominated in foreign currency; and (iv) lower interest income mainly due to the lower cash balance as a result of our capital expenditures program.

The following table sets forth the breakdown of financial results for the periods indicated.

	Six-month period ended June 30,
	2013	2012
	(Unaudited)
	(In $ thousand)		% Change
Interest income	3,279	6,200	(47.1%)
Interest expense	(23,286)	(11,835)	96.8%
Foreign Exchange Losses, Net	(16,713)	(13,271)	25.9%
Loss from interest rate/foreign exchange rate derivative financial instruments	(12,769)	(9,213)	38.6%
Taxes	(1,978)	(2,470)	(19.9%)
Other Expenses, net	(1,400)	(1,041)	34.5%
Total Financial Results	(52,867)	(31,630)	67.1%

Income tax benefit

Current consolidated income tax benefit totaled $12.4 million and $6.9 million for the six-month period ended June 30, 2013 and 2012 respectively. On a consolidated basis, consolidated effective tax rate slightly increase to 33.6% from 33.5%.

Gain (loss) for the period from discontinued operations

Our net income from discontinued operations for the six-month period ended June 30, 2013 increased $2.9 million, from a loss of $1.1 million to a gain of $1.8 million primarily explained by the disposal of our interest in “La Lacteo”, a milk processing facility in Cordoba, Argentina. See Note 28 “Net assets held for sale and discontinued operations”.

Loss for the period

As a result of the foregoing, our net income for the six-month period ended June 30, 2013 decreased $10.7 million, from a loss of $13.6 million in 2012 to a loss of $24.3 million in 2013.

LIQUIDITY AND CAPITAL RESOURCES

Our liquidity and capital resources are and will be influenced by a variety of factors, including:

•	our ability to generate cash flows from our operations;

•	the level of our outstanding indebtedness and the interest that we are obligated to pay on such outstanding indebtedness;

•	our capital expenditure requirements, which consist primarily of investments in new farmland, in our operations, in equipment and plant facilities and maintenance costs; and

•	our working capital requirements.

Our principal sources of liquidity have traditionally consisted of shareholders’ contributions, short and long term borrowings and proceeds received from the disposition of transformed farmland or subsidiaries.

We believe that our working capital will be sufficient during the next 12 months to meet our liquidity requirements.

Six-month period ended June 30, 2013 and 2012

The table below reflects our statements of Cash Flow for the six-month period ended June 30, 2013 and 2012.

	Six-month period
	2013	2012
	(Unaudited) (In thousands of $)
Cash and cash equivalent at the beginning of the period	218,809	330,546
Net cash generated from operating activities	38,220	13,320
Net cash used in investing activities	(99,234)	(165,193)
Net cash generated by financial activities	57,385	62,842
Effect of exchange rate changes on cash and cash equivalent	(11,160)	(7,772)
Cash and cash equivalent at the end of the period	204,020	233,743

Operating Activities

Period ended June 30, 2013

Net cash generated by operating activities was $38.2 million for the period ended June 30, 2013. During this period, we generated a net loss of $24.3 million that included non-cash charges relating primarily to depreciation and amortization of $29 million, $21.4 million of interest expenses, net, $19.6 million of unrealized portion of the initial recognition and changes in fair value of non harvested biological assets, $16.7 million of foreign exchange losses, net . All these effects were partially offset by income tax benefit of $12.3 million and $5.1 million of a gain from disposal of farmland and other assets.

In addition, other changes in operating asset and liability balances resulted in a net decrease in cash of $4.1 million, primarily due to a decrease of $61.8 million in biological assets, due to the harvest of rice, crops, and sugarcane, partially offset by a increase of $31.4 in trade and other receivables and $29.3 million in inventories.

Period ended June 30, 2012

Net cash generated by operating activities was $13.3 million in the period ended June 30, 2012. During 2012, we generated a net loss of $13.6 million that included non-cash charges relating primarily to $21.4 million of depreciation and amortization, $13.3 million of foreign exchange losses, net, $9.7 million of derivative financial instruments and forwards and $6.7 million of interest and other financial expense, net, partially offset by a unrealized portion of the initial recognition and of non harvested biological assets, $8 million of gain from disposal of subsidiary and $6.9 million of income tax benefit.

Our operating cash was affected by the payment of $2.5 million in taxes related to our subsidiaries.

Investing Activities

Period ended June 30, 2013

Net cash used in investing activities totaled $99.2 million in the six-month period ended June 30, 2013, primarily due to the purchases of property, plant and equipment (mainly acquisitions of machinery, buildings and facilities for the construction of the Ivinhema mill ), totaling $76.8 million; $48 million in biological assets related mainly to the expansion of our sugarcane plantation area in Mato Grosso do Sul. Net inflows from investing activities were primarily related to proceeds of $12.8 million from collection of disposal of subsidiaries, $4.9 million of sales of financial assets and $5.1 million of discontinued operations.

Period ended June 30, 2012

Net cash used in investing activities totaled $165.2 million in the period ended June 30, 2012, primarily due to the purchases of property, plant and equipment (mainly acquisitions of machinery, buildings and facilities for our Brazilian operations) totaling $120.6 million; $41.3 million in biological assets mainly related to the expansion of our sugarcane plantation area in Mato Grosso do Sul; and $6.8 million of payment of an installment of the acquisition of Simoneta. Net proceeds from investing activities were primarily related to interest received of $6.2 million.

Financing Activities

Period ended June 30, 2013

Net cash provided by financing activities was $57.4 million in the period ended June 30, 2013, primarily derived from the incurrence of new long term loans, mainly for our Brazilian operations related to the Sugar and Ethanol cluster development for $110 million, partially offset by $ 41 million reduction of our long term borrowings. During this period, interest paid totaled $14.5 million

Period ended June 30, 2012

Net cash provided by financing activities was $62.8 million in the period ended June 30, 2013, primarily derived from the incurrence of new long term loans for $44.4 million and short term loans for $42.4 million. During this period, interest paid totaled $11.6 million

Cash and Cash Equivalents

Historically since our cash flows from operations were insufficient to fund our working capital needs and investment plans, we funded our operations with proceeds from short-term and long-term indebtedness and capital contributions from existing and new private investors. In 2011 we obtained $421.8 million from the IPO and the sale of shares in a concurrent private placement (See 20-F “Item 4. Information on the Company—A. History and Development of the Company.”). As of June 30, 2013, our cash and cash equivalents amounted to $ 204 million.

However, we may need additional cash resources in the future to continue our investment plans. Also, we may need additional cash if we experience a change in business conditions or other developments. We also might need additional cash resources in the future if we find and wish to pursue opportunities for investment, acquisitions, strategic alliances or other similar investments. If we ever determine that our cash requirements exceed our amounts of cash and cash equivalents on hand, we might seek to issue debt or additional equity securities or obtain additional credit facilities or realize the disposition of transformed farmland and/or subsidiaries. Any issuance of equity securities could cause dilution for our shareholders. Any incurrence of additional indebtedness could increase our debt service obligations and cause us to become subject to additional restrictive operating and financial covenants, and could require that we pledge collateral to secure those borrowings, if permitted to do so. It is possible that, when we need additional cash resources, financing will not be available to us in amounts or on terms that would be acceptable to us or at all.

Projected Sources and Uses of Cash

We anticipate that we will generate cash from the following sources:

•	operating cash flow;

•	debt financing;

•	the dispositions of transformed farmland and/or subsidiaries; and

•	debt or equity offerings.

We anticipate that we will use our cash:

•	for other working capital purposes;

•	to meet our budgeted capital expenditures;

•	to make investment in new projects related to our business; and

•	to refinance our current debts.

Indebtedness and Financial Instruments

The table below illustrates the maturity of our indebtedness (excluding obligations under finance leases) and our exposure to fixed and variable interest rates:

	June 30, 2013	December 31, 2012
	(In thousands is of $)	(In thousands is of $)
Fixed rate:
Less than 1 year(l)	126,562	60,049
Between 1 and 2 years	24,099	19,066
Between 2 and 3 years	28,333	24,364
Between 3 and 4 years	30,230	21,760
Between 4 and 5 years	25,401	20,870
More than 5 years	76,869	62,036

Total fixed rate:	311,494	208,145

Variable rate:
Less than 1 year(l)	73,613	124,423
Between 1 and 2 years	77,394	71,978
Between 2 and 3 years	72,150	73,684
Between 3 and 4 years	27,781	45,969
Between 4 and 5 years	16,727	11,100
More than 5 years	25,732	2,713

Total variable rate:	293,397	329,867

Total:	604,891	538,012

(1)	The Company plans to partially rollover its short term debt using new available lines of credit, or on using operating cash flow to cancel such debt.

As of June 30, 2013 total borrowings includes:

June 30, 2013
(unaudited) (in thousands of $)
Non-current
Votoratim	10,879
ABC Brazil Loan	10,185
Bradesco Loan (*)	14,133
BNDES Loan Facility(*)	76,747
IDB Facility (*)	45,815
Ciudad de Buenos Aires Loan	17,057

Galicia Loan	2,088
Banco do Brazil Loan Facility (*)	89,189
Itaú BBA Facility (*)	50,827
Rabobank Loan (*)	68,715
Other bank borrowings	19,081
Obligations under finance leases	485

405,201

Current
Bank overdrafts	6,025
BNDES Loan Facility (*)	8,487
IDB Facility (*)	15,254
Ciudad de Buenos Aires Loan	4,034
Galicia Loan	9,486
Banco do Brazil Loan Facility (*)	21,551
ING (*)	35,863
Rabobank Loan (*)	41,188
ITAU (*)	3,791
ABC Brazil Loan	5,980
Bradesco Loan (*)	617
Votoratim	2,052
Other bank borrowings	45,847
Obligations under finance leases	394

200,569

Total borrowings	605,770

BNDES Loan Facility.

On December 27, 2012, Adecoagro Vale do Ivinhema (our subsidiary) entered into a new loan facility in an amount equal to Reais-denominated 488.6 million for a term of 10 years bearing interest at an average rate of 4.65% per year. The loans were evidenced by two separate agreements, one in the amount of R$215 through Banco Nacional de Desenvolvimento Econômico e Social – BNDES, and one in the amount of R$273 through Banco do Brasil S.A. and Banco Itaú BBA S.A. The proceeds from the loans will be drawn during the next 21 months and will be used to finance the expansion of the construction of the Ivinhema Mill, which is expected to reach a crushing capacity of 6.3 million tons per year by 2017. As of June 30, 2013,the Company received R$ 103.8 million

Under the loan agreement with BNDES, Adecoagro Vale do Ivinhema is required to meet the following financial ratios:

Financial Ratios	2012	2013	2014	2015	2016	2017	From 2018 on
Net Banking Debt / EBITDA	< 4.0	< 4.5	< 4.5	< 4.5	< 4.0	< 3.5	< 3.0
Net Equity / Total Assets	> 40%	> 40%	> 40%	> 40%	> 40%	> 40%	> 40%

Under the loan agreement with Banco do Brasil and Banco Itaú, Adecoagro Vale do Ivinhema is required to maintain a debt service coverage index of greater than or equal to 1.2 and meet the following financial ratios:

Financial Ratios	2012	2013	2014	2015	2016	2017	2018
Net Bank Debt / EBITDA	< 4.0	< 4.5	< 4.5	< 4.5	< 4.0	< 4.0	< 3.0

Itaú BBA Loan 2013 – Working Capital

On March 05, 2013, Adecoagro Vale do Ivinhema (our subsidiary) entered into a new loan with Itaú BBA in an amount equal to Reais-denominated 75 million for a term of 6 years bearing interest at rate of CDI + 3,20% per year. The proceeds from the loan were received on the date of assignment of the contract and will be used working capital of Adecoagro Vale do Ivinhema. Under this loan, Adecoagro Vale do Ivinhema is required to meet the following financial ratio:

Financial ratio	2013	2014	2015	2016	2017	2018/2019
Net Bank Debt / EBITDA	< 4	< 4,5	< 4,5	< 4,5	< 3,5	< 3

Capital Expenditure Commitments

During the six-month period ended June 30, 2013, our capital expenditures totaled $126.4 million. Our capital expenditures consisted mainly of (i) equipments, machinery and construction costs related to the construction of the Ivinhema sugar and ethanol mill in Brazil and (ii) the construction of out second free stall dairy in Argentina

We expect continuous capital expenditures for the foreseeable future as we expand and consolidate each of our business segments.

BUSINESS

Litigation

In the ordinary course of business, we are subject to certain contingent liabilities with respect to existing or potential claims, lawsuits and other proceedings, including those involving tax, social security, labor lawsuits and other matters. We accrue liabilities when it is probable that future costs will be incurred and such costs can be reasonably estimated.

In Argentina and Brazil we are engaged in several legal proceedings, including tax, social security, labor, civil, environmental, administrative and other proceedings, for which we have established provisions in an aggregate amount of $2.7 million. In addition, there are currently certain legal proceedings pending in which we are involved for which we have not established provisions. In the opinion of our management, the ultimate disposition of any threatened or pending matters, either individually or on a combined basis, will not have a material adverse effect on our combined financial condition, liquidity, or results of operations other than as described below.

The Brazilian Federal Government filed a tax enforcement action against UMA to demand excise taxes (Imposto sobre Produtos Industrializados, or “IPI”), or a federal value-added tax on industrial products, in the amount of approximately $ 6.7 million. We have obtained a favorable initial decision from the lower court, which accepted our argument on procedural grounds based on the Brazilian federal government’s loss of its procedural right to demand the IPI debts. Currently, the case is under review by an appellate court following the appeal filed by the Brazilian federal government. We have not made any provision for this claim based on legal counsel’s view that the risk of an unfavorable decision in this matter is remote. If this proceeding is decided adversely to us, our results of operations and financial condition may be materially adversely affected.

José Valter Laurindo de Castilhos, Companhia Rio de Janeiro Agropecuária Ltda. and other former owners of the Rio de Janeiro and Conquista Farms have filed suit against us for the payment of a supplementary amount of approximately $25.4 million, as well as indemnity for moral and material damages, as a result of the alleged breach of the purchase agreement entered into by the parties. The lower court ruled in our favor, allowing us to keep possession of the Rio de Janeiro Farm. This decision has been appealed by Mr. Castilhos to the Superior Court of Justice (“Superior Tribunal de Justiça”). The Brazilian Superior Court of Justice considerate the case groundless but this decision can be appealed by Mr. Castilhos. We have not made any provision for this claim based on legal counsel’s view that the risk of an unfavorable decision in this matter is remote. If this proceeding is decided adversely to us, our results of operations and financial condition may be materially adversely affected.

The INCRA is currently conducting an investigation to determine the falsehood of the CCIR delivered to us by the former owner of Rio de Janeiro Farm (the “Farm”) back in January 2005 when we acquired the Farm. The INCRA is also conducting an investigation related to the cadena dominial of the Farm to determine the correct chain of ownership through the successive transfers of ownership of the Farm, in order to confirm that the destaque publico occurred or that the State does not have interest in claiming the ownership of the Farm. If the INCRA determines the falsehood of the CCIR and subsequently the acquisition deed of the Farm is declared null and void, and/or the INCRA cannot confirm a regular and licit chain of ownership of the Farm, and the Company cannot obtain a favorable judicial resolution to revert such decisions, it could result in materially adverse effect on our business, financial condition and operating results.

MARKET FOR OUR COMMON SHARES

Our common shares have traded on the New York Stock Exchange since January 28, 2011 under the symbol “AGRO.”

The following table sets forth, for the periods indicated, the reported high and low closing sale prices for our common shares listed on the New York Stock Exchange.

Calendar Period	High	Low
Fiscal Quarters and Annual
January 28, 2011 to March 31, 2011	$13.50	$11.99
Second Quarter 2011	13.47	10.27
Third Quarter 2011	11.97	8.62
Fourth Quarter 2011	9.72	7.42
Fiscal Year Ended December 31, 2011	13.50	7.42
First Quarter 2012	11.05	8.03
Second Quarter 2012	10.81	8.51
Third Quarter 2012	10.80	9.33
Fourth Quarter 2012	9.91	8.05
Fiscal Year Ended December 31, 2012	11.05	8.03
First Quarter 2013	9.56	7.69
Second Quarter 2013	7.94	6.05
Most Recent Six Months
April 2013	7.65	7.00
May 2013	7.94	7.39
June 2013	7.54	6.05
July 2013	6.79	6.22
August 2013	7.14	6.44
September 2013 (through September 20)	7.58	6.50

On September 20, 2013, the last reported sale price of our common shares on the New York Stock Exchange was $7.44 per share.

SELLING SHAREHOLDERS

We have prepared this prospectus to allow selling shareholders who will be named in a prospectus supplement to sell or otherwise dispose of, from time to time, up to 55,821,281 shares of our common stock. The selling shareholders were among the original members of IFH LLC, our predecessor company. As part of the Reorganization, the original members of IFH LLC transferred pro rata 98% of their membership interests in IFH LLC to Adecoagro S.A. in exchange for 100% of the common shares of Adecoagro S.A. The selling shareholders transferred the remainder of their interest in IFH LLC to Adecoagro S.A. in exchange for common shares of Adecoagro S.A. in a series of transactions following our IPO. The common shares covered by this prospectus were (i) issued to the selling shareholders, who will be named in a prospectus supplement, in connection with the Reorganization and in a series of transactions following our IPO in exchange for the selling shareholders’ interests in IFH LLC and/or (ii) purchased by the selling shareholders in ordinary market transactions.

In connection with the Reorganization, we also entered into a registration rights agreement providing the holders of our issued and outstanding common shares prior to the IPO with certain rights to require us to register their shares for resale under the Securities Act. We are registering the common shares for disposition by the selling shareholders under this prospectus voluntarily. All expenses, other than underwriting discounts and commissions incurred in connection with the registration of the common shares covered by this prospectus will be borne by us. The registration of the common shares does not mean that the selling shareholders will actually offer or sell any of these shares.

Information about the selling shareholders, where applicable, including their identities, the amount of shares of common stock owned by each selling shareholder prior to the offering, the number of shares of our common stock to be offered by each selling shareholder and the amount of common stock to be owned by each selling shareholder after completion of the offering, will be set forth in an applicable prospectus supplement or in a free writing prospectus we will file with the SEC. The applicable prospectus supplement will also disclose whether any of the selling shareholders has held any position or office with, has been employed by or otherwise has had a material relationship with us during the three years prior to the date of the prospectus supplement.

The selling shareholders will not sell any shares of our common stock pursuant to this prospectus until we have identified such selling shareholders and the shares being offered for resale by such selling shareholders in a subsequent prospectus supplement. However, existing shareholders may sell or transfer all or a portion of their shares of our common stock pursuant to any available exemption from the registration requirements of the Securities Act.

OFFER STATISTICS, EXPECTED TIME TABLE AND PLAN OF DISTRIBUTION

We are registering voluntarily 55,821,281 common shares issued to the selling shareholders to permit the resale of such common shares by the selling shareholders from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling shareholders of the common shares.

The selling shareholders may sell all or a portion of the common shares beneficially owned by them in an offering underwritten and/or managed by an investment banking firm or broker-dealer, in open market transactions, privately negotiated transactions, ordinary brokerage transactions, transactions in which the broker-dealer solicits purchasers, a combination of such methods or any other method permitted by applicable law, including pursuant to Rule 144 of the Securities Act. In addition, the selling shareholders shall be entitled to sell their common shares without volume or time restrictions in connection with a third party’s acquisition or proposed acquisition of us, or a tender offer for, merger or change of control of, us.

Underwriters or broker-dealers engaged by the selling shareholders may arrange for other underwriters or broker-dealers to participate in sales. If the common shares are sold through underwriters or broker-dealers, the selling shareholders will be responsible for underwriting discounts or commissions or agent’s commissions. The common shares may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions, on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale; in the over-the-counter market; in transactions otherwise than on these exchanges or systems or in the over-the-counter market; through the writing of options, whether such options are listed on an options exchange or otherwise; ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers; block trades in which a selling shareholder will engage a broker-dealer as agent, who will then attempt to sell the common shares, but may position and resell a portion of the block as principal to facilitate the transaction; purchases by a broker-dealer as principal and resale by the broker-dealer for its account; an exchange distribution in accordance with the rules of the applicable exchange; ordinary brokerage transactions, transactions in which the broker-dealer solicits purchasers; privately negotiated transactions; or in short sale transactions. Broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share; a combination of any such methods of sale; and any other method permitted pursuant to applicable law.

If the selling shareholders effect such transactions by selling common shares to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling shareholders or commissions from purchasers of the common shares for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the common shares or otherwise, the selling shareholders may enter into hedging transactions with broker-dealers, which such broker-dealer may in turn engage in short sales of the common shares in the course of hedging in positions they assume. The selling shareholders may also sell common shares short and deliver common shares covered by this prospectus to close out short positions. The selling shareholders may also loan or pledge common shares to broker-dealers that in turn may sell such shares.

In addition, the selling shareholders may pledge or grant an additional or substitute security interest in some or all of the common shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the common shares from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b) or other applicable provision of the Securities Act, amending, if necessary, the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus.

The selling shareholders and any underwriter(s) or broker-dealer participating in the distribution of the common shares may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the common shares is made, a prospectus supplement, if required, will be distributed, which will set forth the aggregate amount of common shares being offered and the terms of the offering, including the name or names of any underwriter(s), broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling shareholders and any discounts, commissions or concessions allowed or re-allowed or paid to such underwriter(s) or broker-dealers, where applicable, and any other facts material to the transaction.

In order to comply with the securities laws of certain states, if applicable, the securities sold under this prospectus may only be sold through registered or licensed broker-dealers. In addition, in some states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from registration or qualification requirements is available and is complied with.

There can be no assurance that any selling shareholder will sell any or all of the common shares registered pursuant to the registration statement, of which this prospectus forms a part.

The selling shareholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the common shares by the selling shareholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the common shares to engage in market-making activities with respect to the common shares. All of the foregoing may affect the marketability of the common shares and the ability of any person or entity to engage in market-making activities with respect to the common shares.

Once sold under the registration statement, of which this prospectus forms a part, the common shares will be freely tradable in the hands of persons other than our affiliates.

EXPENSES ASSOCIATED WITH THE REGISTRATION

We will bear all expenses relating to the registration of the common shares registered pursuant to the registration statement, of which this prospectus forms a part. If the common shares are sold through underwriters or broker-dealers, the selling shareholders will be responsible for underwriting discounts or commissions or agent’s commissions. We estimate the expenses relating to the registration of the common shares to be approximately $158,278, which include the following categories of expenses:

SEC registration fee	$55,278
EDGAR and photocopying fees*	8,000
Legal fees and expenses*	45,000
Accounting fees and expenses*	50,000
Transfer agent and registrar fees, and agent for service of process fees*	—
Miscellaneous expenses*	—
Total Expenses	$158,278

*	Estimated solely for the purposes of this Item. Actual expenses may vary.

LEGAL MATTERS

The validity of the common shares offered in this offering and certain legal matters as to Luxembourg law will be passed upon for us by Elvinger, Hoss & Prussen.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Annual Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Form 6-k filed with the Commission on September 6, 2013 have been so incorporated in reliance on the report of Price Waterhouse & Co. S.R.L., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. Price Waterhouse & Co. S.R.L is a member of the Professional Council of Economic Sciences of the City of Buenos Aires, Argentina.

MATERIAL CHANGES

Except as otherwise described above in “Prospectus Summary—Recent Developments,” or in our Annual Report on Form 20-F, our Reports on Form 6-K filed or submitted under the Exchange Act and incorporated by reference herein and as disclosed in this prospectus, no reportable material changes have occurred since December 31, 2012.

ENFORCEABILITY OF CIVIL LIABILITIES

We are a corporation organized under the laws of Luxembourg. All or most of our assets are located outside the United States. Furthermore, most of our directors and officers and some experts named in this prospectus reside outside the United States and a substantial portion of their assets are located outside the United States. As a result, investors may not be able to effect service of process within the United States upon us or our directors or officers or some experts or to enforce against us or them in United States courts judgments predicated upon the civil liability provisions of U.S. federal securities law. Likewise, it may also be difficult for an investor to enforce in U.S. courts judgments obtained against us or these persons in courts located in jurisdictions outside the U.S. It may also be difficult for an investor to bring an original action in a Luxembourg or other foreign court predicated upon the civil liability provisions of the U.S. federal securities laws against us or these persons.

We have appointed Corporation Service Company, located at 1180 Avenue of the Americas, Suite 210, New York, NY 10036, as our agent to receive service of process with respect to any action brought against us in the United States District Court for the Southern District of New York under the federal securities laws of the United States or of any states in the United States or any action brought against us in the Supreme Court of the State of New York under the securities laws of the State of New York.

There is doubt as to the enforceability in original actions in Luxembourg courts of civil liabilities predicated solely upon U.S. federal securities law, and the enforceability in Luxembourg courts of judgments entered by U.S. courts predicated upon the civil liability provisions of U.S. federal securities law will be subject to compliance with procedural requirements under Luxembourg law, including the condition that the judgment does not violate Luxembourg public policy.

Adecoagro S.A.

55,821,281 COMMON SHARES

PROSPECTUS

    , 2013

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8. Indemnification of Directors and Officers

Indemnification, Insurance and Exculpation of Directors and Officers

Our directors are not held personally liable for the indebtedness or other obligations of the Company. As agents of the Company, they are responsible for the performance of their duties. Subject to the exceptions and limitations set forth below, every person who is, or has been, a director or officer of the Company shall be indemnified by the Company to the fullest extent permitted by law against liability and against all expenses reasonably incurred or paid by him in connection with any claim, action, suit or proceeding which he becomes involved as a party or otherwise by virtue of his being or having been such director or officer and against amounts paid or incurred by him in the settlement thereof. The words “claim,” “action,” “suit” or “proceeding” shall apply to all claims, actions, suits or proceedings (civil, criminal or otherwise including appeals) actual or threatened and the words “liability” and “expenses” shall include without limitation attorneys’ fees, costs, judgments, amounts paid in settlement and other liabilities.

No indemnification shall however be provided to any director or officer: (i) against any liability to the Company or its shareholders by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his office; (ii) with respect to any matter as to which he shall have been finally adjudicated to have acted in bad faith and not in the interest of the Company; or (iii) in the event of a settlement, unless the settlement has been approved by a court of competent jurisdiction or by our board of directors.

The right of indemnification herein provided shall be severable, shall not affect any other rights to which any director or officer may now or hereafter be entitled, shall continue as to a person who has ceased to be such director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person. Nothing contained herein shall affect any rights to indemnification to which corporate personnel, including directors and officers, may be entitled by contract or otherwise under law.

Expenses in connection with the preparation and representation of a defense of any claim, action, suit or proceeding of the character described above shall be advanced by the Company prior to final disposition thereof upon receipt of any undertaking by or on behalf of the officer or director, to repay such amount if it is ultimately determined that he is not entitled to indemnification.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or controlling persons pursuant to the foregoing provisions, we have been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 9. Exhibits

1.1	Form of Underwriting Agreement.[1]

3.1	Amended and Restated Articles of Association of Adecoagro S.A. dated May 22, 2013, previously filed as exhibit 1.1 to the Company’s annual report on Form 20-F for the year ended December 31, 2012 and incorporated by reference herein.

5.1	Opinion of Elvinger, Hoss & Prussen.[2]

10.1

Finance Agreement dated December 27, 2012 by and among Adecoagro Vale do Ivinhema Ltda., as borrower, Adecoagro Brasil Participações S.A., as a participant, and Banco Nacional de Desenvolvimento Económico e Social – BNDES as lender.[2]

10.2

Credit Agreement dated December 27, 2012 by and among Adecoagro Vale do Ivinhema Ltda., as borrower, Adecoagro Brasil Participações S.A., as a participant, and Banco do Brasil S.A. and Banco de Itaú BBA S.A., as lenders, and Banco Nacional de Desenvolvimento Económico e Social – BNDES as guarantor.[2]

10.3	Working Capital Loan Agreement dated March 4, 2013 by and between Adecoagro Vale do Ivinhema Ltda., as borrower, and Banco Itaú BBA S.A., as lender.[2]

23.1	Consent of Elvinger, Hoss & Prussen (included in Exhibit 5.1).

23.2	Consent of PriceWaterhouse & Co. S.R.L.[2]

23.3	Consent of Cushman & Wakefield.[2]

24.1	Power of Attorney (included on the signature page hereto).

[1]	To be filed by amendment.
[2]	Filed herewith.

Item 10. Undertakings

The undersigned registrant hereby undertakes as follows:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (i), (ii) and (iii) above do not apply if the Registration Statement is on Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or §210.3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5) That, for the purpose of determining liability under the Securities Act to any purchaser:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date;

(6) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Buenos Aires, Argentina, on September 23, 2013.

ADECOAGRO S.A.

By:	/s/ Mariano Bosch
Mariano Bosch
Chief Executive Officer, Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints, Mariano Bosch, his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, to sign in any and all capacities any and all amendments or post-effective amendments to this registration statement on Form F-3, and to sign any and all additional registration statements relating to the same offering of securities of the Registration Statement that are filed pursuant to Rule 462(b) of the Securities Act, and to file the same with all exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, granting such attorney-in-fact and agent full power and authority to do all such other acts and execute all such other documents as he may deem necessary or desirable in connection with the foregoing, as fully as the undersigned may or could do in person, hereby ratifying and confirming all that such attorney-in-fact and agent may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature		Date

/s/ Mariano Bosch Mariano Bosch	Chief Executive Officer, Director	September 23, 2013

/s/ Carlos A. Boero Hughes Carlos A. Boero Hughes	Chief Financial Officer, Chief Accounting Officer	September 23, 2013

/s/ Abbas Farouq Zuaiter Abbas Farouq Zuaiter	Chairman of the Board of Directors	September 23, 2013

/s/ Alan Leland Boyce Alan Leland Boyce	Director	September 23, 2013

/s/ Guillaume van der Linden Guillaume van der Linden	Director	September 23, 2013

Paulo Albert Weyland Vieira	Director	September 23, 2013

/s/ Plínio Musetti Plínio Musetti	Director	September 23, 2013

/s/ Mark Schachter Mark Schachter	Director	September 23, 2013

/s/ Julio Moura Neto Julio Moura Neto	Director	September 23, 2013

/s/ Andrés Velasco Brañes Andrés Velasco Brañes	Director	September 23, 2013

SIGNATURE OF AUTHORIZED U.S. REPRESENTATIVE

Under the Securities Act, the undersigned, the duly authorized representative in the United States of Adecoagro S.A., has signed this registration statement in Newark, Delaware, on September 23, 2013.

PUGLISI & ASSOCIATES

By:	/s/ Donald J. Puglisi
Name: Donald J. Puglisi
Title: Managing Director

Exhibit Index

1.1	Form of Underwriting Agreement.[1]

3.1	Amended and Restated Articles of Association of Adecoagro S.A. dated April 9, 2013, previously filed as exhibit 1.1 to the Company’s annual report on Form 20-F for the year ended December 31, 2012 and incorporated by reference herein.

5.1	Opinion of Elvinger, Hoss & Prussen.[2]

10.1

Finance Agreement dated December 27, 2012 by and among Adecoagro Vale do Ivenhema Ltda., as borrower, Adecoagro Brasil Participações S.A., as participant, and Banco Nacional de Desenvolvimento Econômico e Social – BNDES as lender.[2]

10.2

Credit Agreement dated December 27, 2012 by and among Adecoagro Vale do Ivenhema Ltda., as borrower, Adecoagro Brasil Participações S.A., as participant, Banco do Brasil S.A. and Banco Itaú BBA S.A., as lenders, and Banco Nacional de Desenvolvimento Econômico e Social – BNDES, as guarantor.[2]

10.3	Working Capital Loan Agreement dated March 4, 2013 by and between Adecoagro Vale do Ivenhema Ltda., as borrower, and Banco Itaú BBA S.A., as lender.[2]

23.1	Consent of Elvinger, Hoss & Prussen (included in Exhibit 5.1).

23.2	Consent of PriceWaterhouse & Co. S.R.L.[2]

23.3	Consent of Cushman & Wakefield.[2]

24.1	Power of Attorney (included on the signature page hereto).

[1]	To be filed by amendment.
[2]	Filed herewith.